      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1997


                                                      REGISTRATION NO. 333-05369

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                PROGENITOR, INC.
             (Exact name of Registrant as specified in its charter)

                         ------------------------------

           DELAWARE                          2836                  31-1344193
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                               Number)

                         ------------------------------

                               1507 CHAMBERS ROAD
                              COLUMBUS, OHIO 43212
                                 (614) 488-6688
   (Address and telephone number of Registrant's principal executive offices)

                         ------------------------------

                         DOUGLASS B. GIVEN, M.D., PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                PROGENITOR, INC.
                               1507 CHAMBERS ROAD
                              COLUMBUS, OHIO 43212
                                 (614) 488-6688

    (Name, address and telephone number of agent for service for Registrant)

                         ------------------------------

                                   COPIES TO:

         GAVIN B. GROVER, ESQ.                CHARLES W. MULANEY, JR., ESQ.
       KRISTIAN E. WIGGERT, ESQ.                 RODD M. SCHREIBER, ESQ.
           EDA S.L. TAN, ESQ.                     SKADDEN, ARPS, SLATE,
        MORRISON & FOERSTER LLP                 MEAGHER & FLOM (ILLINOIS)
           425 MARKET STREET                      333 WEST WACKER DRIVE
    SAN FRANCISCO, CALIFORNIA 94105              CHICAGO, ILLINOIS 60606
             (415) 268-7000                           (312) 407-0700

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                                2,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ----------------


    All of the shares of Common Stock offered hereby (the "Offering") are being sold by Progenitor, Inc. (the "Company"). Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a list of the factors to be considered in determining the initial public offering price. Application has been made to list the Common Stock on the Nasdaq National Market under the symbol "PGEN."


    Amgen Inc. ("Amgen") has agreed to purchase directly from the Company $5.5 million of Common Stock (the "Amgen Shares") at the initial public offering price concurrently with the closing of the Offering pursuant to a stock purchase agreement with the Company. See "Business--Corporate Agreements--Amgen Agreements."

                             ---------------------

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
        ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
          TO     THE     CONTRARY     IS     A    CRIMINAL    OFFENSE.

                                                                   Underwriting
                                                                  Discounts and          Proceeds to
                                           Price to Public        Commissions(1)          Company(2)
Per Share..............................           $                     $                     $
Total(3)...............................           $                     $                     $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company estimated at $950,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 412,500 additional shares of Common Stock on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $       , $       and $       ,
    respectively. See "Underwriting."

                             ---------------------
    The shares of Common Stock offered by this Prospectus are offered by the Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made at the offices of Lehman
Brothers Inc., New York, New York, on or about            , 1997.

                             ---------------------

LEHMAN BROTHERS                                           GENESIS MERCHANT GROUP
                                                         SECURITIES

                        , 1997

A color schematic diagram entitled "The Company's Genomics System". At the top of the diagram are three circular black & white icons, labeled and representing, left to right, "Developmental Biology", "Genomics Technologies" and "Disease Genetics". This top area of the diagram is labeled "Gene Discovery". Lines descend from each icon (blue, violet, and green, respectively) merging to form an arrow (dark blue) at the bottom of the diagram. The region where the lines merge is labeled "Further Elucidation of Gene Function" and the area at the tip of the arrow is labeled "Therapeutic Targets". Below this area is a table with a column at the left labeled "Discoveries" and a column at the right labeled "Development/Commercial Rights" (see text below). The background image is an enlargement of a photomicrograph of transfected mammalian cells. The diagram and the table are shadowed with white rectangular regions.



DISCOVERIES                        DEVELOPMENT / COMMERCIAL RIGHTS
B219 Leptin Receptor               Amgen/Licensed, with Retained
                                    Rights
Red Blood Cell Growth Factor       Novo Nordisk/Exclusive Rights
DEL-1 Angiogenesis/Osteogenesis    Company Worldwide Rights
 Gene
Hereditary Hemochromatosis Gene    Company Worldwide Rights
EPM 1 Epilepsy Gene                Company Worldwide Rights
T7T7 Gene Therapy                  Chiron/Licensed, with Retained
                                    Rights


CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

Progenitor, Mercator, and the Progenitor logo are trademarks of the Company. This Prospectus may contain trademarks, trade names and service marks of other parties.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "PROGENITOR" REFER TO PROGENITOR, INC. PRIOR TO THE COMPLETION OF THE MERGER OF A WHOLLY-OWNED SUBSIDIARY OF PROGENITOR WITH AND INTO MERCATOR GENETICS, INC. ("MERCATOR") WITH MERCATOR AS THE SURVIVING ENTITY (THE "ACQUISITION"). REFERENCES HEREIN TO "MERCATOR" REFER TO MERCATOR PRIOR TO THE ACQUISITION. REFERENCES TO THE "COMPANY" REFER TO PROGENITOR AFTER THE ACQUISITION AND INCLUDE THE COMBINED OPERATIONS OF PROGENITOR AND MERCATOR. THE CLOSING OF THE OFFERING IS CONTINGENT UPON THE CLOSING OF THE ACQUISITION. SEE "BUSINESS--OVERVIEW" AND "--MERCATOR ACQUISITION." CERTAIN OF THE STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS. THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

                                  THE COMPANY


    Progenitor is engaged in the discovery and functional characterization of genes to identify targets for the development of new pharmaceuticals. The Company's initial focus is on the identification of genes important in blood and immune cell development, blood vessel development, bone formation, asthma and schizophrenia. Using its core developmental biology approach and an array of genomics technologies, Progenitor has identified several potential therapeutic targets, and intends to accelerate its discovery of potential targets by accessing complementary gene discovery and characterization technologies. Consistent with this strategy, Progenitor will complete the acquisition of Mercator concurrently with the closing of the Offering. Through the Acquisition, Progenitor gains a complementary gene discovery approach, disease genetics, established discovery programs and worldwide rights to two genes. The Company intends to use its integrated genomics system to provide its partners with in-depth functional information in support of each therapeutic target. Such well-characterized targets may have the potential to expedite product development and to reduce development costs.


    Using its developmental biology approach, the Company has identified the B219 leptin receptor gene, for which it has received two notices of allowance from the United States Patent and Trademark Office ("USPTO"). The B219 leptin receptor may have therapeutic applications in obesity, diabetes and certain blood and immune cell disorders. The Company also has discovered a red blood cell growth factor activity that may have therapeutic applications in cancer, anemias and other diseases. In addition, the Company has discovered, with its collaborators, a gene that the Company believes may play a role in blood vessel development and bone formation, and may be useful for the development of new therapies for cancer and osteoporosis. Using its disease genetics approach, the Company has identified a gene associated with iron overload, one of the most common genetic disorders. The Company has received a notice of allowance from the USPTO for a patent application relating to certain diagnostic markers for this condition. In addition, the Company has exclusive worldwide rights to the EPM1 epilepsy gene, which also was discovered using this disease genetics approach.


    The Company intends to enter into partnerships with biopharmaceutical firms to support gene discovery programs in specific disease areas and, in parallel, to develop certain gene discoveries to a later stage internally before partnering. The Company has entered into a license agreement with Amgen Inc. ("Amgen") relating to certain aspects of the Company's leptin receptor technology, while retaining certain rights, including rights to small molecule screening and cell sorting, for development with potential partners. In connection with this license agreement, Amgen has agreed to purchase directly from the Company $5.5 million of Common Stock at the initial public offering price concurrently with the closing of the Offering. The Company is collaborating with Novo Nordisk A/S ("Novo Nordisk") in the isolation, development and commercialization of the Company's red blood cell growth factor activity. Under these agreements, the Company is entitled to receive milestone and royalty payments in connection with the development and commercialization of any products.


    Developmental biology is the study of the genetic events that control cell growth and differentiation. Because genes responsible for growth and differentiation are expressed at higher levels in developing systems, the Company believes that developing cells and tissues provide a rich and largely unexploited resource for the discovery and characterization of genes with fundamental biological roles. These genes may have significance in the treatment of diseases characterized by abnormal cell growth and differentiation, such as cancer, blood and immune system disorders and osteoporosis. The Company believes that its expertise in manipulating and analyzing developing cells and tissues may allow it to isolate and characterize the function of these genes. The Company's disease genetics approach incorporates enhanced positional cloning techniques for the discovery of genes associated with complex diseases, and facilitates evaluation of genes discovered using developmental biology. Moreover, the Company's disease genetics approach can identify genes directly associated with a specific disease that can be functionally characterized using developmental biology.



    Progenitor was incorporated in Delaware in February 1992 as a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc. ("Interneuron"), and commenced operations in May 1992. Following the closing of the Offering and the Acquisition, Interneuron is expected to own approximately 43% of the Company's Common Stock (approximately 41% if the Underwriters' over-allotment option is exercised in full). The Company's executive offices are located at 1507 Chambers Road, Columbus, Ohio 43212, and its telephone number is (614) 488-6688. See "Certain Transactions--Relationship with Interneuron."


                                  THE OFFERING

Common Stock offered...........................  2,750,000 shares
Common Stock to be outstanding after the
  Offering.....................................  10,614,998 shares (1)
Use of proceeds................................  For research and development, expansion of facilities and acquisition of equipment,
                                                 expenses relating to the Acquisition,
                                                 repayment of a bridge loan from
                                                 Interneuron, repayment to Interneuron for
                                                 certain costs of the Offering and working
                                                 capital and general corporate purposes.
                                                 See "Use of Proceeds."
Proposed Nasdaq National Market symbol.........  PGEN

------------------------
(1) Based on shares outstanding as of February 28, 1997. Includes: (i) 1,679,255 shares of Common Stock to be issued to Mercator stockholders in the Acquisition (assuming Final Acquisition Consideration (as defined below) of $22.0 million for Mercator) upon the closing of the Offering; (ii) 500,000 shares of Common Stock to be sold by the Company to Amgen for $4.5 million in cash and a $1.0 million promissory note pursuant to a stock purchase agreement dated as of December 31, 1996 (the "Amgen Purchase Agreement"), concurrently with the closing of the Offering; (iii) 25,000 shares of Common Stock to be purchased by The Ohio University Foundation at a price of $5.50 per share, pursuant to a stock purchase right; and (iv) 5,303 shares of Common Stock to be issued to The Ohio University Foundation pursuant to an anti-dilution adjustment in connection with the Offering. Excludes: (i) 1,786,775 shares of Common Stock reserved for grants or awards under the Company's 1992 Stock Option Plan, 1996 Stock Incentive Plan and 1996 Employee Stock Purchase Plan, of which (a) options to purchase 695,962 shares of Common Stock were outstanding as of February 28, 1997 under such stock plans, with a weighted average exercise price of $5.13 per share, and (b) options to purchase 926,150 shares of Common Stock are to be granted under the 1996 Stock Incentive Plan upon the closing of the Offering, with an exercise price equal to the initial public offering price; (ii) 293,022 shares of Common Stock issuable upon exercise of replacement options to be issued to stockholders of Mercator under the 1997 Stock Option Plan in connection with the Acquisition (the "Replacement Options"), with a weighted average exercise price of $1.72 per share; (iii) 31,952 shares of Common Stock issuable upon exercise of warrants outstanding as of February 28, 1997, with an exercise price of $7.50 per share; and (iv) 27,723 shares of Common Stock issuable upon exercise of outstanding Mercator warrants, which will be converted into warrants to purchase Common Stock in connection with the Acquisition (the "Mercator Warrants"), with a weighted average exercise price of $6.02 per share. The number of shares of Common Stock to be issued (i) in the Acquisition, (ii) to Amgen and (iii) to The Ohio University Foundation will depend upon a variety of factors including the initial public offering price. See "Capitalization," "Business--Corporate Agreements," "--Mercator Acquisition," "Management--Stock Plans," "Certain Transactions" and "Description of Capital Stock."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)


                                                                                                               PRO FORMA
                                                                                                             AS ADJUSTED(1)
                                                                HISTORICAL                            ----------------------------
                                      --------------------------------------------------------------                  THREE MONTHS
                                                                                THREE MONTHS ENDED     YEAR ENDED        ENDED
                                          YEARS ENDED SEPTEMBER 30,                DECEMBER 31,       SEPTEMBER 30,   DECEMBER 31,
                                      ----------------------------------      ----------------------  -------------   ------------
                                         1994        1995        1996            1995        1996         1996            1996
                                      ----------  ----------  ----------      ----------  ----------  -------------   ------------
PROGENITOR STATEMENT OF OPERATIONS
 DATA:
  Revenues..........................  $   --      $    2,821  $    1,332      $      202  $      676   $    1,832      $      801
  Expenses:
    Research and development........       4,113       4,228       3,873             809       1,066        9,981           2,782
    General and administrative......       1,275       1,116       2,765(2)          355         445        4,358             854
    Interest, net...................         648         352         178              24         120          124              39
                                      ----------  ----------  ----------      ----------  ----------  -------------   ------------
      Total expenses................       6,036       5,696       6,816           1,188       1,631       14,463           3,675
                                      ----------  ----------  ----------      ----------  ----------  -------------   ------------
  Net loss..........................  $   (6,036) $   (2,875) $   (5,484)     $     (986) $     (955)  $  (12,631)     $   (2,874)
                                      ----------  ----------  ----------      ----------  ----------  -------------   ------------
                                      ----------  ----------  ----------      ----------  ----------  -------------   ------------
  Net loss per share................                          $    (0.95)                 $    (0.17)  $    (1.15)     $    (0.26)
                                                              ----------                  ----------  -------------   ------------
                                                              ----------                  ----------  -------------   ------------


  Shares used in computing net loss per
   share.................................                           5,758,615               5,784,327   10,973,391      10,999,103
                                                                   ----------              ----------  -------------   ------------
                                                                   ----------              ----------  -------------   ------------


                                                                                                AS OF DECEMBER 31, 1996
                                                                                     ----------------------------------------------
                                                                                                      PRO FORMA
                                                                                     PROGENITOR    FOR ACQUISITION     PRO FORMA AS
                                                                                       ACTUAL     AND CONVERSIONS(3)   ADJUSTED(4)
                                                                                     ----------   ------------------   ------------
BALANCE SHEET DATA:
  Cash and cash equivalents........................................................   $    197         $    636          $ 32,384
  Working capital..................................................................       (944)          (2,334)           29,414
  Total assets.....................................................................      1,829            4,162            35,910
  Long-term obligations............................................................      5,921              787               715
  Deficit accumulated during development stage.....................................    (21,113)         (43,099)          (43,099)
  Total stockholders' equity (deficit).............................................     (6,120)            (898)           30,922


------------------------------
(1) Assumes the Acquisition, debt and equity conversions, and the Offering occurred as of October 1, 1995.

(2) Includes $974,000 for costs expensed in accordance with accounting requirements related to the initial filing of the Registration Statement with the Securities and Exchange Commission on June 6, 1996.


(3) Gives pro forma effect as if the following had occurred as of December 31, 1996: (i) the Acquisition as if it had occurred on December 31, 1996; (ii) the automatic conversion of all outstanding shares of Progenitor's Preferred Stock into an aggregate of 2,170,893 shares of Common Stock upon the closing of the Offering; (iii) the conversion of a convertible debenture and a portion of the promissory note held by Interneuron into an aggregate of 529,124 shares of Common Stock (based on outstanding balances of $5.8 million as of December 31, 1996) upon the closing of the Offering; and (iv) the issuance of 5,303 shares of Common Stock to The Ohio University Foundation pursuant to an anti-dilution adjustment in connection with the Offering. See "Capitalization," "Certain Transactions--The Ohio University Foundation" and "Description of Capital Stock--Stock Purchase Right and Warrants."


(4) Pro forma as adjusted for the Offering to give effect to: (i) the issuance and sale of the 2,750,000 shares of Common Stock offered hereby (after deducting estimated underwriting discounts and commissions and the estimated expenses of the Offering) and the receipt and application of the estimated net proceeds therefrom; (ii) the sale of 500,000 shares of Common Stock to Amgen for $4.5 million in cash and a $1.0 million promissory note, concurrently with the closing of the Offering; and (iii) the sale of 25,000 shares of Common Stock to The Ohio University Foundation at a price of $5.50 per share, pursuant to a stock purchase right, concurrently with the closing of the Offering. See "Use of Proceeds," "Capitalization," "Business--Corporate Agreements," "Certain Transactions" and "Description of Capital Stock."
                         ------------------------------

    EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS, INCLUDING FINANCIAL INFORMATION, SHARE AND PER SHARE DATA: (I) ASSUMES THE CLOSING OF THE OFFERING OCCURRED AS OF FEBRUARY 28, 1997 WITH AN INITIAL PUBLIC OFFERING PRICE OF $11.00 PER SHARE; (II) REFLECTS THE CONSUMMATION OF A 1-FOR-2 REVERSE STOCK SPLIT TO BE EFFECTED PRIOR TO OR CONCURRENTLY WITH THE OFFERING; (III) REFLECTS THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF PROGENITOR'S PREFERRED STOCK INTO AN AGGREGATE OF 2,170,893 SHARES OF COMMON STOCK UPON THE CLOSING OF THE OFFERING; AND (IV) REFLECTS THE CONVERSION OF A CONVERTIBLE DEBENTURE AND A PORTION OF THE PROMISSORY NOTE HELD BY INTERNEURON INTO AN AGGREGATE OF 597,331 SHARES OF COMMON STOCK (BASED ON OUTSTANDING BALANCES OF $6.6 MILLION AS OF FEBRUARY 28, 1997) UPON THE CLOSING OF THE OFFERING. THE NUMBERS OF SHARES OF COMMON STOCK TO BE ISSUED UPON CONVERSION OF PROGENITOR'S PREFERRED STOCK AND THE INTERNEURON CONVERTIBLE DEBENTURE AND A PORTION OF THE PROMISSORY NOTE WILL DEPEND UPON A NUMBER OF FACTORS, INCLUDING THE DATE OF THE CLOSING OF THE OFFERING AND THE INITIAL PUBLIC OFFERING PRICE. SEE "BUSINESS--CORPORATE AGREEMENTS," "--MERCATOR ACQUISITION," "CERTAIN TRANSACTIONS," "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING."

                                  RISK FACTORS


    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS REGARDING, AMONG OTHER THINGS, UNCERTAINTIES RELATING TO THE TECHNOLOGICAL APPROACHES OF THE COMPANY; HISTORY OF OPERATING LOSSES AND ANTICIPATION OF FUTURE LOSSES; UNCERTAINTY OF PRODUCT DEVELOPMENT; NEED FOR ADDITIONAL CAPITAL AND UNCERTAINTY OF ADDITIONAL FUNDING; DEPENDENCE ON COLLABORATORS AND LICENSEES; INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE; UNCERTAINTY OF PATENT AND PROPRIETARY RIGHTS; RISKS ASSOCIATED WITH THE ACQUISITION OF MERCATOR; MANAGEMENT OF GROWTH, AND RISKS OF ACQUIRING NEW TECHNOLOGIES; UNCERTAINTIES RELATED TO CLINICAL TRIALS; GOVERNMENT REGULATION AND UNCERTAINTY OF OBTAINING REGULATORY APPROVAL; DEPENDENCE ON KEY PERSONNEL; DEPENDENCE ON RESEARCH COLLABORATORS AND SCIENTIFIC ADVISORS; CONTROL OF THE COMPANY BY, AND POTENTIAL CONFLICTS OF INTEREST WITH, INTERNEURON; UNCERTAINTY OF HEALTH CARE REFORM MEASURES AND THIRD-PARTY REIMBURSEMENT; AND RISK OF PRODUCT LIABILITY. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY AS OF THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. IT IS IMPORTANT TO NOTE THAT THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE THE FACTORS DETAILED BELOW. ACCORDINGLY, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.



    UNCERTAINTIES RELATING TO THE TECHNOLOGICAL APPROACHES OF THE COMPANY. To date, the Company has not developed or commercialized any products. There can be no assurance that the Company's genomics approaches will enable it to discover genes with functions relevant to the treatment of diseases. There is limited scientific understanding relating to the role of genes in diseases and relatively few products based on genetic discoveries have been developed and commercialized to date. Accordingly, even if the Company is successful in identifying genes associated with specific diseases, there can be no assurance that the Company will be successful in marketing its discoveries to biopharmaceutical firms for use in the development of therapeutic and diagnostic products or that any such resulting products will be commercialized successfully.


    The development of products based on the Company's discoveries also will be subject to the risks of failure inherent in the development of products based on new technologies. These risks include the possibility that any such products will be found to be ineffective or toxic, or otherwise fail to receive necessary regulatory approvals; that any such products will be difficult to manufacture on a commercial scale or will be uneconomical to market; that proprietary rights of third parties will preclude the Company or its licensees and collaborators from marketing any such products; or that third parties will market superior or equivalent products. As a result, there can be no assurance that the Company's research and development activities or those of its licensees and collaborators will result in any commercially viable products. See "--Uncertainty of Patents and Proprietary Rights," "Business--The Company's Genomics System," "--Corporate Agreements," "--Technology Agreements" and "--License Agreements."

    Genomics, biotechnology, developmental biology, disease genetics and pharmaceutical technologies have undergone and are expected to continue to undergo rapid and significant change. The Company's future success will depend in large part on its ability to maintain a competitive position with respect to these technologies. Rapid technological developments by the Company or others may result in the Company's technologies becoming obsolete before the Company recovers any expenses it incurs in connection with its related development programs. See "--Intense Competition; Rapid Technological Change" and "Business--Competition."

    HISTORY OF OPERATING LOSSES; ANTICIPATION OF FUTURE LOSSES. Progenitor is a development stage company that commenced operations in May 1992. As of December 31, 1996, Progenitor had an accumulated deficit of approximately $21.1 million and a working capital deficit of $944,000. As of December 31, 1996, the Company had an accumulated deficit of approximately $43.1 million on a pro forma basis (including the results of Mercator). In connection with the Acquisition, the Company expects to incur several nonrecurring charges in the quarter ended June 30, 1997 which in the aggregate are currently estimated to be approximately $30.0 million, including the write-off of costs related to the purchase of in-process research and development, severance, employee retention and relocation, other employee benefit costs, the consolidation of operations, the elimination of duplicate systems and facilities, and other integration costs. These amounts are preliminary estimates only and could be materially higher. Factors that could increase such costs include delays beyond May 31, 1997 in the completion of the Offering, any unexpected employee turnover, unforeseen delays in addressing duplicate facilities once the Acquisition has been completed and the associated costs of hiring temporary employees and consultants, and any additional fees and charges to obtain consents, regulatory approvals or permits. In addition, there can be no assurance that the Company will not incur additional charges in subsequent periods to reflect other costs associated with the Acquisition or from the integration of operations after the Acquisition. Neither the Company nor any of its collaborative partners or licensees has yet developed products that have generated any revenues to the Company or entered clinical trials that would lead to revenues to the Company if successful. To date, all of the Company's revenues have resulted from payments from collaborative and license agreements and a development grant from a governmental agency. The Company expects to incur substantial additional losses over the next several years as it expands its research and development activities. Payments from collaborators and licensees, payments under governmental grants and investment income are expected to be the only sources of revenue for the foreseeable future. The Company has not yet generated any revenues from the achievement of milestones under its corporate agreements. Royalties or other revenues from commercial sales of products, if any, are not expected for a number of years. To achieve profitable operations, the Company, alone or with others, must successfully discover and functionally characterize medically relevant genes and thereafter use these discoveries to develop products, conduct preclinical studies and clinical trials, obtain required regulatory approvals and successfully manufacture, introduce and market such products. There can be no assurance that any of these requirements will be met. The time required to reach or sustain profitability is highly uncertain and there can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all. Moreover, if profitability is achieved, the level of profitability cannot be predicted and may vary significantly from quarter to quarter. See "--Risks Associated with the Acquisition of Mercator" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    UNCERTAINTY OF PRODUCT DEVELOPMENT. Significant discovery, research and development efforts will be required prior to the time any of the Company's gene discoveries may lead to product candidates or result in products that may be brought to the market. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for a number of years. Significant additional research and development efforts and extensive preclinical studies and clinical trials will be required prior to submission of any regulatory application for commercial use. There can be no assurance that the Company or any collaborator or licensee will be permitted to undertake clinical trials of any potential products, if developed, that sufficient numbers of patients can be enrolled for such trials, or that such clinical trials will demonstrate that the products tested are safe and efficacious. Even if clinical trials are successful, there can be no assurance that the Company or any collaborator or licensee will obtain regulatory approval for any product, that an approved product can be produced and distributed in commercial quantities at reasonable costs or gain acceptance for use by physicians and other health care providers, or that any potential products will be marketed successfully at prices that would permit the Company to operate profitably. The failure of any of these events to occur could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--The Company's Genomics System," "--Discovery Programs" and "--Government Regulation."



    NEED FOR ADDITIONAL CAPITAL; UNCERTAINTY OF ADDITIONAL FUNDING. The Company expects negative cash flow from operations to continue for the foreseeable future. The Company will require substantial additional funds to continue research and development, conduct preclinical studies and clinical trials, conduct activities relating to commercialization of rights it has retained in corporate agreements, if any, and expand administrative capabilities. The Company estimates that at its planned rate of spending, existing cash and cash equivalents, together with the net proceeds from the Offering, and the proceeds from the sale of the Amgen Shares, and the interest income earned on such proceeds, will be sufficient to fund operations for the next 18 months. There can be no assurance, however, that the Company's assumptions regarding its future levels of expenditures and operating losses will prove accurate. The Company's future funding requirements will depend on many factors, including any expansion or acceleration and the breadth of the Company's research and development programs; the results of research and development, preclinical studies and clinical trials conducted by the Company or its collaborative partners or licensees, if any; the acquisition and licensing of products and technologies if any; the acquisition of or businesses, if any; the Company's ability to establish and maintain corporate relationships and academic collaborations; the Company's ability to integrate the operations of Mercator with those of Progenitor; the Company's ability to manage growth; competing technological and market developments; the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims; the receipt of licensing or milestone fees from any current or future collaborative and license arrangements, if established; the continued funding of governmental research grants; the timing of regulatory approvals; and other factors. To the extent undertaken by the Company, the time and costs involved in conducting preclinical studies and clinical trials, seeking regulatory approvals, and scaling-up manufacturing and commercialization activities also would increase the Company's funding requirements.


    The Company will need to raise substantial additional capital to fund operations. Prior to the Offering, Interneuron has funded substantially all of the Company's operations. Interneuron, however, is under no obligation to provide, and the Company does not expect that Interneuron will provide, any additional funds in the future. The Company intends to seek additional funding through public or private equity or debt financing and from collaborators and licensees. There can be no assurance that additional financing will be available when needed, or that, if available, such financing will be available on terms acceptable to the Company. If additional funds are raised by issuing equity securities, dilution to existing stockholders will result. In addition, in the event that additional funds are obtained through arrangements with collaborators or licensees, such arrangements may require the Company to relinquish rights to certain of its technologies or potential products that it would otherwise seek to develop or commercialize itself. If funding is insufficient at any time in the future, the Company may be required to delay, scale back or eliminate some or all of its research and development programs or cease operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions."


    DEPENDENCE ON COLLABORATORS AND LICENSEES. The Company's strategy for development and commercialization of drugs and other products from its discoveries depends upon the establishment of corporate relationships. The Company expects to rely on these relationships in order to research and develop potential products, conduct preclinical studies and clinical trials, obtain regulatory approvals, and manufacture and market any resulting products. The Company has entered into agreements with Amgen, Chiron Corporation ("Chiron") and Novo Nordisk. The Company's revenues will be dependent on the success of the products developed through these and future corporate relationships. The failure of the Company's collaborators and licensees to develop, obtain regulatory approval for, and market products incorporating the Company's discoveries would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that any collaborators and licensees will commit sufficient development resources, technology, regulatory expertise, manufacturing, marketing and other resources towards developing, promoting and commercializing products incorporating the Company's discoveries. Further, competitive conflicts may arise among these third parties that could prevent them from working cooperatively with the Company. The amount and timing of resources devoted to these activities by such parties could depend on the achievement of milestones by the Company and generally will be controlled by such parties. In addition, the Company's corporate agreements generally provide the Company's collaborators and licensees with the right to terminate the agreement in part or in full under certain circumstances. Any such termination would substantially reduce the likelihood that the applicable product candidate or candidates would be developed, would obtain regulatory approvals and would be manufactured and successfully commercialized and any such termination could, therefore, have a material adverse effect on the Company's business, financial condition and results of operations. The Company's milestone payments or royalties from sales of products by collaborators or licensees, if any, may be less than the revenues the Company could have generated had it commercialized and marketed products itself. There can be no assurance that the Company will be successful in establishing additional or maintaining existing collaborative or licensing arrangements, that any collaborators or licensees will be successful in developing and commercializing products or that the Company will receive milestone payments or generate revenues from royalties sufficient to offset the Company's significant investment in research and development and other costs. If the Company chooses in the future to engage directly in the development, manufacturing and marketing of certain products, it will require substantial additional funds, personnel and production and other facilities. There can be no assurance that any of these resources will be available to the Company on acceptable terms, if at all. See "--Need for Additional Capital; Uncertainty of Additional Funding," "Business--Corporate Agreements," "--Technology Agreements" and "--License Agreements."



    INTENSE COMPETITION; RAPID TECHNOLOGICAL CHANGE. Research in the field of genomics is highly competitive. Competitors of the Company in the genomics area include, among others, public companies such as Genome Therapeutics Corp., Human Genome Sciences, Inc., Incyte Pharmaceuticals, Inc., Microcide Pharmaceuticals, Inc., Millennium Pharmaceuticals, Inc. ("Millennium"), Myriad Genetics, Inc. and Sequana Therapeutics, Inc., as well as private companies and major pharmaceutical companies and universities and other research institutions, including those receiving funding from the federally funded Human Genome Project. A number of entities are attempting to rapidly identify and patent randomly-sequenced genes and gene fragments. In addition, certain other entities are pursuing a gene identification, characterization and product development strategy based on gene mapping. The Company's competitors may discover, characterize or develop important genes in advance of the Company, which could have a material adverse effect on any related Company discovery program. The Company expects competition to intensify in genomics research as technical advances in the field are made and become more widely known.



    The Company is subject to significant competition from organizations that are pursuing the same or similar technologies as those which constitute the Company's discovery platforms, and from organizations that are pursuing pharmaceutical or other products that are or may be competitive with the Company's or its collaborators' or licensees' potential products. Many of the organizations competing with the Company have greater capital resources, larger research and development staffs and facilities, greater experience in drug discovery and development, the regulatory approval process and pharmaceutical product manufacturing, and greater marketing capabilities than the Company.



    The Company is and will continue to be reliant on its collaborators and licensees for support of its programs, including support for its preclinical and clinical development, manufacturing and marketing. The Company's present and future collaborators and licensees are now conducting or are expected to conduct, multiple product development efforts within each disease or technology area that is the subject of the relationship with the Company. Any product candidate or technology of the Company may therefore be subject to internal competition with a potential product under development or a technology platform under evaluation by a collaborator or licensee. See "--Dependence on Collaborators and Licensees," "Business--Overview," "--The Company's Genomics System" and "--Competition."


    UNCERTAINTY OF PATENTS AND PROPRIETARY RIGHTS. The Company's success will depend to a significant extent on its ability to obtain and enforce patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Because the patent positions of biotechnology and pharmaceutical companies can be highly uncertain and frequently involve complex legal and factual questions, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted with certainty. Commercialization of pharmaceutical products can be subject to substantial delays as a result of the time required for product development, testing and regulatory approval. The value of any patents issued or licensed to the Company may depend upon the remaining term of patent protection available at the time any products covered by such patents are commercialized.

    The Company actively pursues a policy of seeking patent protection for a number of its proprietary products and technologies. Progenitor has licensed from Ohio University two issued U.S. patents and pending U.S. patent applications relating to stem cell technology and to gene delivery technology, along with certain corresponding foreign patent applications and one issued foreign patent. Progenitor presently has eight pending U.S. patent applications which disclose certain leptin receptors (including various isoforms of the leptin receptor), nucleic acid molecules encoding the receptors, genetically-engineered cells and antibodies to the receptors. Among these are two patent applications filed in September and December 1994, for which the USPTO issued two notices of allowance, one in September 1996 and one in January 1997, for claims relating to nucleic acid molecules that encode the B219 leptin receptor. Also, in March 1996, Progenitor's international patent application, corresponding to the September and December 1994 U.S. applications, was published. The Company believes that there may be significant litigation regarding patent and other intellectual property rights relating to leptin and leptin receptors. The Company is aware that Millennium has filed at least one patent application relating to a receptor for leptin and its use in obesity applications, and has licensed to Hoffmann-La Roche Inc. rights to develop certain therapeutics for obesity using Millennium's discovery of a leptin receptor.

    In June 1996, Millennium filed a "Protest" in the USPTO in connection with the Progenitor applications relating to leptin receptors, particularly the applications filed in September and December 1994. A Protest is a procedure available for use by a third party to provide the patent examiner who is reviewing the involved application or applications with what the third party believes to be relevant information. The Protest procedure does not afford any right to the third party to participate in the patent prosecution process beyond the filing of its written protest. Millennium's Protest primarily argued that any claims allowed to Progenitor should not be so broad as to cover Millennium's own leptin receptor. Notwithstanding the Protest, the USPTO recently issued two notices of allowance for claims in the September and December 1994 applications relating to nucleic acid molecules encoding the leptin receptor.

    There can be no assurance that Millennium's patent application, or additional patent applications filed by Millennium or others, will not result in issued patents covering a leptin receptor, the leptin protein or other ligands, or any of their respective uses, including obesity. There can be no assurance that the invention by Millennium will be accorded an invention date later than the Company's invention date, that any patent will issue to the Company or that any such patent issued to the Company would be broad enough to cover leptin receptors of Millennium or others. The Company's failure to obtain a patent on a leptin receptor, or its failure to obtain a patent that covers the leptin receptors of Millennium or others, or the issuance of a patent to a third party covering a leptin receptor, the leptin protein or other ligands, or any of their respective uses, including obesity, could have a material adverse effect on the Company's business, financial condition and results of operations.


    A number of other groups are attempting to identify partial gene sequences and full-length genes, the functions of which have not been characterized. The public availability of partial gene sequence information before the Company applies for patent protection on a corresponding full-length gene could adversely affect the Company's ability to obtain patent protection with respect to such a gene. To the extent any patents issue to other parties on such partial or full-length genes, and as other patents issue with the expansion of the biotechnology industry, the risk increases that the potential products and processes of the Company or its collaborators or licensees may give rise to claims of patent infringement.


    The patent positions of pharmaceutical and biotechnology firms, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved, particularly in regard to human therapeutic uses. Substantial periods of time pass before the USPTO responds to patent applications. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, the Company does not know whether any of its pending or future patent applications will result in the issuance of patents or, if any patents are issued, whether the patents will be subjected to further proceedings limiting their scope, and whether they will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated. Because patent applications in the U.S. are maintained in secrecy until patents issue and patent applications in certain other countries generally are not published until more than 18 months after they are filed, and since publication of discoveries in scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it or any licensor was the first creator of inventions covered by pending patent applications or that it or such licensor was the first to file patent applications on such inventions.


    There can be no assurance that the Company's patents, if issued, would not be found invalid or unenforceable by a court or that such patents would cover products or technologies of the Company's competitors. Competitors or potential competitors may have filed patent applications or received patents, and may obtain additional patents and proprietary rights relating to compounds or processes competitive with those of the Company. To protect its proprietary rights, the Company may be required to participate in interference proceedings declared by the USPTO to determine priority of invention, which may result in substantial cost to the Company. Moreover, even if the Company's patents issue, there can be no assurance that they will provide sufficient proprietary protection or will not be later limited, circumvented or invalidated. Accordingly, there can be no assurance that the Company will develop proprietary technologies that are patentable, that the Company's patent applications will result in patents being issued or that, if issued, patents will afford protection against competitors with similar technology or products, nor can there be any assurance that the Company's patents will not be held invalid by a court of competent jurisdiction.



    In addition to patent protection, the Company also relies to a significant extent upon trade secret protection for its confidential and proprietary information, including many of the Company's key discovery technologies. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology. To protect its trade secrets, Progenitor has required its employees, consultants, scientific advisors and parties to collaboration and licensing agreements to execute confidentiality agreements upon the commencement of employment, the consulting relationship or the collaboration or licensing arrangement, as the case may be, with Progenitor. In the case of employees, the agreements also provide that all inventions resulting from work performed by them while employed by Progenitor will be the exclusive property of Progenitor. Mercator has confidentiality and inventions assignment agreements with all existing employees but has not entered into such agreements with all of its former employees and consultants. The Company will continue to require its employees, consultants, scientific advisors and collaborators and licensees to execute confidentiality agreements and inventions assignment agreements (in the case of its employees) upon the commencement of employment, the consulting relationship or the collaboration or license with the Company. There can be no assurance, however, that these agreements will provide meaningful protection of the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information, that the Company can meaningfully protect its rights in such unpatented proprietary technology through other means, that any obligation to maintain the confidentiality of such proprietary technology will not be breached by employees, consultants, advisors, collaborators, licensees or others, that former Mercator employees or consultants will not disclose proprietary information of Mercator without being in breach of any confidentiality restriction, or that others will not independently develop the same or substantially equivalent technology. The loss of trade secret protection of any of the Company's key discovery technologies would materially and adversely affect the Company's competitive position and could have a material adverse effect on the Company's business, financial condition and results of operations. Finally, disputes may arise as to the ownership of proprietary rights to the extent that outside collaborators, licensees or consultants apply technological information developed independently by them or others to Company projects or apply Company technology to other projects and, if adversely determined, such disputes could have a material adverse effect on the Company's business, financial condition and results of operations.


    The Company may incur substantial costs if it is required to defend itself in patent suits brought by third parties or if the Company initiates such a suit to enforce the Company's patents or to determine the validity, scope or enforceability of other parties' proprietary rights. Any legal action against the Company or its collaborators or licensees claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its collaborators or licensees to obtain a license or licenses in order to continue to manufacture or market the affected products and processes or require the Company or its collaborators or licensees to cease doing so. There can be no assurance that the Company or its collaborators or licensees would prevail in any such action or that any license required under any such patents would be made available on commercially acceptable terms, if at all. Any adverse outcome of such litigation could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources. The Company is unable to predict how courts will resolve any future issues relating to the validity, scope or enforceability of its patents should they be challenged.

    It is uncertain whether any third-party patents will require the Company to alter its products or processes, obtain licenses, cease certain activities or pay substantial damages. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially acceptable terms, if at all. Failure by the Company or its collaborators and licensees to obtain a license to any technology required to commercialize the Company's discoveries may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Patents and Proprietary Rights."

    MANAGEMENT OF GROWTH; RISK OF ACQUIRING NEW TECHNOLOGIES. One of the Company's strategies is to maintain its technological competitiveness by accessing new equipment and advanced technologies. The expansion of the Company's scientific infrastructure may involve the retention of additional personnel, the establishment of new or expanded facilities and the acquisition of technology rights, products, equipment, businesses or assets of other companies. There can be no assurance that the Company's management personnel, systems, procedures and controls will be adequate to support the expansion of the Company's operations. The acquisition of additional personnel, technology rights, products, equipment, businesses or assets of other companies, as well as the entry into new areas of scientific research, will require the dedication of management resources in order to achieve the strategic objectives associated with such growth and expansion. There can be no assurance that the Company will be able to manage successfully the growth and expansion of its operations. Failure of the Company to manage its growth, or any specific acquisition of additional capabilities, could have a material adverse effect on the Company's business, financial condition and results of operations.


    RISKS ASSOCIATED WITH THE ACQUISITION OF MERCATOR. On February 14, 1997, Progenitor entered into a definitive Agreement and Plan of Reorganization, as amended (as the same may be amended, supplemented or modified, the "Acquisition Agreement") with Mercator under which the operations of the respective companies will be combined by means of a merger of a wholly-owned subsidiary of Progenitor with and into Mercator, contingent upon the completion of the Offering. In completing the Acquisition, Progenitor will rely upon certain representations and warranties made by Mercator with respect to Mercator and its operations as well as Progenitor's own due diligence investigation. There can be no assurance that such representations and warranties are true in all respects or that Progenitor's due diligence uncovered all materially adverse facts relating to the assets, research capabilities and operations of Mercator. The representations and warranties of Mercator do not survive the closing of the Acquisition and the Company will not have any remedy for breaches of representations and warranties identified after the closing. Furthermore, the Acquisition involves the integration of two companies that have previously operated independently at different locations with separate work forces. No assurance can be given that difficulties encountered in integrating the operations of Mercator will be overcome, or that the specific benefits expected from the integration of Mercator, including the addition of new research capabilities, equipment and technologies, will be achieved or that any anticipated cost savings will be realized. The acquisition of Mercator also involves a number of special risks, including assimilation of new operations and personnel; the diversion of resources from the Company's existing business, research capabilities, equipment and technologies; coordination of geographically separated facilities and work forces; management challenges associated with the integration of the companies in addition to the other requirements associated with growth of the Company's scientific infrastructure and research capabilities; assimilation of new management personnel; and maintenance of standards, controls, procedures and policies. The process of integrating Mercator's operations, including its personnel, could cause interruption of, or loss of momentum in, the activities of the Company's business and operations, including those of the businesses acquired.


    In connection with the Acquisition, the Company expects to incur several one-time charges in the quarter ended June 30, 1997 which in the aggregate are currently estimated to be approximately $30.0 million, including the write-off of $25.0 million in costs related to the purchase of in-process research and development, $1.0 million for severance, retention and bonus programs, $2.5 million for employee relocation, and $1.5 million for other costs such as benefit costs, the consolidation of operations, the elimination of duplicate systems and facilities, and other integration costs. These amounts are preliminary estimates only and could be materially higher. Factors that could increase such costs include delays beyond May 31, 1997 in the completion of the Offering, any unexpected employee turnover, unforeseen delays in addressing duplicate facilities once the Acquisition has been completed and the associated costs of hiring temporary employees and consultants, and any additional fees and charges to obtain consents, regulatory approvals or permits. In addition, there can be no assurance that the Company will not incur additional charges in subsequent periods to reflect other costs associated with the Acquisition or from the integration of operations after the Acquisition. There can be no assurance that the Acquisition will not have a material adverse effect on the business, financial condition and results of operations of the Company or that the Company will realize the benefits and strategic objectives sought through the Acquisition. Costs associated with the Acquisition, or liabilities and expenses associated with the operations of Mercator, that exceed the expectations of Progenitor, could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Human Resources" and "--Facilities."


    Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior net operating loss carryforwards is limited after an ownership change to an annual amount equal to the value of the loss corporation's stock immediately before the date of the ownership change, multiplied by the federal long-term tax exempt rate. To date, the Company has not incurred an ownership change under Section 382. As a result of the actions contemplated by the Offering, the Acquisition and the related transactions, the Company is likely to incur such a change of ownership, in which case the Company's ability to use the losses incurred prior to the date of the Offering may be limited as to timing, pursuant to the Internal Revenue Code Section 382.


    UNCERTAINTIES RELATED TO CLINICAL TRIALS. Before seeking regulatory approval for the commercial sale of any products that may be developed incorporating the Company's discoveries, the Company or its collaborators or licensees will be required to demonstrate through preclinical studies and clinical trials that such products are safe and effective for use in the target indications. To date, no product candidates incorporating the Company's discoveries have entered clinical trials. The results from preclinical studies and early clinical trials may not be indicative of results that will be obtained in large-scale testing, and there can be no assurance that any clinical trials, if undertaken, will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. Clinical trials also are often conducted with patients having advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the product candidate being tested but which can nevertheless affect clinical trial results. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials. If products developed by the Company or its collaborators or licensees are not shown to be safe and effective in clinical trials, the resulting delays in developing other product candidates and conducting related preclinical studies and clinical trials, as well as the need for additional financing, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--The Company's Genomics System" and "--Discovery Programs."



    GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL. Prior to marketing, any new drug or other product developed by the Company or its collaborators or licensees must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes preclinical studies and clinical trials and also may include post-marketing studies of each product candidate to establish its safety and efficacy, usually takes many years and requires the use of substantial resources. Preclinical studies include laboratory evaluations and will require animal tests conducted in accordance with the United States Food and Drug Administration's ("FDA") current Good Laboratory Practices ("cGLP") regulations to assess the product's potential safety and efficacy. Data obtained from preclinical studies and clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections also may be encountered based upon changes in FDA policies for drug or biologic approval during the period of product development and FDA regulatory review of each new drug application ("NDA") submitted in the case of new pharmaceutical agents, or product license application ("PLA") in the case of biologics. Product development of new pharmaceuticals is highly uncertain, and unanticipated developments, clinical or regulatory delays, unexpected adverse side effects or inadequate therapeutic efficacy could slow or prevent the product development efforts of the Company and its collaborators or licensees, and have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that regulatory approval will be obtained for any drugs or other products developed by the Company or its collaborators or licensees. Furthermore, regulatory approval may entail limitations on the indicated use of a drug or other product. Because certain of the products likely to result from the Company's discovery programs involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities other than the FDA and, as a result, regulatory approvals may be obtained more slowly than for products using conventional technologies. Under current guidelines, proposals to conduct clinical research involving gene therapy at institutions supported by the National Institutes of Health ("NIH") must be approved by the Recombinant DNA Advisory Committee ("RAC") and the NIH. Furthermore, gene therapies are relatively new technologies that have not been tested extensively in humans. The regulatory requirements governing these products and related clinical procedures for their use are uncertain and subject to change. The NIH has proposed revised rules with respect to the RAC that would, among other things, remove the RAC's authority over the approval of individual gene therapy experiments. There can be no assurance, however, that such proposed rules will be adopted.



    Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review. Among the conditions for product approval and continued marketing approval is that the quality control and manufacturing procedures of the Company or its collaborators or licensees conform to the FDA's current good manufacturing practice ("cGMP") regulations which must be followed at all times. In complying with cGMP requirements, manufacturers must expend time, money and effort on a continuing basis in production, record keeping and quality control. Manufacturing establishments, both domestic and foreign, are subject to inspection by or under the authority of the FDA and by other federal, state and local agencies. Failure to pass such inspections may subject the manufacturer to possible FDA actions such as the suspension of manufacturing, seizure of the product, withdrawal of approval or other regulatory sanctions. The FDA also may require the manufacturer to recall a product from the market.



    Discovery of previously unknown problems with a product may have adverse effects on the Company's business, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including during preclinical studies and clinical trials, the approval process or post-approval, may result in various adverse consequences to the Company, including the FDA's delay in approval of or refusal to approve a product, withdrawal of an approved product from the market or the imposition of criminal penalties against the manufacturer and NDA or PLA holder. The Company has not submitted an investigational new drug application ("IND") for any product candidate, and no product candidate has been approved for commercialization in the U.S. or elsewhere. The Company intends to rely primarily on its collaborators or licensees to file INDs and generally direct the regulatory approval process. No assurance can be given that the Company or any of its collaborators or licensees will be able to conduct clinical trials or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure to obtain required governmental approvals will delay or preclude the Company's collaborators or licensees from marketing drugs or other products developed by the Company or will limit the commercial use of such products and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

    DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent upon the principal members of its scientific and management staff and the services of Dr. Douglass B. Given, President and Chief Executive Officer, and Dr. H. Ralph Snodgrass, Vice President, Research and Chief Scientific Officer, in particular. The loss of either of these persons could have a material adverse effect on the Company's business, financial condition and results of operations. In order to support the Company's existing operations, the Company will be required to hire and retain additional management, administrative and financial personnel. Recruiting and retaining qualified scientific personnel and advisors to perform research and development work in the future also will be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain such personnel and advisors on acceptable terms given the competition among numerous pharmaceutical, biotechnology and other companies, universities and other research institutions for experienced personnel and advisors. In addition, the Company's anticipated growth and expansion, including the Acquisition, is expected to place increased demands on the Company's resources and management skills. The failure of the Company's existing personnel to handle such increased demands or the Company's failure to attract and to retain additional personnel with such capabilities could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Risks Associated with the Acquisition of Mercator," "Business--Human Resources" and "Management."

    DEPENDENCE ON RESEARCH COLLABORATORS AND SCIENTIFIC ADVISORS. The Company has relationships with collaborators at academic and other institutions who conduct research in cooperation with the Company. Such collaborators are not employees of the Company. All of the Company's consultants are employed by employers other than the Company and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. As a result, the Company has limited control over their activities and, except as otherwise required by its collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to the Company's activities. The potential success of the Company's discovery programs depends in part on continued collaborations with researchers at academic and other institutions. There can be no assurance that the Company will be able to negotiate additional acceptable collaborations at academic and other institutions or that its existing collaborations will be maintained or be successful.

    The Company's research collaborators and scientific advisors sign agreements which provide for confidentiality of the Company's proprietary information and results of studies, but not all of Mercator's former employees and consultants have signed such agreements. There can be no assurance that the Company will be able to maintain the confidentiality of its technology and other confidential information in connection with every collaboration, and any unauthorized dissemination of the Company's confidential information could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Uncertainty of Patents and Proprietary Rights."


    CONTROL OF COMPANY BY, AND POTENTIAL CONFLICTS OF INTEREST WITH, INTERNEURON. Following the closing of the Offering and the Acquisition, Interneuron is expected to own approximately 43% of the outstanding Common Stock (approximately 41% if the Underwriters' over-allotment option is exercised in full). The actual ownership percentage of Interneuron in the Company after the Offering will depend upon a variety of factors, including: (i) the amount of the Final Acquisition Consideration payable with respect to the Acquisition; (ii) the outstanding balances of loans from Interneuron to the Company that will be converted into Common Stock upon the closing of the Offering; (iii) the initial public offering price which will determine the number of shares of Common Stock to be issued in the Acquisition, to be issued upon conversion of outstanding balances of loans from Interneuron to the Company, to be issued in respect of the Amgen Purchase Agreement, and to be issued to Interneuron in connection with the conversion provisions of its Series A Preferred Stock upon the closing of the Offering; and (iv) the passage of measurement dates for determining the guaranteed quarterly return to the holders of the Series A Preferred Stock on each of April 7, July 7, October 7 and January 7. Interneuron is and will continue to be the Company's largest stockholder. Accordingly, Interneuron will continue to have substantial influence over the election of directors of the Company and other matters submitted to a stockholder vote, including extraordinary corporate transactions such as a merger or sale of substantially all of the Company's assets.

In addition, the Company and Interneuron intend to enter into an intercompany services agreement that will provide among other things that in the event of any future equity offering by the Company, Interneuron will have the right to purchase (at the same price and on the same terms as such equity offering) a portion of the shares being offered so as to maintain its fully-diluted interest in the Company immediately prior to such equity offering, subject to certain limitations. Interneuron may elect to increase its ownership percentage in the Company through other means, including additional equity investments or the purchase of Common Stock in the open market. Interneuron, however, has not made any commitment to purchase additional securities and there can be no assurance that it will do so. Interneuron's ownership of a substantial block of the Company's voting stock could have the effect of delaying or preventing sales of additional securities of the Company or a sale of the Company or other change of control supported by the other stockholders of the Company. In addition, the Company may be subject to various risks arising from Interneuron's influence over the Company, including conflicts of interest relating to new business opportunities that could be pursued by the Company or by Interneuron and its other affiliates, and significant corporate transactions for which stockholder approval is required. See "Certain Transactions--Relationship with Interneuron," "Principal Stockholders" and "Description of Capital Stock--Preferred Stock."

    UNCERTAINTY OF HEALTH CARE REFORM MEASURES AND THIRD-PARTY
REIMBURSEMENT. The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of third-party payors, such as government health administration authorities, private health insurers and other organizations, to contain or reduce the cost of health care. In the U.S. and in certain foreign jurisdictions there have been, and the Company expects that there will continue to be, a number of legislative and regulatory proposals aimed at changing the health care system. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect that such proposals may have on its business, the consideration or approval of such proposals could have a material adverse effect on the trading and market price of the Common Stock or on the Company's ability to raise capital or to complete additional corporate agreements, and the adoption of such proposals could have a material adverse effect on the Company's business, financial condition and results of operations.

    In both domestic and foreign markets, successful commercial sales of the Company's or its collaborators' or licensees' potential products will depend in part on the availability of reimbursement from government and health administrative authorities, private health insurers or other third-party payors. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Future legislation and regulations affecting the pricing of pharmaceuticals could further limit reimbursement for medical products and services. There can be no assurance that any of the Company's potential products will be considered cost-effective or that adequate third-party reimbursement will be available to enable the Company, its collaborators or licensees to maintain price levels sufficient to realize an appropriate return on its investment. In addition, the trend toward managed health care in the U.S. and the concurrent growth of managed care organizations, such as health maintenance organizations, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, could result in pricing pressure for any products that might be developed by the Company. If adequate reimbursement is not provided by government and other third-party payors for the Company's or its collaborators' or licensees' potential products, there would be a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

    RISK OF PRODUCT LIABILITY. The testing, manufacture, marketing and sale of pharmaceutical and other products entail the inherent risk of liability claims or product recalls and associated adverse publicity. Clinical trials and sales by the Company or its collaborators or licensees of potential products incorporating the Company's discoveries may expose the Company to potential liability resulting from the use of such products. Such liability might result from claims made directly by consumers or by regulatory agencies, pharmaceutical companies or others selling such products. The Company currently has a limited amount of clinical trial and product liability insurance coverage through Interneuron. The Company will seek to obtain its own coverage upon completion of the Offering and to maintain and appropriately increase such coverage as clinical development of any product candidates progresses and if and when its products are ready to be commercialized. There can be no assurance that the Company will be able to obtain such insurance or, if obtained, that such insurance can be acquired at a reasonable cost or in sufficient amounts to protect the Company against such liability. Certain of the Company's license agreements require it to indemnify licensors against product liability claims arising from products developed using the licensed technology. Also, certain of these agreements and other collaborative and license agreements require the Company to maintain minimum levels of insurance coverage. The failure to maintain product liability coverage, the occurrence of any product liability claim or a recall of products of the Company or its collaborators or licensees could inhibit or prevent commercialization of products being developed by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to the extent any product liability claim exceeds the amount of any insurance coverage, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business--Corporate Agreements," "--Technology Agreements," "--License Agreements" and "--Product Liability Insurance."


    NO PRIOR TRADING MARKET; NO ASSURANCE OF ACTIVE TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price will be determined through negotiations between the Company and representatives of the Underwriters and there can be no assurance that future market prices for the Common Stock will equal or exceed the initial public offering price. The stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of particular companies. In addition, the market prices of securities of other biotechnology companies in the past have been highly volatile and the market price of the Company's Common Stock also may experience such volatility. Factors such as the results of preclinical studies and clinical trials by the Company or its collaborative partners, licensees or competitors, evidence of the safety or efficacy of products of the Company or its competitors, announcements of technological innovations or new discoveries, product opportunities or products by the Company or its competitors, changes in governmental regulations or third-party reimbursement policies, developments in patent or other proprietary rights of the Company or its competitors, fluctuations in the Company's operating results and changes in general market conditions for biotechnology stocks could have an adverse impact on the future price of the Common Stock. See "Underwriting."

    ANTI-TAKEOVER CONSIDERATIONS. After the Offering, the Company will have the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative rights thereof without any further vote or action by the Company's stockholders. The Company has no current plans to issue shares of Preferred Stock. However, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock would dilute the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. In addition, all outstanding options under the Company's 1992 Stock Option Plan and 1996 Stock Incentive Plan become exercisable, and purchase dates under the 1996 Employee Stock Purchase Plan could be accelerated, upon certain changes in control of the Company. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which could delay or make more difficult a merger, tender offer or proxy contest involving the Company and may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. There can be no assurance that this provision, the rights of option holders and the Company's ability to issue Preferred Stock will not have an adverse effect on the market value of the Company's stock in the future. See "Management--Stock Plans" and "Description of Capital Stock."

    HAZARDOUS AND RADIOACTIVE MATERIALS; ENVIRONMENTAL MATTERS. Research and development conducted by the Company involves the controlled use of hazardous materials, chemicals, biological materials and radioactive compounds. The Company, and its collaborators and licensees, as applicable, are subject to international, federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such substances and certain waste products. The Company believes that the safety procedures relating to its in-house research and development and production efforts are in material compliance with the standards currently prescribed by such laws and regulations. However, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources. Moreover, there can be no assurance that the Company's collaborators and licensees are and will continue to be in compliance with such standards or that the Company will not be required to incur significant costs in the future to comply with new or modified standards. In such events, there would be a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."


    MANAGEMENT DISCRETION AS TO USE OF PROCEEDS. The Company intends to use the net proceeds of the Offering, together with the cash proceeds received from the sale of the Amgen Shares, primarily for research and development. In addition, the Company intends to use a portion of such net proceeds as follows: (i) approximately $3.0 million to repay the Interneuron Bridge Loan (as defined below); (ii) approximately $1.0 million to pay expenses relating to employee benefit and retention plans relating to the Acquisition; and (iii) approximately $500,000 to reimburse Interneuron for certain costs of the Offering incurred after October 1, 1996. In the event the Company consolidates its operations in California, the Company may use approximately $2.5 million of such net proceeds to facilitate employee relocation, plant closing and consolidation. The Company anticipates using the balance of such net proceeds for the expansion or upgrade of facilities, acquisition of equipment and for working capital and other general corporate purposes. The Company also may use such proceeds for other purposes, including the acquisition of technology rights, products, equipment, businesses or assets of other companies. No such transactions involving a material amount of consideration are being negotiated as of the date of this Prospectus. Accordingly, management will retain broad discretion over the use of such net proceeds. There can be no assurance as to the timing or application of such proceeds, or that the application thereof will not have a material adverse effect on the Company's future business, financial condition or results of operations. See "Use of Proceeds," "Certain Transactions" and "Description of Capital Stock."

    SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS; POSSIBLE ADVERSE EFFECT ON STOCK PRICE. Prior to the Offering, there has not been any public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will be developed or be sustained after the Offering. Sales of substantial amounts of Common Stock in the public market after the Offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities.

    After the Offering, the Company will have outstanding 10,614,998 shares of Common Stock (11,027,498 shares if the Underwriters' over-allotment option is exercised in full), including the shares of Common Stock to be issued to Mercator stockholders in the Acquisition, the Amgen Shares and the 25,000 shares to be purchased by The Ohio University Foundation. Of these shares, the 2,750,000 shares of Common Stock offered hereby will be freely tradeable without restriction in the public market under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The shares of the Company's Common Stock to be issued in connection with the Acquisition will be registered under the Company's Registration Statement on Form S-4. However, 1,650,123 of such shares issued to "affiliates" of Mercator within the meaning of Rule 145 under the Securities Act will be subject to certain volume, manner of sale and other limitations under Rules 144 and 145.

    The remaining 6,185,743 shares of Common Stock outstanding upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted Shares may not be sold in the public market unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration.

    Pursuant to "lockup" agreements, all of the Company's executive officers and directors and certain stockholders, who collectively hold 1,007,581 of such Restricted Shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. Interneuron will hold 4,529,745 Restricted Shares and has agreed pursuant to a lockup agreement not to offer, sell or otherwise dispose of any of its Restricted Shares for a period of 365 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. The Company also has agreed that it will not offer, sell or otherwise dispose of Common Stock for a period of 180 days from the date of this Prospectus, other than pursuant to existing stock option plans, without the prior written consent of Lehman Brothers Inc. In addition, Amgen has agreed not to offer, sell or otherwise dispose of, for a period of 180 days from the date of this Prospectus, any of the Amgen Shares without the prior written consent of the Company, and the Company has agreed in the Underwriting Agreement that it will not grant such consent without the prior written consent of Lehman Brothers Inc. To date, substantially all stockholders and optionholders of Mercator have entered into lockup agreements ("Mercator Lockup Agreements"), pursuant to which they have agreed not to offer, sell or otherwise dispose of shares of the Company's Common Stock acquired in the Acquisition (including upon the exercise of any Replacement Options after the Acquisition) without the prior written consent of Lehman Brothers Inc. Such restrictions lapse as to one-third of all shares beneficially owned by a holder after each of 180 days, 270 days and 365 days following completion of the Acquisition. It is a condition to the closing of the Acquisition that all stockholders and optionholders of Mercator enter into such Mercator Lockup Agreements, although there can be no assurance that such persons will do so.

    Upon termination of the agreements described above, approximately 692,362, 550,041 and 5,579,786 of such shares will be eligible for immediate sale in the public market beginning 181 days, 271 and 366 days, respectively, after the date of this Prospectus, subject to certain volume, manner of sale and other limitations under Rules 144 and 145 and approximately 843,360, 9,711 and 40,014 of such shares will be eligible for immediate sale in the public market beginning 181, 271 and 366 days after the date of this Prospectus without limitation under Rule 144(k). Lehman Brothers Inc. may, at any time without notice, release all or any portion of the shares subject to such agreements.

    As of February 28, 1996, options to purchase a total of 988,984 shares were outstanding under the Company's stock option plans (including the 1997 Stock Option Plan). Of such shares, approximately 730,112, 97,674 and 97,674 shares are subject to lockup agreements for a period of 180, 270 and 365 days from the date of this Prospectus, and the remaining 63,524 shares will be available for sale in the public market 90 days after the date of this Prospectus pursuant to Rule 701. As of February 28, 1996, 1,786,775 shares were available or were to be reserved for future option grants under such plans, and options to purchase 926,150 shares of Common Stock were to be granted under the 1996 Stock Incentive Plan upon the closing of the Offering.

    In general, under Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares of the Company are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner who is not an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 106,150 shares immediately after the Offering), or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner who is not an affiliate of the Company) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Act, which permit non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

    After the effective date of the Offering, the Company intends to file registration statements on Form S-8 to register an aggregate of 695,962 shares of Common Stock reserved for issuance upon exercise of outstanding options, an aggregate of 926,150 shares of Common Stock reserved for issuance pursuant to options to be granted upon the closing of the Offering with an exercise price equal to the initial public offering price, an aggregate of 1,786,775 shares of Common Stock to be reserved for grants or awards under its 1992 Stock Option Plan, 1996 Stock Incentive Plan and 1996 Employee Stock Purchase Plan and an aggregate of 293,022 shares of Common Stock subject to Replacement Options that are reserved for issuance under its 1997 Stock Option Plan. Such registration statements will become effective automatically upon filing. Shares issued under the foregoing plans after the filing of the registration statements on Form S-8 may be sold in the open market subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lockup agreements and vesting restrictions imposed by the Company.

    After the closing of the Offering, 31,952 shares of Common Stock issuable upon exercise of outstanding warrants will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Certain registration rights also have been granted to Amgen in connection with the purchase of the Amgen Shares. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."


    DILUTION. Investors purchasing shares of Common Stock in the Offering will incur immediate and substantial dilution equal to $8.07 per share based upon certain assumptions, including an initial public offering price of $11.00 per share. If the Common Stock is sold at a price of less than $11.00 per share, the per share amount of dilution will be lower, however, investors purchasing in the Offering will own a lesser percentage of the total shares of Common Stock outstanding as a result of the issuance of additional shares of Common Stock to stockholders of Mercator in connection with the Acquisition as well as the issuance of additional shares of Common Stock to Interneuron and other holders of Progenitor's Preferred Stock upon conversion into Common Stock of such Preferred Stock and the repayment of amounts owed to Interneuron. See "Dilution."


    ABSENCE OF DIVIDENDS. The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

    The aggregate net proceeds from the sale of the 2,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share are estimated to be approximately $27.2 million ($31.4 million if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and estimated expenses of the Offering payable by the Company. The Company will also receive $4.5 million in cash and a $1.0 million promissory note from the sale of the Amgen Shares, and approximately $137,000 in cash from the sale of 25,000 shares of Common Stock to The Ohio University Foundation, pursuant to a stock purchase right.


    The Company intends to use the net proceeds of the Offering together with the cash proceeds received from sale of the Amgen Shares, primarily for research and development. In addition, the Company intends to use a portion of such net proceeds as follows: (i) approximately $3.0 million to repay the Interneuron Bridge Loan (as defined below); (ii) approximately $1.0 million to pay expenses relating to employee benefit and retention plans relating to the Acquisition; and (iii) approximately $500,000 to reimburse Interneuron for certain costs of the Offering incurred after October 1, 1996. In the event the Company consolidates its operations in California, the Company may use approximately $2.5 million of such net proceeds to facilitate employee relocation, and for the consolidation of operations and elimination of duplicate systems and facilities. The Company anticipates using the balance of such net proceeds for the expansion or upgrade of facilities, acquisition of equipment and for working capital and other general corporate purposes. The Company also may use a portion of the net proceeds of the Offering to acquire technology rights, products, equipment, businesses or assets of other companies. No such transactions involving a material amount of consideration are being negotiated as of the date of this Prospectus. In connection with the Company's bridge financing of Mercator prior to the closing of the Acquisition, Interneuron has agreed to provide to the Company a line of credit of up to an aggregate maximum amount of $6.6 million bearing interest at the rate of 10% per annum becoming due upon the closing of the Acquisition (the "Interneuron Bridge Loan"). The amounts actually expended for each purpose will depend on numerous factors, including any expansion or acceleration of the Company's research and development programs; the results of research and development, preclinical studies and clinical trials conducted by the Company or its collaborative partners or licensees, if any; the acquisition and licensing of products and technologies; the Company's ability to establish and maintain relationships with corporate and academic collaborators; the ability of the Company to integrate the operations of Mercator with those of Progenitor; the Company's ability to manage growth; competing technological and market developments; the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims; the receipt of licensing or milestone fees from any current or future collaborative arrangements, if established; the continued funding of governmental research grants; the timing of regulatory approvals, if any; and other factors. The Company estimates that, at its planned rate of spending, subject to the factors described above, the net proceeds of the Offering, together with the proceeds from the sale of the Amgen Shares, and the interest income earned on such proceeds, together with existing cash and cash equivalents, will be sufficient to meet its funding requirements for the next 18 months. There can be no assurance, however, that the Company's assumptions regarding its future levels of expenditures and operating losses will prove accurate. Pending such uses, the Company intends to invest the net proceeds of the Offering in investment grade, interest-bearing securities. See "Risk Factors-- History of Operating Losses; Anticipation of Future Losses," "--Need for Additional Capital; Uncertainty of Additional Funding," "--Management Discretion as to Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Certain Transactions" and "Description of Capital Stock."


                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on shares of its Common Stock. The Company currently intends to retain any future earnings for its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any payment of cash dividends would be made at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


    The following table sets forth (i) the actual capitalization of Progenitor as of December 31, 1996 as if the 1-for-2 reverse stock split had occurred prior to December 31, 1996; (ii) the Company's pro forma capitalization as of December 31, 1996 as if the Acquisition had occurred as of December 31, 1996 (assuming Final Acquisition Consideration (as defined below) of $22.0 million for Mercator) and giving effect to (a) the automatic conversion of all outstanding shares of Progenitor's Preferred Stock into an aggregate of 2,170,893 shares of Common Stock upon the closing of the Offering, (b) the conversion of a convertible debenture and a portion of the promissory note held by Interneuron into an aggregate of 529,124 shares of Common Stock (based on outstanding balances of $5.8 million as of December 31, 1996), and (c) the issuance of 5,303 shares of Common Stock to The Ohio University Foundation pursuant to an anti-dilution adjustment in connection with the Offering; and (iii) on a pro forma as adjusted basis to reflect (a) the issuance and sale of the 2,750,000 shares of Common Stock offered hereby (after deducting estimated underwriting discounts and commissions and the estimated expenses of the Offering) and the receipt and application of the estimated net proceeds therefrom, (b) the sale of 500,000 shares of Common Stock to Amgen, concurrently with the closing of the Offering, and (c) the sale of 25,000 shares of Common Stock to The Ohio University Foundation at a price of $5.50 per share, pursuant to a stock purchase right, concurrently with the closing of the Offering. The number of shares of Common Stock to be issued (i) upon conversion of Progenitor's Preferred Stock, (ii) upon conversion of the Interneuron convertible debenture and a portion of the promissory note, (iii) in the Acquisition, (iv) to Amgen and (v) to The Ohio University Foundation will depend upon a number of factors including the date of the closing of the Offering and the initial public offering price. See "Use of Proceeds," "Business--Corporate Agreements," "--Mercator Acquisition," "Certain Transactions" and "Description of Capital Stock."



                                                                                   AS OF DECEMBER 31, 1996
                                                                          -----------------------------------------
                                                                                          PRO FORMA
                                                                          PROGENITOR   FOR ACQUISITION   PRO FORMA
                                                                            ACTUAL     AND CONVERSIONS  AS ADJUSTED
                                                                          -----------  ---------------  -----------
Cash and cash equivalents...............................................   $     197      $     636      $  32,384

Long-term obligations (1)...............................................   $   5,921      $     787      $     715
Stockholders' equity (deficit):
  Preferred Stock, Series A $0.01 par value: 2,120,000 shares authorized; 2,020,496 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as
    adjusted............................................................          20         --             --
  Preferred Stock, Series B $0.01 par value: 880,000 shares authorized;
    349,000 shares issued and outstanding, actual; no shares authorized,
    issued or outstanding, pro forma and pro forma as adjusted..........           3         --             --
  Common Stock $0.001 par value: 39,000,000 shares authorized; 2,885,904 shares issued and outstanding, actual; 7,270,479 shares issued and outstanding, pro forma; and 10,545,479 shares issued and
    outstanding, pro forma as adjusted (2)..............................           3              7             10
  Shareholder promissory note receivable................................      --             --             (1,000)
  Additional paid-in capital............................................      14,967         42,194         75,011
  Deficit accumulated during development stage..........................     (21,113)       (43,099)       (43,099)
                                                                          -----------  ---------------  -----------
    Total stockholders' equity (deficit)................................      (6,120)          (898)        30,922
                                                                          -----------  ---------------  -----------
      Total capitalization..............................................   $    (199)     $    (111)     $  31,637
                                                                          -----------  ---------------  -----------
                                                                          -----------  ---------------  -----------


------------------------------

(1) See Notes 5, 9 and 10 to the Progenitor Financial Statements.

(2) Excludes: (i) 1,786,775 shares of Common Stock reserved for grants or awards under the Company's 1992 Stock Option Plan, 1996 Stock Incentive Plan and 1996 Employee Stock Purchase Plan, of which (a) options to purchase 695,962 shares of Common Stock were outstanding as of February 28, 1997 under such stock plans, with a weighted average exercise price of $5.13 per share, and
    (b) options to purchase 926,150 shares of Common Stock are to be granted under the 1996 Stock Incentive Plan upon the closing of the Offering, with an exercise price equal to the initial public offering price; (ii) 293,022 shares of Common Stock to be issuable upon exercise of Replacement Options to be issued under the 1997 Stock Option Plan in connection with the Acquisition, with a weighted average exercise price of $1.72 per share;
    (iii) 31,952 shares of Common Stock issuable upon exercise of warrants outstanding as of February 28, 1997, with an exercise price of $7.50 per share; and (iv) 27,723 shares of Common Stock issuable upon exercise of the Mercator Warrants, with a weighted average exercise price of $6.02 per share. See "Management--Stock Plans," "Certain Transactions" and "Description of Capital Stock."

                                    DILUTION

    Pro forma net tangible book value per share is equal to the Company's net tangible assets (tangible assets of the Company less total liabilities) divided by 7,270,479 shares of Common Stock outstanding as of December 31, 1996 (as if the 1-for-2 reverse split of the Company's Common Stock had occurred prior to December 31, 1996), assuming (i) the Acquisition occurred as of December 31, 1996, (ii) the automatic conversion of all outstanding shares of Progenitor's Preferred Stock into an aggregate of 2,170,893 shares of Common Stock upon the closing of the Offering, (iii) the conversion of a convertible debenture and a portion of the promissory note held by Interneuron into an aggregate of 529,124 shares of Common Stock (based on outstanding balances of $5.8 million as of December 31, 1996) upon the closing of the Offering, and (iv) the issuance of 5,303 shares of Common Stock to The Ohio University Foundation pursuant to an anti-dilution adjustment in connection with the Offering. The number of shares of Common Stock to be issued (i) in the Acquisition, (ii) upon conversion of Progenitor's Preferred Stock, (iii) upon conversion of the Interneuron convertible debenture and a portion of the promissory note, (iv) to Amgen and
(v) to The Ohio University Foundation will depend upon a number of factors including the date of the closing of the Offering and the initial public offering price. See "Business--Corporate Agreements," "--Mercator Acquisition," "Description of Capital Stock" and "Certain Transactions--Relationship with Interneuron."


    The pro forma net tangible deficit of the Company prior to the Offering as of December 31, 1996 was approximately $898,000 or $0.12 per share. Without taking into account any other changes in pro forma net tangible deficit other than to give effect to (i) the issuance and sale of the 2,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and the receipt and application of the estimated net proceeds therefrom, (ii) the sale of 500,000 shares of Common Stock to Amgen for $4.5 million in cash and a $1.0 million promissory note, concurrently with the closing of the Offering, and (iii) the sale of 25,000 shares of Common Stock to The Ohio University Foundation at a price of $5.50 per share, pursuant to a stock purchase right, concurrently with the closing of the Offering, the pro forma net tangible book value of the Company as of December 31, 1996 would have been approximately $30.9 million or $2.93 per share. This represents an immediate increase in pro forma net tangible book value of $3.05 per share to existing stockholders and an immediate dilution of $8.07 per share to new investors. The following table sets forth the per share dilution to new investors in the Offering:



Assumed initial public offering price per share.....................             $   11.00
  Pro forma net tangible deficit per share as of December 31,
    1996............................................................  $   (0.12)
  Increase per share attributable to new investors..................       3.05
                                                                      ---------
Pro forma net tangible book value per share after the Offering......                  2.93
                                                                                 ---------
Dilution per share to new investors.................................             $    8.07
                                                                                 ---------
                                                                                 ---------


    The following table summarizes, on a pro forma basis as of December 31, 1996, the differences between existing stockholders, former Mercator stockholders, Amgen, and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share (assuming an initial public offering price of $11.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses):


                                            SHARES PURCHASED          TOTAL CONSIDERATION
                                        -------------------------  --------------------------  AVERAGE PRICE
                                           NUMBER       PERCENT       AMOUNT        PERCENT      PER SHARE
                                        ------------  -----------  -------------  -----------  -------------
Existing stockholders.................     5,616,224       53.3%   $  21,010,000       27.9%     $    3.74
Former Mercator stockholders..........     1,679,255       15.9       18,472,000       24.6          11.00
Amgen.................................       500,000        4.7        5,500,000        7.3          11.00
New investors.........................     2,750,000       26.1       30,250,000       40.2          11.00
                                        ------------      -----    -------------      -----
    Total.............................    10,545,479      100.0%   $  75,232,000      100.0%
                                        ------------      -----    -------------      -----
                                        ------------      -----    -------------      -----

    The foregoing tables reflect no exercise of outstanding options or warrants subsequent to December 31, 1996. As of February 28, 1997, there were (i) 1,786,775 shares of Common Stock reserved for grants or awards under the Company's 1992 Stock Option Plan, 1996 Stock Incentive Plan and 1996 Employee Stock Purchase Plan, of which (a) options to purchase 695,962 shares of Common Stock were outstanding under such stock plans, with a weighted average exercise price of $5.13 per share, and (b) options to purchase 926,150 shares of Common Stock are to be granted under the 1996 Stock Incentive Plan upon the closing of the Offering, with an exercise price equal to the initial public offering price;
(ii) 293,022 shares of Common Stock issuable upon exercise of Replacement Options to be issued under the 1997 Stock Option Plan in connection with the Acquisition, with a weighted average exercise price of $1.72 per share; (iii) 31,952 shares of Common Stock issuable upon exercise of outstanding warrants, with an exercise price of $7.50 per share; and (iv) 27,723 shares of Common Stock issuable upon exercise of the Mercator Warrants, with a weighted average exercise price of $6.02 per share. See "Capitalization," "Business-- Corporate Agreements," "Management--Stock Plans" and "Description of Capital Stock--Preferred Stock."

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The following pro forma financial statements are presented assuming (i) that the consummation of the Acquisition was accounted for using the purchase method of accounting, (ii) the automatic conversion of all outstanding shares of Progenitor's Preferred Stock into an aggregate of 2,170,893 shares of Common Stock upon the closing of the Offering, the conversion of a convertible debenture and a portion of the promissory note held by Interneuron into an aggregate of 529,124 shares of Common Stock (based on outstanding balances of $5.8 million as of December 31, 1996) upon the closing of the Offering, and the issuance of 5,303 shares of Common Stock to The Ohio University Foundation pursuant to an anti-dilution adjustment, in connection with the Offering (collectively, the "Conversions"), and (iii) the issuance and sale of 2,750,000 shares of Common Stock offered hereby (after deducting estimated underwriting discounts and commissions and the estimated expenses of the Offering) and the receipt and application of the estimated net proceeds therefrom, the sale of the Amgen Shares for $4.5 million in cash and a $1.0 million promissory note, concurrently with the closing of the Offering, and the sale of 25,000 shares of Common Stock to The Ohio University Foundation at a price of $5.50 per share, pursuant to a stock purchase right, concurrently with the closing of the Offering (collectively, the "Offering Adjustments"). The number of shares of Common Stock to be issued in the Acquisition, upon the Conversions and upon the Offering Adjustments will depend upon a variety of factors including the date of the closing of the Offering and the initial public offering price. See "Business--Corporate Agreements," "Certain Transactions--Relationship with Interneuron" and "Description of Capital Stock."

    The pro forma balance sheet assumes that the Acquisition, Conversions and Offering Adjustments were consummated as of December 31, 1996. The pro forma statements of operations have been prepared by combining the historical financial statements of Progenitor for the fiscal year ended September 30, 1996 and for the three months ended December 31, 1996 with the historical financial statements of Mercator for the year ended December 31, 1996 and for the three months ended December 31, 1996, respectively. The pro forma statements of operations assume that the Acquisition, Conversions and Offering Adjustments were consummated as of October 1, 1995.

    The pro forma statements of financial position and results of operations exclude certain non-recurring items such as estimated costs of severance, the elimination of duplicate systems and facilities, employee retention, and other employee benefit and integration costs related to the combination of operations of Progenitor and Mercator subsequent to the consummation of the Acquisition. In addition, the Company will likely incur additional costs of being a public reporting entity. Such increases in costs, particularly insurance and annual financial reporting costs, have not been included in the pro forma statements of operations for either period presented. See "Risk Factors--History of Operating Losses; Anticipation of Future Losses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    In management's opinion, all material adjustments necessary to reflect the transactions are presented in the pro forma adjustments. The pro forma financial statements do not represent what the Company's actual results of operations would have been had the transactions occurred on such dates nor does it purport to predict or indicate the Company's financial position or results of operations at any future date or for any future period. The pro forma financial statements should be read in conjunction with the historical financial statements of both Progenitor and Mercator and the related notes thereto included elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            PRO FORMA BALANCE SHEETS
                            AS OF DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                                                         PRO
                                                                                                        FORMA
                                                                                PRO      DEBT AND        FOR
                                                                  ACQUI-       FORMA      EQUITY       ACQUI-
                                               ACTUAL             SITION        FOR     CONVERSION     SITION      OFFERING
                                      ------------------------    ADJUST-     ACQUI-      ADJUST-        AND        ADJUST-
                                      PROGENITOR   MERCATOR(1)   MENTS(2)     SITION     MENTS(3)    CONVERSIONS   MENTS(4)
                                      -----------  -----------  -----------  ---------  -----------  -----------  -----------
                                                                          (IN THOUSANDS)

ASSETS
Current assets:
  Cash and cash equivalents.........   $     197    $     439    $  --       $     636   $  --        $     636    $  31,748
  Accounts receivable...............         676       --           --             676      --              676       --
  Current portion of notes
    receivable from officers........      --              175       --             175      --              175       --
  Deferred interest expense.........      --              750         (750)     --          --           --           --
  Prepaid expenses and other current
    assets..........................         211          241       --             452      --              452       --
                                      -----------  -----------  -----------  ---------  -----------  -----------  -----------
    Total current assets............       1,084        1,605         (750)      1,939      --            1,939       31,748
                                      -----------  -----------  -----------  ---------  -----------  -----------  -----------
Property and equipment at cost......       1,384        2,465       (1,149)      2,700      --            2,700       --
    Less accumulated depreciation...        (749)      (1,149)       1,149        (749)     --             (749)      --
                                      -----------  -----------  -----------  ---------  -----------  -----------  -----------
                                             635        1,316       --           1,951      --            1,951       --
Notes receivable from officers, net
  and other.........................         110          162       --             272      --              272       --
                                      -----------  -----------  -----------  ---------  -----------  -----------  -----------
    Total assets....................   $   1,829    $   3,083    $    (750)  $   4,162   $  --        $   4,162    $  31,748
                                      -----------  -----------  -----------  ---------  -----------  -----------  -----------
                                      -----------  -----------  -----------  ---------  -----------  -----------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable..................  $      273   $      588   $    1,100   $   1,961  $   --       $    1,961   $   --
  Accrued expenses..................       1,490           83       --           1,573      --            1,573       --
  Convertible notes payable.........      --            2,250       (2,250 )    --          --           --           --
  Equipment financing obligations--
    current.........................         265          474       --             739      --              739       --
                                      -----------  -----------  -----------  ---------  -----------  -----------  -----------
    Total current liabilities.......       2,028        3,395       (1,150 )     4,273      --            4,273       --
Note payable--Interneuron...........       5,407       --           --           5,407      (5,335 )         72          (72)
Convertible
  debenture--Interneuron............         485       --           --             485        (485 )     --           --
Equipment financing obligations.....          29          686       --             715      --              715       --
                                      -----------  -----------  -----------  ---------  -----------  -----------  -----------
    Total liabilities...............       7,949        4,081       (1,150 )    10,880      (5,820 )      5,060          (72)
                                      -----------  -----------  -----------  ---------  -----------  -----------  -----------

Redeemable preferred stock,
  Series A..........................      --            3,015       (3,015 )    --          --           --           --
Redeemable preferred stock,
  Series B..........................      --            8,020       (8,020 )    --          --           --           --
Redeemable preferred stock,
  Series C..........................      --            4,526       (4,526 )    --          --           --           --
Redeemable preferred stock,
  Series D..........................      --           --           --          --          --           --           --

Stockholders' equity (deficit):
  Preferred stock, Series A.........          20       --           --              20         (20 )     --           --
  Preferred stock, Series B.........           3       --           --               3          (3 )     --           --
  Common stock, Class A.............           3       --                2           5           2            7            3
  Common stock......................      --               50          (50 )    --          --           --           --
  Shareholder promissory note
    receivable......................      --           --           --          --          --           --           (1,000)
  Additional paid-in capital........      14,967       --           21,327      36,294       5,900       42,194       32,817
  Deficit accumulated during
    development stage...............     (21,113 )    (16,609 )     (5,318 )   (43,040)        (59 )    (43,099 )     --
                                      -----------  -----------  -----------  ---------  -----------  -----------  -----------
    Total stockholders' equity
      (deficit).....................      (6,120 )    (16,559 )     15,961      (6,718)      5,820         (898 )     31,820
                                      -----------  -----------  -----------  ---------  -----------  -----------  -----------
    Total liabilities and
      stockholders' equity
      (deficit).....................  $    1,829   $    3,083   $     (750 ) $   4,162  $   --       $    4,162   $   31,748
                                      -----------  -----------  -----------  ---------  -----------  -----------  -----------
                                      -----------  -----------  -----------  ---------  -----------  -----------  -----------


                                          PRO
                                       FORMA AS
                                       ADJUSTED
                                      -----------

ASSETS
Current assets:
  Cash and cash equivalents.........   $  32,384
  Accounts receivable...............         676
  Current portion of notes
    receivable from officers........         175
  Deferred interest expense.........      --
  Prepaid expenses and other current
    assets..........................         452
                                      -----------
    Total current assets............      33,687
                                      -----------
Property and equipment at cost......       2,700
    Less accumulated depreciation...        (749)
                                      -----------
                                           1,951
Notes receivable from officers, net
  and other.........................         272
                                      -----------
    Total assets....................   $  35,910
                                      -----------
                                      -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable..................  $    1,961
  Accrued expenses..................       1,573
  Convertible notes payable.........      --
  Equipment financing obligations--
    current.........................         739
                                      -----------
    Total current liabilities.......       4,273
Note payable--Interneuron...........      --
Convertible
  debenture--Interneuron............      --
Equipment financing obligations.....         715
                                      -----------
    Total liabilities...............       4,988
                                      -----------
Redeemable preferred stock,
  Series A..........................      --
Redeemable preferred stock,
  Series B..........................      --
Redeemable preferred stock,
  Series C..........................      --
Redeemable preferred stock,
  Series D..........................      --
Stockholders' equity (deficit):
  Preferred stock, Series A.........      --
  Preferred stock, Series B.........      --
  Common stock, Class A.............          10
  Common stock......................      --
  Shareholder promissory note
    receivable......................      (1,000 )
  Additional paid-in capital........      75,011
  Deficit accumulated during
    development stage...............     (43,099 )
                                      -----------
    Total stockholders' equity
      (deficit).....................      30,922
                                      -----------
    Total liabilities and
      stockholders' equity
      (deficit).....................  $   35,910
                                      -----------
                                      -----------

                       PRO FORMA STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                      ACTUAL
                                            ---------------------------
                                               FOR THE       FOR THE
                                             YEAR ENDED     YEAR ENDED                   DEBT AND
                                            SEPTEMBER 30,  DECEMBER 31,   PRO FORMA       EQUITY
                                                1996           1996          FOR        CONVERSION      PRO FORMA
FOR THE YEAR ENDED SEPTEMBER 30, 1996        PROGENITOR    MERCATOR(1)   ACQUISITION   ADJUSTMENTS     AS ADJUSTED
------------------------------------------  -------------  ------------  -----------  --------------  -------------
                                                       (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
Revenues..................................   $     1,332    $      500    $   1,832    $    --        $       1,832
Operating expenses:
  Research and development................         3,873         6,049        9,922           59(5)           9,981
  General and administrative..............         1,791         1,593        3,384         --                3,384
                                            -------------  ------------  -----------       -----      -------------
    Total operating expenses..............         5,664         7,642       13,306           59             13,365
                                            -------------  ------------  -----------       -----      -------------
Nonrecurring expense......................           974        --              974         --                  974
Interest expense, net.....................           178            66          244         (120)(6)            124
                                            -------------  ------------  -----------       -----      -------------
  Net loss................................   $    (5,484)   $   (7,208)   $ (12,692)   $      61      $     (12,631)
                                            -------------  ------------  -----------       -----      -------------
                                            -------------  ------------  -----------       -----      -------------
Supplemental net loss per share...........   $     (0.95)
                                            -------------
                                            -------------
Shares used in computing supplemental net
 loss per share...........................     5,758,615(7)
                                            -------------
                                            -------------
Pro forma net loss per share..............                                                            $       (1.15)
                                                                                                      -------------
                                                                                                      -------------
Shares used in computing pro forma net
 loss per share...........................                                                               10,973,391(7)
                                                                                                      -------------
                                                                                                      -------------



                                                       ACTUAL
                                              -------------------------
                                                FOR THE THREE MONTHS                     DEBT AND
                                               ENDED DECEMBER 31, 1996    PRO FORMA       EQUITY
                                              -------------------------      FOR        CONVERSION      PRO FORMA
FOR THE THREE MONTHS ENDED DECEMBER 31, 1996   PROGENITOR   MERCATOR(1)  ACQUISITION   ADJUSTMENTS     AS ADJUSTED
--------------------------------------------  ------------  -----------  -----------  --------------  -------------
Revenues....................................  $        676   $     125    $     801    $    --        $         801
Operating expenses:
  Research and development..................         1,066       1,657        2,723           59(5)           2,782
  General and administrative................           445         409          854         --                  854
                                              ------------  -----------  -----------       -----      -------------
    Total operating expenses................         1,511       2,066        3,577           59              3,636
                                              ------------  -----------  -----------       -----      -------------
Interest expense, net.......................           120          30          150         (111)(6)             39
                                              ------------  -----------  -----------       -----      -------------
  Net loss..................................  $       (955)  $  (1,971)   $  (2,926)   $      52      $      (2,874)
                                              ------------  -----------  -----------       -----      -------------
                                              ------------  -----------  -----------       -----      -------------
Supplemental net loss per share.............  $      (0.17)
                                              ------------
                                              ------------
Shares used in computing supplemental net
 loss per share.............................     5,784,327(7)
                                              ------------
                                              ------------
Pro forma net loss per share................                                                          $       (0.26)
                                                                                                      -------------
                                                                                                      -------------
Shares used in computing pro forma net loss
 per share..................................                                                             10,999,103(7)
                                                                                                      -------------
                                                                                                      -------------

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)


(1) Reflects the actual financial statements of Mercator for the date or period indicated. Progenitor will consummate the Acquisition upon the closing of the Offering.


(2) In connection with the Acquisition, the allocation of the purchase price to the assets and liabilities of Mercator at estimated fair values is as follows:

Purchase Price:
  Common stock, stock options and warrants to be issued:
    1,679,255 shares of common stock..........................  $  18,472
    Stock options for 293,022 shares of common stock..........      2,719
    Warrants for 27,723 shares of common stock................        138
  Estimated acquisition fees and costs........................      1,100
                                                                ---------
    Total purchase price......................................  $  22,429
                                                                ---------
                                                                ---------
Allocation of purchase price:
  In-process research and development.........................  $  21,927
  Estimated fair value of Mercator net assets as of
    December 31, 1996.........................................        502
                                                                ---------
    Total.....................................................  $  22,429
                                                                ---------
                                                                ---------


   For pro forma financial statement purposes, the purchase price was estimated using an assumed initial public offering price of $11.00 per share. The actual purchase price will be determined by a valuation of the Common Stock, stock options and warrants issued at the time of the closing of the Offering.


   The Acquisition was reflected in the unaudited pro forma balance sheet as follows:

To establish fair value of property and equipment...........             $  (1,149)
To eliminate Mercator accumulated depreciation..............                 1,149
Eliminate deferred interest expense.........................                  (750)
Accounts payable incurred for acquisition costs.............                (1,100)
Eliminate Mercator convertible notes payable, net...........                 2,250
Eliminate Mercator redeemable preferred stock, Series A.....                 3,015
Eliminate Mercator redeemable preferred stock, Series B.....                 8,020
Eliminate Mercator redeemable preferred stock, Series C.....                 4,526
Reflect par value of the 1,679,255 shares of common stock
 issued.....................................................                    (2)
Eliminate Mercator common stock.............................                    50
Reflect the issuance of common stock, options and warrants
 in additional paid-in capital..............................               (21,327)
Deficit accumulated during the development stage:
  Reflect charge for purchased in-process
    research and development................................     21,927
  Eliminate Mercator deficit accumulated
    during the development stage............................    (16,609)
                                                              ---------
    Subtotal................................................                 5,318
                                                                         ---------
      Total.................................................             $       0
                                                                         ---------
                                                                         ---------

   The allocation of the Mercator purchase price among the identifiable tangible and intangible assets is based on preliminary estimates of the fair market value of those assets. The technological feasibility of the purchased in-process research and development technology has not yet been established and the technology has no alternative future use. Final determination of the allocation of the purchase price

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

    will be based on independent appraisals expected to be completed shortly after the Acquisition is consummated. Accordingly, final amounts could differ from those used herein and the impact of such difference in the Company's financial statements could be material.

   In addition, the Company will provide additional funding to Mercator prior to the closing of the Offering, funded in stages based upon a plan sufficient to meet the working capital obligations of Mercator. The additional funding will be part of Progenitor's purchase price consideration; however, such consideration has not been reflected in the December 31, 1996 unaudited pro forma balance sheet as no funding had commenced as of such date. Prior to the closing of the Offering, Progenitor anticipates that approximately $3,000 will be funded to Mercator, and that the amount allocated to in-process research and development to be written off in connection with the Acquisition would be approximately $25,000.

   In connection with the Acquisition, the Company expects to incur several nonrecurring charges in the quarter ended June 30, 1997 which in the aggregate is currently estimated to be $30,000, including the write-off of costs related to the purchase of in-process research and development, severance, employee retention and relocation, and other employee benefit costs, the consolidation of operations, the elimination of duplicate systems and facilities, and other integration costs. Factors that could increase such costs include delays in the closing of the Offering beyond May 31, 1997, any unexpected employee turnover, unforeseen delays in consolidating duplicate facilities once the Acquisition has been completed and the associated costs of hiring temporary employees and consultants, and any additional fees and charges to obtain consents, regulatory approvals or permits. The costs of the write-off of in-process research and development have been considered in the purchase price allocation above, while the remaining costs have been excluded from the pro forma presentation. In addition, the charge for purchased in-process research and development ($21,927) has been excluded from the pro forma statement of operations as it is a material nonrecurring charge which will be reflected in the statement of operations of the Company within the year following the Acquisition.

(3) Reflects the following Conversions which will occur upon the closing of the
    Offering:

(a)        The automatic conversion of all outstanding shares of Progenitor's
           Preferred Stock Series A and Series B into an aggregate of
           2,170,893 shares of Common Stock:
                                                                                $     (20)
           Preferred stock, Series A..........................................
                                                                                $      (3)
           Preferred stock, Series B..........................................

(b)        The conversion of a convertible debenture and a portion of the promissory note held by Interneuron into an aggregate of 529,124 shares of Common Stock:
                                                                                $  (5,335)
           Note payable--Interneuron..........................................
                                                                                $    (485)
           Convertible debenture--Interneuron.................................

(c)        Issuance of 5,303 shares of Common Stock to The Ohio University      $     (59)
           Foundation in connection with an anti-dilution adjustment pursuant to a stock purchase right..........................................

(d)        To reflect the par value and additional paid-in capital as a result of items (a) through (c) above:
                                                                                $       2
           Common Stock, Class A (par value of $0.001) for a total issuance of
             2,705,320 shares of Common Stock.................................
                                                                                $   5,900
           Additional paid-in capital.........................................

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

   The Conversions described above will occur upon the closing of the Offering.
    The number of shares of Common Stock to be issued upon the Conversions is dependent on the initial public offering price. A decrease of $1.00 from the assumed initial public offering price of $11.00 per share would cause an increase of 276,368 in the number of shares issued under the Conversions. Since the Preferred Stock has a guaranteed quarterly return that is determined on each of April 7, July 7, October 7 and January 7, the passage of any such dates will alter the conversion ratio and the number of shares of Common Stock issuable upon such Conversion.

(4) Reflects the Offering Adjustments as follows:

(a)        To record the receipt and application of cash and cash equivalents:
                                                                                $  27,183
             The issuance and sale of the 2,750,000 shares of Common Stock offered hereby (after deducting estimated underwriting
               discounts and commissions and the estimated expenses of the
               Offering)......................................................
                                                                                    4,500
             The receipt of $4,500 in cash in connection with the purchase of the Amgen Shares...............................................
                                                                                      137
             The sale of 25,000 shares of Common Stock to The Ohio University
               Foundation at a price of $5.50 per share.......................
                                                                                      (72)
             The repayment of the remaining portion of the promissory note payable to Interneuron.........................................
                                                                                ---------
                                                                                $  31,748
                                                                                ---------
                                                                                ---------

(b)        To reflect the shareholder promissory note receivable from Amgen...  $  (1,000)

(c)        To reflect the par value and additional paid-in capital as a result of item (a) above:
                                                                                $       3
             Common Stock, Class A (par value of $.001) for consideration of a total issuance of 3,275,000 shares of Common Stock.............
                                                                                $  32,817
             Additional paid-in capital.......................................

(5) Reflects research and development expense regarding the additional shares issued to The Ohio University Foundation pursuant to an anti-dilution adjustment in connection with the Offering relating to previous research and technology arrangements.

(6) Eliminates interest expense relating to a convertible debenture and portion of promissory note held by Interneuron which will convert to Common Stock upon the closing of the Offering.

(7) Supplemental loss per share amounts are computed using the weighted-average number of shares outstanding of Common Stock and Common Stock equivalents. Common Stock equivalents are excluded from the computation when their effect is anti-dilutive; however, pursuant to the requirements of the Securities and Exchange Commission, Common Stock equivalent shares relating to stock options and warrants (using the treasury stock method) that were issued during the 12-month period prior to the filing of this Registration Statement are included for all periods presented whether or not they are anti-dilutive. In addition, the supplemental net loss per share amounts have been presented to reflect net loss per share had the Conversions occurred as of October 1, 1995.


    Pro forma net loss per share amounts are based upon the supplemental net loss per share amounts adjusted for the Acquisition and the Offering Adjustments assuming the Acquisition and the Offering occurred as of October 1, 1995.

                 PROGENITOR SELECTED HISTORICAL FINANCIAL DATA


    The following table sets forth selected historical financial data of Progenitor. The selected financial statement of operations data for each of the three years in the period ended September 30, 1996 and the balance sheet data as of September 30, 1995 and 1996 are derived from the financial statements of Progenitor, which have been audited by Coopers & Lybrand L.L.P., independent accountants, that are included elsewhere in this Prospectus and are qualified by reference to such financial statements and the notes related thereto. Coopers & Lybrand L.L.P.'s report on these financial statements which appears elsewhere herein, includes an explanatory paragraph with respect to Progenitor's ability to continue as a going concern described in Note 1 to the Progenitor Financial Statements. The selected statement of operations data for the period from May 8, 1992 (date of inception) to September 30, 1992 and for the year ended September 30, 1993, and the balance sheet data as of September 30, 1992, 1993, and 1994, are derived from financial statements audited by Coopers & Lybrand L.L.P. that are not included herein. The statement of operations data for the three months ended December 31, 1995 and 1996 and for the period from May 8, 1992 (date of inception) to December 31, 1996 and the balance sheet data as of December 31, 1996, have been derived from unaudited financial statements which include all adjustments, consisting solely of normal recurring adjustments, which management considers necessary to fairly present the financial data set forth herein. The results for the three months ended December 31, 1995 and 1996, are not necessarily indicative of the results to be expected for future periods. The selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Progenitor Financial Statements and related Notes thereto and other financial information included elsewhere herein.



                                                                                                                      MAY 8, 1992
                                      MAY 8, 1992                                                   THREE MONTHS        (DATE OF
                                       (DATE OF                                                        ENDED           INCEPTION)
                                     INCEPTION) TO          YEARS ENDED SEPTEMBER 30,               DECEMBER 31,           TO
                                     SEPTEMBER 30,  ------------------------------------------  --------------------  DECEMBER 31,
                                         1992         1993       1994       1995       1996       1995       1996         1996
                                     -------------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues.........................    $  --        $  --      $  --      $   2,821  $   1,332  $     202  $     676   $    4,829
  Operating Expenses:
    Research and development.......          775        3,116      4,113      4,228      3,873        809      1,066       17,171
    General and administrative.....          264        1,339      1,275      1,116      1,791        355        445        6,230
                                     -------------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
Total operating expenses...........        1,039        4,455      5,388      5,344      5,664      1,164      1,511       23,401
                                     -------------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
Nonrecurring expense...............       --           --         --         --            974     --         --              974
Interest expense...................           23          246        648        352        178         24        120        1,567
                                     -------------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
Net loss...........................    $  (1,062)   $  (4,701) $  (6,036) $  (2,875) $  (5,484) $    (986) $    (955)  $  (21,113)
                                     -------------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                     -------------  ---------  ---------  ---------  ---------  ---------  ---------  ------------


                                                              AS OF SEPTEMBER 30,                        AS OF
                                            --------------------------------------------------------  DECEMBER 31,
                                              1992       1993        1994        1995        1996         1996
                                            ---------  ---------  ----------  ----------  ----------  ------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...............  $      35  $      11  $       10  $    1,174  $       22   $      197
  Working capital.........................       (379)      (562)       (988)       (269)     (1,755)        (944)
  Total assets............................        568        979         977       2,395         920        1,829
  Long-term obligations...................      1,210      6,150      11,767         705       4,010        5,921
  Deficit accumulated during development
    stage.................................     (1,062)    (5,763)    (11,799)    (14,674)    (20,158)     (21,113)
  Total stockholders' deficit.............     (1,057)    (5,755)    (11,791)       (101)     (5,164)      (6,120)

                  MERCATOR SELECTED HISTORICAL FINANCIAL DATA


    The following table sets forth selected historical financial data of Mercator. The selected financial statement of operations data for each of the three years in the period ended December 31, 1996 and for the period from inception (October 9, 1992) to December 31, 1996, and the balance sheet data as of December 31, 1995 and 1996, are derived from the financial statements of Mercator, which have been audited by Ernst & Young LLP, independent auditors, that are included elsewhere in this Prospectus and are qualified by reference to such financial statements and the notes related thereto. Ernst & Young LLP's report on these financial statements which appears elsewhere herein, includes an explanatory paragraph with respect to Mercator's ability to continue as a going concern described in Note 1 to the Mercator Financial Statements. The selected statement of operations data for the period from October 9, 1992 (date of inception) to December 31, 1993 and the balance sheet data as of December 31, 1993 and 1994, are derived from financial statements audited by Ernst & Young LLP that are not included herein. The selected historical financial data should be read in conjunction with the Mercator Financial Statements and related Notes thereto and other financial data included elsewhere herein.


                                                                                                               OCTOBER 9,
                                                           OCTOBER 9, 1992                                        1992
                                                              (DATE OF                                          (DATE OF
                                                            INCEPTION) TO      YEARS ENDED DECEMBER 31,      INCEPTION) TO
                                                            DECEMBER 31,    -------------------------------   DECEMBER 31,
                                                                1993          1994       1995       1996          1996
                                                           ---------------  ---------  ---------  ---------  --------------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues...............................................     $  --         $  --      $     375  $     500    $      875
  Operating costs and expenses:
    Research and development.............................         1,222         2,330      4,183      6,049        13,784
    General and administrative...........................           180           639      1,524      1,593         3,936
                                                                -------     ---------  ---------  ---------  --------------
  Total operating costs and expenses.....................         1,402         2,969      5,707      7,642        17,720
                                                                -------     ---------  ---------  ---------  --------------
  Loss from operations...................................        (1,402)       (2,969)    (5,332)    (7,142)      (16,845)
  Interest income........................................            54           229        291        114           688
  Interest expense.......................................           (21)          (95)      (156)      (180)         (452)
                                                                -------     ---------  ---------  ---------  --------------
  Net loss...............................................     $  (1,369)    $  (2,835) $  (5,197) $  (7,208)   $  (16,609)
                                                                -------     ---------  ---------  ---------  --------------
                                                                -------     ---------  ---------  ---------  --------------

  Net loss per share.....................................     $  (14.38)    $  (28.62) $  (48.70) $  (55.27)
                                                                -------     ---------  ---------  ---------
                                                                -------     ---------  ---------  ---------

                                                                                    AS OF DECEMBER 31,
                                                                        -------------------------------------------
                                                                          1993       1994       1995        1996
                                                                        ---------  ---------  ---------  ----------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................  $     858  $   2,002  $   1,446  $      439
  Short-term investments..............................................        690      4,094        487      --
  Working capital.....................................................      1,393      6,355      1,112      (1,790)
  Total assets........................................................      2,187      7,834      3,573       3,083
  Long-term obligations and redeemable preferred stock................      3,331     11,580     12,004      16,247
  Deficit accumulated during development stage........................     (1,369)    (4,204)    (9,401)    (16,609)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH EACH OF THE PROGENITOR AND MERCATOR FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    A development stage company, Progenitor was incorporated in February 1992 and commenced operations in May 1992. Progenitor has devoted substantially all of its resources since inception to research and development programs. To date, all of Progenitor's revenues have resulted from payments from collaborators and licensees and a grant from the U.S. Department of Commerce's National Institute of Standards and Technology Advanced Technology Program ("ATP") that was awarded to Progenitor in November 1994. Payments from collaborators, license fees, payments under governmental grants and investment income, in each case, if any, are expected to be the only sources of revenue for the foreseeable future. Certain payments under collaborative and license arrangements are contingent upon the Company meeting certain milestones. Payments under collaborative or licensing arrangements, if any, will be subject to significant fluctuation in both timing and amount and therefore the Company's results of operations for any period may not be comparable to the results of operations for any other period. The Company has not yet received any royalties or other revenues from the sale of products or services and does not expect to receive any such revenues for the next several years, if at all. As of December 31, 1996, Progenitor had a total stockholders' deficit of $6.1 million, including an accumulated deficit of $21.1 million. See "Risk Factors--History of Operating Losses; Anticipation of Future Losses."


    Interneuron provided the initial funding of Progenitor and had invested $18.6 million in Progenitor in equity and debt financings through December 31, 1996. Following the close of the Offering and the Acquisition, Interneuron is expected to own approximately 43% (approximately 41% if the Underwriters' over-allotment option is exercised in full) of the outstanding Common Stock of the Company. Accordingly, Interneuron is and will continue to be the Company's largest stockholder. Interneuron has no obligation to invest any additional funds in the Company, and the Company does not expect Interneuron to do so. Progenitor raised an additional $1.6 million in net proceeds through a private placement of Preferred Stock in fiscal 1995. The Company intends to seek additional funding through public or private equity or debt financing and collaborative and license arrangements. There can be no assurance, however, that additional financing will be available when needed, or that, if available, such financing will be available on terms acceptable to the Company. See "Risk Factors--Need for Additional Capital; Uncertainty of Additional Funding," "--Control of Company By, and Potential Conflicts of Interest With, Interneuron" and "Certain Transactions--Relationship With Interneuron."


    On February 14, 1997, Progenitor entered into the Acquisition Agreement. Progenitor intends to close the Acquisition by issuing 1,679,255 shares of Common Stock to the Mercator stockholders (assuming Final Acquisition Consideration of $22.0 million for Mercator). See "Business--Mercator Acquisition."

    Significant discovery, research and development efforts will be required prior to the time any of the Company's gene discoveries may lead to product candidates or result in products that may be brought to the market, if at all. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for a number of years, if at all, even if any are successfully developed and proven safe and effective. Significant additional research and development efforts and extensive preclinical studies and clinical trials will be required prior to submission of any regulatory application for commercial use. See "Risk Factors--Uncertainty of Product Development."

    The Company intends to use the net proceeds of the Offering, together with the cash proceeds received from sale of the Amgen Shares, primarily for research and development. In addition, the Company intends to use a portion of such net proceeds as follows: (i) approximately $3.0 million to repay the Interneuron Bridge Loan; (ii) approximately $1.0 million to pay expenses relating to employee benefit and retention plans relating to the Acquisition; and (iii) approximately $500,000 to reimburse Interneuron for certain costs of the Offering incurred after October 1, 1996. In the event the Company consolidates its operations in California, the Company may use approximately $2.5 million of such net proceeds to facilitate employee relocation, plant closing and consolidation. The Company anticipates using the balance of such net proceeds for the expansion or upgrade of facilities, acquisition of equipment and for working capital and other general corporate purposes.

  PRO FORMA FOR ACQUISITION


    As of December 31, 1996, the Company, on a pro forma basis (including Mercator) had an accumulated deficit of approximately $43.1 million. The Company expects to incur substantial additional losses over the next several years as it expands its research and development activities. In connection with the Acquisition, the Company expects to incur several nonrecurring charges in the quarter ended June 30, 1997, which in the aggregate are currently estimated to be approximately $30.0 million, including the write-off of $25.0 million in costs related to the purchase of in-process research and development, $1.0 million for severance, retention and bonus programs, $2.5 million for employee relocation, and $1.5 million for other costs such as benefit costs, the consolidation of operations, the elimination of duplicate systems and facilities, and other integration costs. Factors that could increase such costs include delays in the closing of the Offering beyond May 31, 1997, any unexpected employee turnover, unforeseen delays in consolidating duplicate facilities once the Acquisition has been completed and the associated costs of hiring temporary employees and consultants, and any additional fees and charges to obtain consents, regulatory approvals or permits. In addition, the Company will likely incur material additional costs associated with being a public reporting entity. Such increases in costs will primarily relate to communication with stockholders, insurance and annual financial reporting costs. See "Risk Factors--Risks Associated with the Acquisition of Mercator" and "Business--Facilities."


RESULTS OF OPERATIONS

  PROGENITOR THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996

    Revenues for the three months ended December 31, 1995 and 1996 were $202,000 and $676,000, respectively. Progenitor recognized $194,000 of revenue related to Progenitor's ATP grant in the first three months of fiscal 1996. For the first three months of fiscal 1997, Progenitor recognized $500,000 in revenue as a result of entering into a license agreement with Amgen. In addition, $176,000 of revenues related to Progenitor's ATP grant were recognized during the first three months of fiscal 1997.

    Research and development expenses increased from $809,000 for the three months ended December 31, 1995 to $1,066,000 for the three months ended December 31, 1996. The increase is due to the addition of five scientific staff members and related recruiting costs, costs associated with additional sponsored research agreements entered into during September 1996, and increased legal fees associated with intellectual property work related to the Amgen license agreement and collaborative and license agreements in process.

    General and administrative expenses were $355,000 for the three months ended December 31, 1995 and $444,000 for the three months ended December 31, 1996. The increase is due primarily to new administration personnel and overall increases in annual salaries.

    Interest expense increased from $24,000 during the three months ended December 31, 1995 to $120,000 for the three months ended December 31, 1996 primarily as a result of increased borrowings under the promissory note payable to Interneuron.

  PROGENITOR FISCAL YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996

    Progenitor recognized no revenues for fiscal 1994. Revenues increased to $2.8 million in fiscal 1995, primarily attributable to an initial cash payment of $2.5 million under Progenitor's collaboration agreement with Chiron and recognition of $260,000 of revenues related to a payment under Progenitor's ATP grant. Revenues for fiscal 1996 totaled $1.3 million as a result of a $500,000 milestone payment received from Chiron in January 1996 and revenues recognized under the ATP grant totaling $751,000.

    Research and development expenses increased from $4.1 million for fiscal 1994, to $4.2 million for fiscal 1995 and decreased to $3.9 million for fiscal 1996. The increase in fiscal 1994 was largely due to the addition of senior research and development management in late fiscal 1993 as well as annual salary increases, increased short-term sponsored research commitments and increased depreciation expenses resulting from additions of laboratory, office and computer equipment. The increase in research and development expenses in fiscal 1995 was largely attributable to the $750,000 reimbursement to Chiron for certain start-up manufacturing costs related to the Chiron collaboration. The decrease in research and development expenses to $3.9 million was largely attributable to the $750,000 Chiron reimbursement recorded in June 1995. Other research and development expenses consisted primarily of salaries and consulting fees, legal fees, sponsored research projects, license fees and expenditures for laboratory supplies and animal facilities. The Company expects research and development expenses to increase in the future. However, continued growth in such expenses will be dependent on the availability of capital.


    General and administrative expenses were $1.3 million for fiscal 1994, decreased to $1.1 million for fiscal 1995, and increased to $1.8 million for fiscal 1996. The slight decrease between fiscal 1994 and fiscal 1995 resulted primarily from a credit from Interneuron for overbilled employee benefit expenses incurred prior to fiscal 1995, which was offset against similar expenses in 1995. The fiscal 1996 increase was largely due to increases in annual salaries, recruitment and relocation fees associated with new administrative personnel, consulting and legal fees, travel expenses and occupancy charges. The Company expects general and administrative expenses to increase in the future as it expands its operations and hires additional employees.


    Interest expense decreased from $648,000 for fiscal 1994 to $352,000 for fiscal 1995, and to $179,000 for fiscal 1996. The decrease in interest expense in fiscal 1995 was due to a lower average debt balance resulting from the conversion into equity of $11.5 million of Progenitor's debt payable to Interneuron and the receipt by Progenitor of a cash payment of $2.5 million in fiscal 1995 under its collaboration agreement with Chiron. Interest expense incurred by Progenitor in fiscal 1996 resulted from debt funding provided to Progenitor by Interneuron which resumed upon depletion of the cash received from Chiron in fiscal 1995. Progenitor began incurring interest expense related to equipment financings in fiscal 1994. The Company expects to continue financing equipment purchases through sale-leaseback arrangements, if favorable terms are available, which could result in an increase in interest expense.

    During fiscal 1996, Progenitor incurred $974,000 of nonrecurring expense related to its initial filing of the Registration Statement in connection with the Offering.

    No income tax provision or benefit has been provided for federal income tax purposes as Progenitor has incurred losses since inception. As of September 30, 1996, Progenitor had deferred tax assets of $8.0 million. Because of uncertainties surrounding the realization of these favorable tax attributes in future tax periods, all of the net deferred tax assets have been fully offset by a valuation allowance. As of September 30, 1996, Progenitor had total net operating loss carryforwards of $18.4 million and tax credits of approximately $618,000, both of which expire on dates through 2010. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior net operating loss carryforwards is limited after an ownership change to an annual amount equal to the value of the loss corporation's stock immediately before the date of the ownership change, multiplied by the federal long-term tax exempt rate. To date, Progenitor has not incurred an ownership change under Section 382. As a result of the actions contemplated by the Offering, the Acquisition and the related transactions, Progenitor is likely to incur such a change of ownership, in which case Progenitor's ability to use the losses incurred prior to the date of the Offering may be limited as to timing, pursuant to the Internal Revenue Code Section 382.

LIQUIDITY AND CAPITAL RESOURCES

  PROGENITOR


    Since inception, Progenitor has financed its operations primarily through debt and equity financings from Interneuron of $18.6 million through December 31, 1996, a private financing of $1.6 million in net proceeds from the sale of Progenitor's Preferred Stock in fiscal 1995 and a private financing from The Ohio University Foundation in February 1996 of $350,000. In addition, Progenitor received payments of $2.5 million and $500,000 from Chiron in April 1995 and January 1996, respectively, and received payments of $65,000 and $769,000 in fiscal 1995 and fiscal 1996, respectively, under the ATP grant. Progenitor also completed sale-leaseback transactions generating $88,000 and $117,000 in cash during fiscal 1995 and fiscal 1996, respectively. Progenitor used these sources of financing to fund its operations. During fiscal 1995 and fiscal 1996, respectively, Progenitor used $1.6 million and $4.8 million of cash in operating activities. As of December 31, 1996, Progenitor had cash and cash equivalents totaling $197,000.



    The Company expects negative cash flow from operations to continue for the foreseeable future. The Company will require substantial additional funds to continue research and development, conduct preclinical studies and clinical trials, conduct activities relating to commercialization of rights it has retained in collaborative or license agreements, if any, and expand administrative capabilities. The Company estimates that, at its planned rate of spending, its existing cash and cash equivalents, together with the net proceeds from the Offering, the proceeds from the sale of the Amgen Shares, and the interest income earned on such proceeds, will be sufficient to meet its funding requirements for the next 18 months. There can be no assurance, however, that the Company's assumptions regarding its future levels of expenditures and operating losses will prove accurate. The Company's future funding requirements will depend on many factors, including any expansion or acceleration of the Company's research and development programs; the results of research and development, preclinical studies and clinical trials conducted by the Company or its collaborative partners or licensees, if any; the acquisition and licensing of products and technologies or businesses, if any; the Company's ability to establish and maintain corporate relationships and academic collaborations; the Company's ability to integrate the operations of Mercator with those of Progenitor; the Company's ability to manage growth; competing technological and market developments; the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims; the receipt of licensing or milestone fees from any current or future collaborative and licensing arrangements, if established; the continued funding of governmental research grants; the timing of regulatory approvals, if any; and other factors. To the extent undertaken by the Company, the time and costs involved in conducting preclinical studies and clinical trials, seeking regulatory approvals, and scaling-up manufacturing and commercialization activities also would increase the Company's funding requirements.


    The Company will need to raise substantial additional capital to fund operations. Prior to the Offering, Interneuron has funded substantially all of Progenitor's operations. Interneuron, however, is under no obligation to provide, and the Company does not expect that Interneuron will provide, any additional funds in the future. The Company intends to seek additional funding through public or private equity or debt financing and collaborative arrangements. There can be no assurance that additional financing will be available when needed, or that, if available, such financing will be available on terms acceptable to the Company. If additional funds are raised by issuing equity securities, dilution to existing stockholders will result. In addition, in the event that additional funds are obtained through collaborative or license arrangements, such arrangements may require the Company to relinquish rights to certain of its technologies or potential products that it would otherwise seek to develop or commercialize itself. If funding is insufficient at any time in the future, the Company may be required to delay, scale back or eliminate some or all of its research and development programs or cease operations. See "Risk Factors-- Need for Additional Capital; Uncertainty of Additional Funding."

  FUNDING FOR MERCATOR PRIOR TO THE ACQUISITION

    In connection with the Acquisition, the Company has committed an aggregate maximum amount of $6.6 million to fund Mercator's interim working capital needs (the "Mercator Bridge Financing"), estimated to be $800,000 per month. The Mercator Bridge Financing will bear interest at a fixed rate of 10% per annum and would be payable on January 15, 1999, or on such earlier date as provided in the Agreement. Upon closing of the Offering, the Mercator Bridge Financing will increase Progenitor's purchase price consideration.


    In order to provide funding for the Mercator Bridge Financing, Interneuron has agreed to provide Progenitor a line of credit of up to an aggregate maximum amount of $6.6 million bearing interest at 10% per annum (the "Interneuron Bridge Loan"). The outstanding principal and accrued interest on the Interneuron Bridge Loan will be repaid upon the closing of the Offering from the net proceeds of the Offering. See "Use of Proceeds."

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

    In October, 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," which establishes an alternative method of accounting for employee stock compensation plans based on a fair value methodology. However, the statement allows an entity to continue to use the accounting prescribed by APB Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES." The Company will adopt the disclosure requirements of SFAS No. 123 in fiscal year 1997, but will elect to continue to measure compensation cost following the accounting prescribed in APB Opinion No. 25.

                                    BUSINESS

OVERVIEW

    Progenitor is engaged in the discovery and functional characterization of genes to identify targets for the development of new pharmaceuticals. The Company's initial focus is on the identification of genes important in blood and immune cell development ("hematopoiesis"), blood vessel development ("angiogenesis"), bone formation ("osteogenesis"), asthma and schizophrenia. Using its core developmental biology approach and an array of genomics technologies, Progenitor has identified several potential therapeutic targets, and intends to accelerate its discovery of potential targets by accessing complementary gene discovery and characterization technologies. Consistent with this strategy, Progenitor will complete the acquisition of Mercator concurrently with the closing of the Offering. Through the Acquisition, Progenitor gains a complementary gene discovery approach, disease genetics, established discovery programs and worldwide rights to two genes. The Company intends to use its integrated genomics system to provide its partners with in-depth functional information in support of each therapeutic target. Such well-characterized targets may have the potential to expedite product development and to reduce development costs.


    Using its developmental biology approach and integrated genomics technologies, Progenitor discovered the B219 leptin receptor gene, for which it has received two notices of allowance from the USPTO. The B219 leptin receptor may have therapeutic applications in obesity, diabetes and certain blood and immune system disorders. Progenitor has entered into a license agreement wth Amgen relating to certain aspects of the Company's leptin receptor technology. The Company is seeking collaborations for its retained rights to the leptin receptor technology, including small-molecule screening and cell sorting. Progenitor also has discovered a red blood cell growth factor activity that may have therapeutic applications in cancer, anemias and other diseases, and is collaborating with Novo Nordisk in the isolation, development and commercialization of the associated growth factor. In addition, Progenitor has discovered, in collaboration with Vanderbilt University ("Vanderbilt"), the developmentally-regulated endothelial locus-1 ("DEL-1") gene, which the Company believes has roles in angiogenesis and osteogenesis. Progenitor and Vanderbilt have filed joint patent applications with respect to DEL-1.



    On February 14, 1997, Progenitor entered into an agreement to acquire Mercator concurrently with the closing of the Offering. In addition to obtaining a disease genetics approach to gene discovery, Progenitor will obtain technologies that will enhance and extend its genomics capabilities. Progenitor also will obtain worldwide rights to a gene associated with hereditary hemochromatosis ("HH"), an iron overload disease, and the EPM1 epilepsy gene, both discovered using this disease genetics approach. Mercator has seven pending U.S. patent applications and certain corresponding foreign applications relating to its genomics technologies and discoveries, and has received notices of allowance from the USPTO for a patent application relating to the diagnosis of HH using specific gene markers, and for an application relating to its automated genomic sequencing technology. A provisional patent application relating to the EPM1 epilepsy gene is pending in the USPTO. See "--Mercator Acquisition."


BUSINESS STRATEGY

    The Company's objective is to identify and functionally characterize genes as therapeutic targets, and to commercialize those targets through partnerships with biopharmaceutical firms. A further objective of the Company is to provide its partners with a comprehensive package of in-depth functional information in support of each target. The information package may include patents and patent applications, proof of principle and accompanying data from assays and model systems, and high-throughput functional assays for drug candidate design and testing. The Company believes that such a package may increase the likelihood of obtaining corporate partnerships because it has the potential to expedite development to the clinical testing stage, and to reduce the need to pay multiple royalties for separate technology components.

    Key elements of the Company's business strategy to achieve this objective include:

    EMPLOY ITS INTEGRATED GENOMICS SYSTEM. The Company intends to implement its integrated genomics system to accelerate the discovery and characterization of therapeutic targets for the development of new pharmaceuticals. Using its complementary gene discovery approaches in developmental biology and disease genetics, and applying its genomics technologies, the Company believes it can generate more potential targets with more in-depth functional characterization than could be achieved through a single approach.

    EMPLOY FLEXIBLE DEVELOPMENT AND COMMERCIALIZATION APPROACH. The Company intends to use a two-tiered approach to developing and commercializing its gene discoveries. The Company intends to enter into partnerships with biopharmaceutical firms to support gene discovery programs in specific disease areas. In parallel, the Company intends to continue to identify and characterize promising genes that can be developed to a later stage internally before partnering. Such genes may command higher milestone and royalty payments than genes derived from programs underwritten by third parties.

    PURSUE PATENT PROTECTION. The Company will continue to seek protection for its discoveries and proprietary technologies through the maintenance of trade secrets and by filing applications for patents, where appropriate. The Company believes that its integrated system may improve its ability to identify gene sequences correlated with biological functions and, therefore, may enhance the likelihood of ultimately securing patent protection for its discoveries of novel genes and related proteins and their uses.

    MAINTAIN TECHNOLOGICAL COMPETITIVENESS. The Company intends to continue to access the best available genomics technologies in order to maintain its competitiveness and ensure a sustainable flow of therapeutic targets. The Company has entered into and intends to continue to enter into multiple collaborations, licensing agreements and other business arrangements to gain access to such technologies.

THE COMPANY'S GENOMICS SYSTEM

    Genomics generally refers to technologies and methods directed toward the identification of the location, structure and function of genes of a given organism. Many genomics initiatives have focused largely on determining the location and structure of genes. The Company focuses on elucidating gene function using approaches that the Company believes may accelerate discovery of genes with medical relevance. The Company's system combines developmental biology and disease genetics approaches with genomics capabilities, including sequencing, positional cloning, statistical analysis, model organisms and assay development.

    Developmental biology is the study of the genetic events that control cell growth and differentiation in an organism from its beginning as a fertilized egg through maturation. In the course of development, precursor cells differentiate into specialized adult cells in discrete stages that are marked by changes in the expression of a few fundamental genes. The timing and level of expression of such genes is what distinguishes one cell type from another. Because such genes are expressed at higher levels during development, and thus may be found more easily in developing cells and tissues than in mature systems, the Company believes that developing cells and tissues provide a rich and largely unexploited source of genes with fundamental biological roles. These genes may have significance in the treatment and management of diseases characterized by abnormal cell growth and differentiation, such as cancer, blood and immune system disorders and osteoporosis. The Company believes that its expertise in manipulating and analyzing developing cells and tissues may allow it to isolate and characterize the function of these genes. The Company used its developmental biology approach to identify the B219 leptin receptor and DEL-1.

    The Company combines its developmental biology expertise with expertise in disease genetics. Disease genetics facilitates the discovery of multiple genes associated with complex diseases, such as asthma, schizophrenia and epilepsy. The Company's disease genetics approach incorporates enhanced positional cloning techniques, carefully selected patient populations, technologies for discovery and analysis of multiple genetic markers, mutation analyses, and statistically powerful methods to expedite discovery of genes potentially associated with a given disease. The Company used its disease genetics approach in the discovery of its HH gene. This approach also was used in the discovery of the EPM1 epilepsy gene.

    Bioinformatics serves as an essential interface between the Company's gene discovery approaches. The Company's bioinformatics system provides a means to assess gene discoveries in relation to information in public databases, to correlate discoveries with known sequences, to capture additional intellectual property based on discovered genes and to expedite evaluation and recognition of gene discoveries as therapeutic targets. The Company also uses its bioinformatics system as a discovery tool to capitalize on the wealth of information being generated by the Human Genome Project and other genomics programs.


    The Company believes that its integrated genomics system provides it with the capabilities necessary to discover and characterize new candidate genes as therapeutic targets for major unmet medical needs. Developmental biology provides the Company access to fundamental genes involved in cell growth and differentiation. Disease genetics methods facilitate evaluation of genes discovered using developmental biology. Moreover, the Company's disease genetics approach provides it with genes directly associated with a specific disease that can be functionally characterized using developmental biology.



A table entitled "The Company's Genomics System". The table consists of 3 columns and 3 rows. The rows are labeled, top to bottom, with circular icons (repeated from the inside front cover) and the words "Developmental Biology", "Genomics Technologies" and "Disease Genetics". The columns are labeled (left to right) within arrow-shaped bars (pointing left to right): "Discovery Resources", "Discovery Tools" and "Further Elucidation of Gene Function". The text of the table is as follows:



                                                                                                   FURTHER ELUCIDATION OF GENE
                            DISCOVERY RESOURCES                    DISCOVERY TOOLS                           FUNCTION
DEVELOPMENTAL BIOLOGY   -Stem Cells                  -Receptor Technologies                        -Murine Developmental Assays
                        -Developing Tissues          -Gene Expression Analysis                     - Transgenic and Gene
                                                                                                   Knock-Out Technologies
                                                                                                   -Disease Models
                                                                                                   -Gene Delivery and
                                                                                                   Expression
GENOMICS TECHNOLOGIES   -Genomics Databases          -Bioinformatics
                                                     -Computational Biology
                                                     - Screening Algorithms
DISEASE GENETICS        - Patient DNA Collections    -High-Throughput Genomic Sequencing
                                                     -Chromosome Analysis
                                                     -Gene Mapping
                                                     -Genetic Analysis

DISCOVERY RESOURCES

    The Company believes that, taken together, the following resources provide a unique platform for the discovery and functional characterization of candidate genes for therapeutic development.

STEM CELLS

    The Company has developed proprietary lines of mouse ("murine") yolk sac stem cells and murine embryonic stem ("ES") cells, and methods for using them. These methods enable the Company to take multiple "molecular snapshots" in order to identify, isolate and study the function of genes associated with critical stages of development. Because these genes control fundamental changes in the cells that form major organs, the Company believes that they may be useful in the treatment and management of diseases characterized by abnormal changes in the cells of such organs.

    The Company uses proprietary techniques to isolate, grow, maintain and differentiate in culture stem cells derived from the murine yolk sac, a tissue that surrounds the organism during early development. The yolk sac is a source of novel hematopoietic and angiogenic genes that may be expressed exclusively or at enhanced levels during early development. The Company used cultured murine yolk sac stem cell lines to identify its BFU-e red blood cell growth factor activity. In May 1995, the Company entered into a collaboration with Novo Nordisk relating to this growth factor. In November 1996, the Company's licensor received a notice of allowance from the USPTO for a patent application relating to cellular compositions derived from the human and murine yolk sac and methods of obtaining and using such compositions. See "Risk Factors--Dependence on Collaborators and Licensees" and "--Uncertainty of Patents and Proprietary Rights," and "--Corporate Agreements--Novo Nordisk Agreement."

    In addition to yolk sac stem cells, the Company uses proprietary methods to exploit murine ES cells for the discovery of novel genes. ES cells have the capacity to develop into all cells and tissues of the adult organism. This development occurs in discrete stages that are marked by changes in the expression of a few fundamental genes. In developing tissues, the genetic transition from one stage to another is blurred because cells within a tissue co-exist in a number of different stages. The Company has developed methods to eliminate this blurring through the isolation, identification, and study of the differentiation, function and gene expression of single precursor cells. Furthermore, the Company uses its murine ES system as an in vitro differentiation model for experimentally manipulating and studying the function of novel genes from various sources in the context of organ formation. The Company believes that these proprietary stem cell lines and related methods may yield potential therapeutic targets for blood, immune, vascular and bone diseases as well as other disorders.

DEVELOPING TISSUES

    The Company uses a variety of developing tissues, including tissues from the murine liver, pancreas, brain and bone, as sources for the discovery of novel genes. For example, the B219 leptin receptor was discovered in early hematopoietic cells found in the developing murine liver, which is a rich source of genes important in blood and immune system development. The Company also selectively targets and isolates murine tissue-specific precursor cells. For example, early endothelial precursor cells are purified and studied for changes in gene expression as they develop into blood vessels. The Company believes that genes responsible for blood vessel development may have therapeutic potential in cancer, cardiovascular disorders and other diseases characterized by abnormal blood vessel formation or degeneration.

PATIENT DNA COLLECTIONS


    The Company uses multiple strategic populations to identify genes associated with complex diseases. These populations include genetically isolated populations that have intermarried for centuries, as well as large populations that have been accessed through national databases. The Company believes that the analysis of these types of populations provides it with the ability to narrow the chromosomal regions that are selected for study, which may decrease the time required to locate genes associated with complex diseases. Clinical collaborations are in place to obtain approximately 5,500 DNA samples from selected groups in Denmark, Finland, Israel and the U.S. for the study of genes associated with asthma, schizophrenia and HH. As of February 28, 1997, approximately 60% of the samples from these collaborations had been collected, and the Company anticipates obtaining the balance within the next 18 months. These collaborations typically entail relationships with physicians caring for selected patient groups and access to patient family histories and samples. Most of these agreements allow the Company to re-study patients as the research program proceeds. Stringent criteria are applied to select patients most likely to have a genetic predisposition to a particular disease, thus reducing the complexity of gene isolation. Once a patient population is selected, blood samples from patients, their families and control groups within the population are used for DNA extraction and the establishment of permanent cell lines. These cell lines become continuing sources for DNA and RNA extraction and chromosomal analyses. The Company uses DNA samples in linkage and disease association studies, supplemented by analysis of information from detailed clinical databases, to discover disease genes.

DISCOVERY TOOLS

    The Company employs a variety of discovery tools in order to identify candidate genes with medical relevance from its discovery resources.

GROWTH FACTOR RECEPTOR TECHNOLOGIES

    The Company has developed proprietary gene cloning and screening techniques, and related bioinformatics capabilities, to identify novel members of a family of genes that encode receptors for growth factors involved in blood cell formation as well as in the growth and development of neural and other tissues. The Company used these technologies to facilitate the discovery of the B219 leptin receptor. The Company intends to use its discovered receptors to identify and clone novel growth factors, to screen for small molecules that activate or inhibit receptor functions, and to identify and purify bone marrow cell populations with potential therapeutic characteristics. In addition, the Company will seek to identify the therapeutic activities of various forms of these receptors.

GENE EXPRESSION ANALYSIS

    The Company uses a range of molecular biology technologies in proprietary ways to reveal the expression of genes in single stem cells, developing tissues, and adult normal and diseased tissues. The Company believes that the use of these technologies, which allow comparisons of the timing and levels of gene expression in such cells and tissues, may yield important insights on the genetic basis of development and disease. The Company applied gene expression analysis in its discovery of the B219 leptin receptor and DEL-1. The Company continues to apply these technologies to its various discovery resources, and has identified several novel genes involved in hematopoiesis and angiogenesis, which will be subjected to further functional characterization. The Company is developing bioinformatics applications and high-throughput systems to further exploit its capabilities in the analysis of gene expression.

BIOINFORMATICS

    The Company has implemented and intends to continue to upgrade and integrate its bioinformatics system to capture, manage and analyze the data from its discovery programs and to serve as an interface between its developmental biology and disease genetics approaches. Bioinformatics allows the Company to correlate and analyze data on its potential gene targets with data from public and proprietary databases using a combination of standard and proprietary computational tools and screening algorithms. This correlation and analysis may provide new insights and guidance to discovery programs, contributing both to the isolation of new genes and to the elucidation of gene and protein function and the determination of their novelty. The Company's bioinformatics capabilities and computational biology tools also allow gene discovery through analysis of data from the Human Genome Project and other genomic databases.


    In order to enhance its bioinformatics capabilities, the Company recently entered into a purchase and license agreement with Pangea Systems, Inc. ("Pangea") under which it acquired a custom bioinformatics hardware and software system, technical support, bioinformatics and data management consulting services and access to system enhancements. This system is compatible with and expands the Company's existing bioinformatics and general laboratory data management capabilities. In addition, the Company has entered into a separate collaboration agreement with Pangea under which the Company will explore potential collaborations that would combine the Company's developmental biology expertise with Pangea software to produce new bioinformatics products. The Company also will serve as a beta test site for, and gain an option for discounted purchase of, new bioinformatics products. See "Technology Agreements-- Pangea Agreements."

HIGH-THROUGHPUT GENOMIC SEQUENCING


    The Company has developed an automated, proprietary system for sequencing large regions of genomic DNA, and has adapted this for sequencing complementary DNA ("cDNA"), a DNA molecule that encodes a protein. This system integrates directed sequencing and bioinformatics to facilitate analysis and comparison of large regions of human chromosomes and genes discovered in developing cells, tissues and organs. The Company believes that this system's efficiency in generating complete human genomic DNA sequences (based on labor and capital costs incurred to produce a given amount of such sequences) is comparable to that of systems used by the world's largest, best-equipped genome centers. In February 1997, the Company received a notice of allowance from the USPTO for a patent application relating to portions of this genomic sequencing process.


CHROMOSOME ANALYSIS AND GENE MAPPING

    The Company possesses a number of technologies that expedite positional cloning of disease genes from human populations and evaluation of genes discovered through developmental biology. These include physical mapping to locate markers, chromosome separation to analyze separately each parental chromosome for inheritance patterns, and clone coverage to obtain a proprietary series of overlapping contiguous clones spanning the chromosomal region believed to contain a disease gene. In addition to these technologies, the Company has developed a high-throughput approach for identifying and assaying new markers in any region of genomic DNA. This marker development approach is critical to the implementation of disease association studies.

GENETIC ANALYSIS


    The Company implements several analytical methods for the identification of genes associated with complex diseases. These methods include linkage analysis, identity-by-descent and population-based disease association. Linkage analysis involves determination of the likelihood that a specific genetic marker is associated with an inherited disease trait. Identity-by-descent analyzes whether affected individuals carry a particular chromosomal region more often than would be expected by chance. Identification of such a region that is identical-by-descent reduces the amount of chromosomal material that must be searched to locate a specific gene. Population-based disease association represents a statistically powerful comparison of affected and unaffected individuals from a given population to determine whether a particular chromosomal region is found at a higher frequency among affected individuals than unaffected individuals. The Company believes disease association may be applicable to a broad range of population types and diseases, including complex diseases. To provide it with the flexibility necessary to address complicated patterns of gene inheritance and expression, the Company has developed the ability to apply alternative analytical methods to a given disease gene discovery program. The Company used a combination of these methods to discover its HH gene.


FURTHER ELUCIDATION OF GENE FUNCTION


    Many of the tools the Company uses for gene discovery and initial functional characterization also are used in the further elucidation of gene function. The Company has built and will continue to supplement a set of developmental and adult models and systems for in-depth evaluation of the biological roles of its discoveries. In combination, developmental biology and disease genetics approaches to gene identification provide initial information on gene function and medical relevance. A more thorough understanding of biological functions and therapeutic implications is necessary to determine the appropriateness of genes as therapeutic targets. The Company has assembled a group of well-characterized cellular, developmental and adult models and methods to study the role of genes in tissue and organ formation in order to determine their therapeutic relevance. These include murine Xenopus (frog) and zebrafish assays, transgenic and gene knockout technologies and methods of gene delivery and protein expression.

    The Company believes that genes discovered using developmental biology and disease genetics are equally amenable to further functional characterization using these biological models. For example, developing cells, tissues and model systems allow direct evaluation of the role and potential utility of a gene by over-expressing or inhibiting the expression of the gene during cell growth, early organization of tissues and organ formation. In addition, the Company uses animal and human models of disease, such as tumor implants in animals or tissue samples from cancer patients, to study the expression and potential therapeutic relevance of its discoveries. By using this range of models, the Company has been able to predict and to elucidate further the role of the B219 leptin receptor in adult hematopoiesis, and the role of DEL-1 in angiogenesis and osteogenesis.


    The Company believes that access to a variety of cellular and animal models and species is important because different models may reveal different gene functions. Multiple models also may provide the breadth and flexibility necessary to develop appropriate assays and screens for exploring diverse potential effects of genes and high-throughput functional assays for drug candidate design and testing.


    The Company uses the following to accelerate the further elucidation of gene function:

MURINE DEVELOPMENTAL ASSAYS


    The Company's murine ES and yolk sac stem cell lines and related proprietary methods serve as assay systems for the functional characterization of genes. Murine stem cells can be manipulated in order to study the effects of the addition or deletion of specific genes on normal cell function during development, either in vitro or in vivo, and the effects of candidate molecules on the genes in question. The Company currently is using this technology to identify and characterize novel genes, receptors and related proteins involved in the development of the blood and vascular systems. In addition, the Company has licensed an ES cell-based assay system from the National Jewish Center for Immunology and Respiratory Medicine ("National Jewish Center") to support cloning of an identified murine BFU-e red blood cell growth factor and its human equivalent. The Company also uses certain murine yolk sac stem cell lines to evaluate the effects of discovered genes on endothelial cell growth and blood vessel formation.



    The Company has entered into two collaborations to exploit murine development to evaluate candidate genes from its discovery programs. The first collaboration, with Cambridge University, allows the Company to prioritize gene sequences for further functional characterization and to obtain whole-body evaluation of gene expression during murine development using in situ DNA hybridization. In situ DNA hybridization, which uses complementary binding of DNA strands to indicate gene expression at specific sites throughout an animal, was instrumental in the discovery by Cambridge University researchers of two genes involved in the early formation of mammalian tissues.



    In the second collaboration, with Ohio University, transgenic mice are used as tools to study the effects of over- and under-expression of genes during early stages of development through adulthood, which the Company believes may provide results relevant to human gene function and medical applications.



    XENOPUS DEVELOPMENTAL ASSAYS



    The Company has entered into a collaboration to identify and funnctionallly characterize novel hematopoietic genes using developing XENOPUS systems. The XENOPUS system is useful for assessment of mammalian gene function, particulary hematopoietic genes, because it can be manipulated easily and produces a large volume of eggs for insertion and analysis of numerous individual genes. Therefore, the biological effects of a broad range of mammalian genes can be assessed in a rapid, high-throughput, reproducible system. Candidate genes that demonstrate functional activity in this system are subjected to further characterization.



    ZEBRAFISH DEVELOPMENTAL ASSAYS



    As part of a research collaboration with Ohio University, the Company has accessed the use of the zebrafish as an additional high-throughput developmental biology assay system for gene characterization. Zebrafish have a number of useful attributes for developmental biology assay systems, including a clear body for organ visualization, ease of cell manipulation and transplantation, rapid development, prolific egg-laying, and an established information base on genes affecting development. In the collaborative program, candidate genes from a variety of discovery sources will be inserted into fertilized zebrafish eggs and the effects of the genes during development will be assessed. These assays can be accomplished within 24 to 72 hours after transduction of the embryos with the genes of interest.



    The Company also has entered into collaboration with the Ontario Cancer Institute to isolate and characterize novel hematopoietic genes from single murine hematopoietic cells during multiple defined stages of differentiation. The technology maps the expression of known genes during cell differentiation that when combined with subtractive techniques, allows for the isolation of novel cDNAs from single, well-characterized dells. These methods provide for much cleaner sampling of gene expression than can be accomplished in larger cultures of mixed or non-synchronized cells and facilitate the discovery of medically relevant genes and their functional characterization.


TRANSGENIC AND GENE KNOCK-OUT TECHNOLOGIES


    Transgenic and gene knock-out animal models allow the Company to distinguish the effects of the gain or loss of function of individual genes from the background of genetic and cellular activity. Transgenic animals provide a means to evaluate the functional effects of the selective over-expression of a gene in living systems. The classical transgenic approach is to produce adult animals that express a given gene at continuous, high levels. This approach is time-consuming and unsuitable for high-throughput analyses. The Company's transgenic technologies minimize these drawbacks through over-expression of genes at selected stages in early development, and evaluation of the effects on tissue and organ formation. The Company also produces developmental and adult gene knock-out models through genetic manipulation of ES cells. These models allow the Company to evaluate the biological effects of eliminating expression of a gene of interest. The Company uses a range of techniques to evaluate the effects of gene over-expression, or lack of expression, in major organs of mature animal models.


GENE DELIVERY AND EXPRESSION


    Gene delivery and expression technologies permit the Company to study the function of newly discovered genes in a range of cellular and animal models. Among a variety of systems the Company uses is a proprietary gene delivery system, T7T7, which the Company developed in collaboration with Ohio University. T7T7 is a nonviral system that can induce expression of the gene it carries in a cell's cytoplasm (the area surrounding the nucleus). The T7T7 system works in both cell cultures and whole organisms, and in both dividing and nondividing cells. The Company currently is collaborating with Chiron to explore potential commercialization of the T7T7 system in clinical gene therapy applications. See "--Corporate Agreements--Chiron Agreement" and "--Patents and Proprietary Rights."


DISCOVERY PROGRAMS


    The Company has established gene discovery programs for the identification of medically relevant genes in the areas of hematopoiesis, angiogenesis, osteogenesis and diseases such as HH, asthma, schizophrenia and epilepsy. To date, these programs have produced five notices of allowance from the USPTO, three ongoing corporate collaborations and the identification of three novel gene and protein candidates.

    A diagram entitled "The Company's Discovery Programs". The diagram lists the Company's discovery programs in a column on the far left, labeled "Program". Across the top of the diagram, left to right, are labels indicating development partner or licensee (if any) and R&D stage of each program, as follows:
"Partner/Licensee", "Discovery Phase", "Gene Identification", "Further Elucidation of Gene Function" and "Target Development". Arrows extend, left to right, from each label in the left column to indicate the stage of R&D of each program, as follows: "Leptin Receptor (protein)"/AMGEN--arrow to "Target Development"; "Red Blood Cell Growth Factor"/NOVO NORDISK--arrow to "Discovery Phase"; "T717 Gene Therapy"/CHIRON--arrow to "Target Development; "HH Diagnostic"--arrow to "Target Development"; "HH/Anemia Therapeutic"--arrow to "Further Elucidation of Gene Function"; "Leptin Receptor (screening, sorting)--arrow to "Further Elucidation of Gene Function"; "DEL-1 Gene"-- arrow to "Further Elucidation of Gene Function"; "Asthma"--arrow to "Discovery Phase"; "Schizophrenia"--arrow to "Discovery Phase"; "Angiogenesis"--arrow to "Gene Identification"; "Epilepsy (EPM1 Gene)--arrow to "Further Elucidation of Gene Function"; "Hematopoiesis"--arrow to "Gene Identification". The first 3 programs and corresponding arrows are in an upper area labeled "Partnered/Licensed Programs"; the remainder are in the lower area labeled "Programs to be Partnered".


LEPTIN RECEPTORS

    Abnormalities in the expression of leptin and the functioning of leptin receptors have been implicated in obesity, diabetes and other metabolic disorders. The Company used its proprietary receptor discovery technology and murine developmental tissue resources to identify gene sequences that encode various forms of the B219 leptin receptor. In September and December 1994, the Company filed U.S. patent applications relating to the B219 leptin receptor, and recently received notices of allowance from the USPTO for claims within these applications relating to genes encoding the leptin receptor. In December 1996, the Company licensed certain aspects of its leptin receptor technology to Amgen for human therapeutic, diagnostic and prophylactic uses. The Company has retained exclusive rights to the leptin receptor technology for certain other uses, including small molecule screening and cell sorting. The Company is seeking collaborators in these two areas. See "Risk Factors--Dependence on Collaborators and Licensees," "--Corporate Agreements--Amgen Agreements" and "--Patents and Proprietary Rights."

    The Company recently published findings suggesting that leptin receptors may play a broad and fundamental biological role. In particular, the Company has demonstrated in vitro that leptin stimulates the growth and differentiation of certain hematopoietic cells, including stem cell populations found in adult bone marrow. In order to characterize further the function of leptin receptors, the Company is investigating the role of leptin in the hematopoietic and immune systems, for potential adjunct therapies for cancer and treatments for anemias and other disorders of the blood and immune system.

RED BLOOD CELL GROWTH FACTOR


    The Company believes there is a large and growing market for agents that stimulate new red blood cell development for patients with inherited anemias and for patients who are undergoing kidney dialysis, cancer chemotherapy or bone marrow transplantation. The Company has identified a growth factor activity that stimulates the formation and development of red blood cells from burst-forming units-erythroid ("BFU-e"), which are the earliest red blood cell precursors found in adult bone marrow. The identified activity is distinct from that of erythropoietin and other known growth factors. The Company is collaborating with Novo Nordisk, through its subsidiary, ZymoGenetics, Inc. ("ZymoGenetics"), for research, development and commercialization efforts relating to the BFU-e red blood cell growth factor activity identified by the Company. The Company, along with Novo Nordisk, is seeking to purify the murine BFU-e red blood cell growth factor and clone its gene and its human equivalent. See "Risk Factors-- Dependence on Collaborators and Licensees," "--Corporate Agreements--Novo Nordisk Agreement" and "--Patents and Proprietary Rights."

HEREDITARY HEMOCHROMATOSIS

    Hereditary hemochromatosis is an iron overload disease that can lead to life-threatening conditions such as cirrhosis, liver cancer, diabetes, heart failure and arthritis. HH is one of the most common genetic disorders, with an estimated one million affected individuals in the U.S. If the disease is detected early, the simple treatment of blood removal can prevent serious liver disease and death. HH is under-diagnosed because it is difficult to correlate early symptoms, such as general fatigue and abdominal pain, with the disease. In addition, the confirmatory test for the disease is liver biopsy, an invasive procedure. The Company targeted HH because it believes that an accurate, non-invasive diagnosis of HH is an unmet medical need with significant implications for patient care.

    Using its disease genetics approach, the Company has discovered a gene associated with HH. The Company has pending U.S. and foreign patent applications relating to certain diagnostic markers for HH, and has received a notice of allowance from the USPTO for one such application. The Company also has pending patent applications relating to mutations in its HH gene and relating to the gene itself. In addition, the Company has pending a patent application on the transcript map of all genes in the region of the HH gene.

    The Company is seeking corporate collaborations to commercialize a diagnostic test for HH. The Company believes that its HH gene also may yield new clues regarding the biology of iron metabolism. The Company intends to develop functional data on the HH gene in this area in an effort to provide insight into novel therapeutic applications for certain anemias and other diseases associated with iron metabolism. The Company is seeking collaborations to develop and commercialize these therapeutic applications. See "--Patents and Proprietary Rights."


DEL-1 GENE IN ANGIOGENESIS AND OSTEOGENESIS


    The Company believes that drugs designed to inhibit the growth of new blood vessels may represent an important therapeutic approach to treating cancer. The Company, in collaboration with Vanderbilt, has discovered DEL-1, a gene that encodes a novel cell-surface protein ("Del-1") involved in the early growth and development of blood vessels and bone. Since DEL-1 is not expressed in most normal adult tissues, and Del-1 is accessible in the lining of blood vessels, the Company believes that Del-1 may be a highly specific, accessible and stable target for the development of cancer therapeutics, diagnostics and imaging agents. The Company has shown that mice implanted with human tumors express the murine DEL-1 gene in developing blood vessels that feed the tumor. The Company also has demonstrated that a variety of human tumor samples have a higher level of DEL-1 expression than normal, noncancerous tissues.

    Progenitor and Vanderbilt have filed jointly two U.S. patent applications relating to the DEL-1 nucleotide sequences, the proteins they encode, methods of expressing functional gene products, methods of using DEL-1 and Del-1, and genetically-engineered cells. A corresponding international patent application was published in December 1996. The Company has an exclusive, worldwide license to Vanderbilt's commercial rights under these patent applications.


    The Company also is investigating DEL-1 expression in bone and cartilage formation for potential therapeutic applications in bone growth and repair, and osteoporosis. The Company is seeking collaborations to pursue the research, development and commercialization of DEL-1 and Del-1.

EPILEPSY

    Epilepsy is a neurological disorder that affects approximately 150 million people worldwide. In February 1997, the Company obtained an exclusive, worldwide license to the EPM1 epilepsy gene from Stanford University ("Stanford"). The EPM1 gene, discovered using a disease genetics approach, implicates a new biochemical pathway for epilepsy that the Company believes may serve as a target for therapeutics and diagnostics for the disease. The Company intends to investigate the EPM1 gene for the development of such therapeutics and diagnostics. See "--License Agreements--Stanford University."

ASTHMA

    Asthma is a respiratory disease that affects approximately 12 million people in the U.S. Current medications address only symptoms, leaving an unmet medical need for treatments of the causes of asthma. The Company is attempting to identify and characterize novel genes as potential therapeutic targets for such treatments. To this end, the Company is conducting gene identification activities using its disease genetics approach. In November 1995, the Company began a program to collect up to 3,000 samples for the identification of genes associated with asthma from carefully selected populations in Denmark, Israel and the U.S. As of February 28, 1997, the Company had collected over 1,400 patient samples. In the initial studies performed by the Company using a portion of the population samples, linkages have been established to specific chromosomal regions. The Company is applying disease association methods and chromosome analysis technologies to some of these regions to identify candidate disease genes for evaluation. The Company is seeking a corporate collaboration for this program.

SCHIZOPHRENIA

    Schizophrenia is a disabling psychiatric disease that affects approximately 50 million people worldwide. Current therapies for schizophrenia include antipsychotic drugs that treat the symptoms of the disease, often with poor response or severe side effects. The Company is using its disease genetics approach to identify genes that play a role in schizophrenia. In March 1996, the Company began a program to collect patient samples for the identification of genes associated with schizophrenia. As of February 28, 1997, the Company had collected over 600 samples, and anticipates collecting up to 1,500 over the course of the program. Patient samples are being obtained through a number of research collaborations, including a collaboration with the University Central Hospital in Finland. This collaboration provides access to the geographically isolated population of Finland, which is recognized to be a powerful resource for the study of inherited diseases. The Company's schizophrenia program also includes populations in the U.S. and Denmark, involving hundreds of affected sibling pairs and their parents. In addition, samples from more than 70 families have been obtained from the U.S. National Institute of Mental Health collection program. The Company is seeking a corporate collaboration for this program.

ANGIOGENESIS

    The Company believes that genes important in blood vessel development may provide unique targets for therapeutic and diagnostic approaches to cancer and to other diseases characterized by abnormal blood vessel growth, such as diabetic retinopathy and macular degeneration, diseases that are leading causes of blindness. As of January 1997, the Company, in collaboration with Vanderbilt, had identified fifteen novel gene sequences in addition to the DEL-1 gene that are expressed during the early stages of blood vessel development. These identified sequences and their biological significance are being evaluated for functional and therapeutic relevance in collaboration with Vanderbilt. If these gene sequences are determined to be therapeutically relevant, the Company will seek to exercise its rights under its agreement with Vanderbilt and enter into commercial collaborations for further development of these gene sequences as therapeutic targets. See "--DEL-1 Gene in Angiogenesis and Bone Development" and "--License Agreements--Vanderbilt Agreement."

HEMATOPOIESIS

    The Company believes that substantial medical needs remain in the treatment of cancer, hematopoietic and immune system disorders and diseases of the central nervous system, and that early developmental systems, such as ES, yolk sac and developing liver cells, provide a key discovery source for therapeutic targets for these diseases. The Company has developed selective, stage-specific cDNA libraries from these sources that may enable it to discover novel hematopoietic growth factors and regulatory molecules for cancer adjunct therapy and other potential indications. The Company's developmental systems enable gene isolation during differentiation of rare hematopoietic precursor cells that appear only briefly during development. The Company, together with its collaborators at the National Jewish Center and the Ontario Cancer Center, will seek to isolate novel genes from these cells, determine their function and identify therapeutic uses for its discoveries.

T7T7 GENE THERAPY

    The Company is collaborating with Chiron to explore clinical uses of the T7T7 gene delivery system. In this collaboration, Chiron has agreed to develop and potentially to commercialize the T7T7 system for selected applications. The Company has retained the right to market and license the T7T7 system for other applications and to use and license joint technologies of the collaboration as well as technological improvements to the T7T7 system made by Chiron. The initial T7T7-based gene therapy product being developed by Chiron is intended for treatment of solid-tumor cancers. See "Risk Factors--Dependence on Collaborators and Licensees" and "--Corporate Agreements--Chiron Agreement."

    With respect to all of the above programs, there can be no assurance that the Company will be successful in entering into additional collaborative agreements or that any drugs or other products will be developed or commercialized, that patents will issue from any of the Company's applications with respect to such programs or that, if issued, any resulting patents will provide the Company with meaningful protection or rights. See "Risk Factors--Early Stage of Development; Uncertainty of Final Product Development," "--Dependence on Collaborators and Licensees," "--Uncertainty of Patents and Proprietary Rights" and "--Dependence upon Research Collaborators and Scientific Advisors."

CORPORATE AGREEMENTS

AMGEN AGREEMENTS

    On December 31, 1996, the Company entered into a license agreement with Amgen relating to certain aspects of the Company's leptin receptor technology. The agreement grants Amgen an exclusive, worldwide license, with the right to grant sublicenses, to use the Company's patent rights relating to the leptin receptor and antibodies to the leptin receptor to develop products with human therapeutic, diagnostic and prophylactic uses. In addition, Amgen received a non-exclusive, worldwide license, with the right to grant sublicenses, to other patent rights that are necessary or useful to Amgen in the development and commercialization of the leptin receptor technology in Amgen's field of use. The Company retained exclusive rights to use its leptin receptor technology for the following uses: (i) any ex vivo uses for ligand and small molecule drug screening; (ii) any ex vivo uses for cell sorting; (iii) any anti-sense uses for human therapeutic, diagnostic and/or prophylactic applications; and (iv) any in vivo human therapeutic, diagnostic and/or prophylactic applications of antibodies to the leptin receptor. The Company also retained a non-exclusive right, with a right to grant licenses, to the leptin receptor technology for human diagnostic uses to the extent necessary to develop and commercialize products under the Company's exclusive retained rights, and a non-exclusive right, without the right to grant licenses, to the licensed technology in Amgen's field of use for research and development purposes only. Amgen has sole discretion over the development and commercialization of licensed products.

    The license agreement terminates upon the expiration of the last to expire of any patents that might issue relating to the licensed technology. Amgen may terminate the agreement earlier by providing written notice of its election to discontinue all development and commercialization activities relating to the licensed technology, and also may terminate, in whole or in part, any of the licenses granted to it under the agreement by providing 60 days written notice of termination. In addition, the Company may terminate the agreement earlier in the event of a material breach by Amgen of its obligations or any of its representations and warranties under the agreement. Upon a termination, other than as a result of a material breach by the Company, Amgen's license rights revert to the Company.

    The Company received a $500,000 license fee upon execution of the agreement. In addition, in the event that Amgen pursues the development of products related to the licensed technology, the Company would be entitled to receive up to an additional $22.0 million upon attainment of certain development, regulatory and commercialization milestones, plus potential royalties on product sales. Additional milestone payments of up to $12.0 million, plus royalty payments, could be made to the Company for the development and commercialization of a subsequent product. An additional $2.0 million in milestone payments, plus royalties, could be paid to the Company for the regulatory approval and commercialization of a diagnostic test. There can be no assurance that Amgen will pursue the development of products related to the licensed technology, or, if it decides to pursue such development, that it will be successful in developing or commercializing any products using the Company's leptin receptor technology or that the license agreement will not terminate prior to its expiration. As such, there can be no assurance that any milestones will be achieved or that any royalties or other payments contemplated by the license agreement will ever be made. See "Risk Factors--Dependence on Collaborators and Licensees."

    In connection with the license agreement, the Company and Amgen entered into the Amgen Purchase Agreement, which provides for the purchase by Amgen of the Amgen Shares concurrently with the closing of the Offering. Pursuant to the Amgen Purchase Agreement, Amgen has agreed for a period of time to limit its ownership interest in the Common Stock below a specified percentage. Pursuant to the Amgen Purchase Agreement, Amgen also will receive certain registration rights with respect to the Amgen Shares. See "Description of Capital Stock--Registration Rights."

NOVO NORDISK AGREEMENT

    In May 1995, the Company and Novo Nordisk, through its subsidiary ZymoGenetics, entered into a research, development and commercialization agreement under which Novo Nordisk received an exclusive, worldwide license to any and all rights of the Company related to the BFU-e red blood cell growth factor activity identified by the Company for use in any and all human therapeutic and small molecule drug design uses. An amended and restated agreement was executed between the parties in January 1997. Under the agreement, the development effort is divided into two stages. During the first stage, which has not yet commenced, Novo Nordisk and the Company will attempt to purify, clone and sequence a BFU-e red blood cell growth factor and other growth factors with similar hematopoietic functions. If this stage is successfully completed, Novo Nordisk will have the right to decide whether to proceed to the second stage, in which the Company may conduct research to establish the biological function of the growth factor. During the second stage, if commenced, Novo Nordisk has the option to engage the Company for additional research, which may entitle the Company to receive up to $4.0 million in research fees from Novo Nordisk.

    The agreement with Novo Nordisk terminates upon the expiration of the last patent that might issue relating to the Company's growth factor discoveries. Novo Nordisk also has a right to earlier termination of the agreement upon 30 days notice. If Novo Nordisk exercises this right prior to paying a license fee, it would be obligated to grant to the Company an exclusive worldwide license to all of Novo Nordisk's rights arising from the research conducted pursuant to the agreement to make, use and sell related products. In the event that Novo Nordisk and the Company had developed joint technology under the agreement prior to such early termination, the Company would be obligated to pay Novo Nordisk royalties for any sales of products made using the licensed technology.

    If Novo Nordisk decides to develop any licensed products, it will be obligated to pay the Company a one-time license fee of $2.0 million and up to an additional $22.0 million for each product if certain clinical testing, regulatory and marketing approval milestones are met. In addition, the Company has the right to receive royalties for sales of any resulting products. In the event that all milestones are reached with respect to the BFU-e red blood cell growth factor, the Company would receive an aggregate of $28.0 million under the agreement, plus royalties on any net product sales. Novo Nordisk has the right to manufacture and market any such products on an exclusive worldwide basis. There can be no assurance that the Company or Novo Nordisk will successfully clone the murine BFU-e red blood cell growth factor or its human equivalent, or, if the factor is cloned, that Novo Nordisk will continue the program, that the license agreement will not otherwise be terminated prior to its expiration, that the Company will be able to clarify the biological function of the growth factor or that Novo Nordisk will be successful in developing and commercializing any drugs or other products utilizing the BFU-e red blood cell growth factor. As such, there can be no assurance that any milestones will be achieved, or that any royalties or other payments contemplated by the agreement will ever be made. See "Risk Factors--Dependence on Collaborators and Licensees."

CHIRON AGREEMENT

    In March 1995, the Company entered into an agreement with Chiron for the development and commercialization of the T7T7 gene delivery system for selected applications. The agreement grants Chiron an exclusive, worldwide license to the T7T7 gene delivery system for (i) all products carrying a single specified gene, which has potential applications for tumor ablation; (ii) four infectious disease vaccine constructs; (iii) products used for the prevention, therapy or diagnosis of human restenosis; (iv) five additional constructs designated by Chiron; and (v) additional constructs, with certain limitations, that may be designated by Chiron upon payment of a fee for each such additional construct. The Company also may grant licenses to third parties to constructs for fields of use not licensed to and not in conflict with the exclusive licenses granted to Chiron. Any such third-party licenses are subject to Chiron's right of first refusal for any construct of the T7T7 gene delivery system not already covered by the agreement for the development of a noninfectious disease vaccine. Pursuant to the agreement, Chiron and the Company may develop jointly the T7T7 tumor ablation product for the treatment of cancer. The parties will own jointly all preclinical and clinical data from the collaboration, which may be used by either party for any purpose subject to the exclusive licenses granted to Chiron. The Company has the right to collaborate and jointly invest in Chiron's development efforts on the tumor ablation product, with the Company's level of participation in any resulting product revenues based on its relative contribution to development costs. Under the agreement, Chiron has committed to use reasonable efforts to commercialize one or more licensed products and has certain manufacturing rights and obligations for any resulting products. If Chiron chooses to abandon development of a construct, its license rights terminate with respect to that construct. Subject to the foregoing rights, the agreement provides that each party will retain ownership of all inventions (and any related patents) made solely by its employees and arising from the activities performed under the agreement.

    The agreement terminates upon the later of the expiration of the patents upon which it is based or, within any given country, ten years after the first commercial sale of a product developed under the agreement within such country. In such events, Chiron's affected license rights become fully paid and non-exclusive. Chiron also may terminate the agreement earlier with respect to any particular construct upon 30 days notice, and either party may terminate the agreement in the event of a material breach by the other party of its obligations under the agreement. In such events, Chiron's license rights would revert to the Company, but Chiron would retain exclusive rights to inventions and discoveries made solely by its employees, and joint rights to discoveries made jointly with the Company. Chiron also would be required to pay the Company all royalties accrued before termination.

    The Company received a $2.5 million payment upon execution of the agreement as a license fee and reimbursement of past research and development expenses, and an additional $500,000 in January 1996 for continued funding of the Company's research and development expenses. The Company has paid Chiron $750,000 pursuant to the agreement, in full satisfaction of the Company's obligation to reimburse Chiron for certain start-up manufacturing costs. Under the agreement, the Company is entitled to receive up to an additional $4.3 million in various fees and milestone payments for each licensed product if all specified research, clinical development, regulatory and marketing approval milestones are achieved, plus additional fees for development of specific constructs and for the first product developed. The agreement encompasses a minimum of eleven potential products that Chiron may develop. In the event that all such milestones are achieved and all contemplated products reach market, the Company would receive an aggregate of $51.3 million (including payments already received) plus royalties on net product sales. There can be no assurance that the Company and Chiron will be successful in developing or commercializing any drugs or products utilizing the T7T7 gene delivery system or that the agreement will not terminate prior to its expiration. As such, there can be no assurance that any milestones will be achieved or that any royalties or other payments contemplated by the agreement will ever be made. See "Risk Factors--Dependence on Collaborators and Licensees."


TECHNOLOGY AGREEMENTS

AFFYMETRIX AGREEMENTS

    The Company has entered into two agreements with Affymetrix, Inc. ("Affymetrix") with respect to a technology that has the potential to expedite the discovery of candidate genes in disease association studies. Pursuant to one agreement, Affymetrix and the Company have agreed to use a DNA-enrichment method developed by the Company in combination with Affymetrix' GeneChip-TM- technology to evaluate the utility of this combined technology for identifying DNA variations in expressed genes. Once identified, the Company believes that such variations may accelerate the identification of candidate genes and chromosomal regions that are implicated in human disease. In connection with a separate agreement, the Company recently has completed a study that validates the use of the combined technology in identifying chromosomal regions that harbor gene mutations in human cancers. The Company believes that the combined technology may be applicable to a wide range of diseases that exhibit genetic predisposition.

PANGEA AGREEMENTS

    The Company has entered into purchase and collaboration agreements with Pangea relating to the licensing and further development of advanced bioinformatics technology. Pursuant to the agreements, the Company purchased bioinformatics products that combine hardware and software for use in information management and high-throughput analysis. The Company will serve as a principal test site for new systems and technologies developed by Pangea, and will be eligible to purchase new products at a substantial discount. The Company and Pangea also will explore potential collaborations that would combine the Company's developmental biology expertise with Pangea software to produce new bioinformatics products.

LICENSE AGREEMENTS

VANDERBILT UNIVERSITY

    In July 1995, the Company entered into a license agreement with Vanderbilt pursuant to which the Company obtained an exclusive worldwide license to Vanderbilt's commercial rights under a jointly owned patent application to develop and market products and processes utilizing technology relating to DEL-1 and Del-1. Under this agreement, the Company is obligated to pay royalties on any resulting product sales. Vanderbilt University may terminate the agreement after three years if the Company has not made adequate efforts to commercialize products based on the gene.

STANFORD UNIVERSITY


    In February 1997, the Company entered into a license agreement with Stanford for an exclusive worldwide license to Stanford's commercial rights under a patent application relating to the EPM1 epilepsy gene, which allows the Company to develop and market diagnostic and therapeutic products relating to the gene. Under this agreement, the Company is obligated to pay certain patent expenses, royalty milestones on patents, and royalties on any resulting products.

OHIO UNIVERSITY


    The Company entered into licensing agreements with Ohio University as of January 1992 relating to yolk sac stem cells and as of April 1993 relating to the T7T7 gene delivery system. The licensing agreements, as amended, grant the Company an exclusive worldwide license to the yolk sac stem cells and T7T7 gene delivery system, respectively, and related technologies covered in Ohio University's existing patents and patent applications, as well as any technology developed from related sponsored research. In exchange, the Company is obligated to pay Ohio University certain license and research fees as well as royalties based on net sales of any resulting products. In addition, under the 1992 license agreement and the terms of a related stock purchase agreement, The Ohio University Foundation received a 5% equity interest in the Company subject to certain anti-dilution protection and was granted the right to purchase 25,000 shares of the Company's Common Stock in the event of an initial public offering, merger or other similar corporate transaction at a price equal to 50% of the anticipated public offering price or merger or other consideration, as applicable. The Ohio University Foundation has agreed to exercise such right to purchase 25,000 shares immediately prior to the Offering at a price equal to $5.50 per share. The Ohio University Foundation also has the right to designate two representatives to the Board of Directors of the Company until the Company consummates an initial public offering. See "Certain Transactions--The Ohio University Foundation."


ADVANCED TECHNOLOGY PROGRAM GRANT

    In November 1994, the Company was awarded a $2.0 million, three-year grant to study yolk sac-derived endothelial cells for therapeutic applications under the ATP. The grant specifies the research and development of therapeutics based on an understanding of the biology of development of endothelial cells. The research agreements between the Company and its subcontractors under the ATP grant (the University of Colorado, The University of Wisconsin, Ohio University, Vanderbilt University and Bio Support, Inc.) require that all parties assign rights to any inventions made by them under the grant to the Company. The ATP grant provides that the Company retains full rights to any intellectual property developed as part of the project.

    The ATP grant is administered by United States Department of Commerce. As of February 28, 1997, the Company had received $1,120,465 under the ATP grant, and $116,997 in additional funds were payable to the Company. Under the terms of the grant, the Company is scheduled to receive an additional $292,000 payable in two installments for the period from February 28, 1997 through May 31, 1997. The balance of the grant, $518,000, is payable in equal quarterly installments during the period from June 1, 1997 to May 31, 1998. The grant is subject to yearly appropriations by the United States Congress for the ATP program, and legislation has been introduced to eliminate the program. The National Institute of Standards and Technology has informed the Company that, although it could not comment on the availability of funds for the Company's grant for the year ending May 31, 1998, there are sufficient funds in the ATP grant program's current budget to support grant payments for currently funded grants for the year ending May 31, 1997, and that therefore it is likely that the Company will receive grant payments expected through May 31, 1997. There can be no assurance, however, that funding for the ATP program will not be reduced or eliminated at any time.

PATENTS AND PROPRIETARY RIGHTS

    Patents and licenses are important to the Company's businesses. The Company's policy is to file patent applications to protect technology, inventions and improvements to inventions that are considered important to the development of its business. The Company also relies on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. To date, the Company has filed or exclusively licensed a number of pending patent applications in the USPTO relating to its various technologies and discoveries, as well as foreign counterparts of certain of these applications in Europe, Japan and certain other countries. At the present time, Progenitor owns, or has exclusively licensed a number of pending U.S. patent applications, and certain corresponding foreign applications, relating to its various technologies and discoveries. These pending patent applications include

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
the following: eight U.S. applications, owned by Progenitor, relating to certain leptin receptors (including various isoforms of the leptin receptor), including two patent applications filed in September and December 1994 relating to nucleic acid molecules that encode the B219 leptin receptor, for which the USPTO issued two notices of allowance, one in September 1996, and one in January 1997; two U.S. patent applications, co-owned with and licensed from Vanderbilt, relating to DEL-1; one U.S. application, licensed from Ohio University, relating to the T7T7 gene delivery system; and one allowed U.S. application, licensed from Ohio University, relating to yolk sac stem cells. No U.S. or foreign patent has issued to Progenitor to date. However, Progenitor has an exclusive license from Ohio University to one issued U.S. patent covering a method of providing tissue-specific expression of exogenous genetic material in a mammal by genetically transformed embryonic carrier cells such as yolk sac cells, and one issued U.S. patent relating to the T7T7 gene delivery system. Progenitor also has licensed, on a nonexclusive basis, from Associated Universities, Inc. and the Wisconsin Alumni Research Foundation, respectively, two issued U.S. patents relating to the T7T7 gene delivery program.

    Through its pending acquisition of Mercator, Progenitor will obtain Mercator's patent and proprietary rights. Mercator presently has pending seven U.S. patent applications and certain corresponding foreign applications. These patent applications relate to the following four basic inventions: (i) a method for conducting large-scale genomic sequencing, for which Mercator has received a notice of allowance from the USPTO; (ii) a method for diagnosing HH utilizing genetic markers associated with the HH gene region, for which Mercator has received a notice of allowance from the USPTO; (iii) HH diagnostic markers and methods; and (iv) an HH gene, cloned versions of the gene, expression of the gene product in recombinant form, and various uses of the gene in the development of research tools, diagnostics and therapeutics. Also, among the seven pending applications, Mercator has a patent application relating to a transcript map of all genes in the region of the HH gene. In addition, Mercator has an exclusive license from Stanford for a provisional U.S. patent application relating to the EPM1 epilepsy gene.


    Mercator also has developed a number of research methods and tools that currently are held as trade secrets. Examples of these technologies are an improved, integrated approach to clone coverage and physical mapping, high-throughput genotyping systems, proprietary screening probes that allow improved gene isolation across a given genomic region, a large-scale method for evaluating DNA sequence variation across many individuals, and computer software to speed the discovery of sequence differences in genomic DNA.


    The Company's success will depend to a significant extent on its ability to obtain and enforce patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Because the patent positions of biotechnology and pharmaceutical companies can be highly uncertain and frequently involve complex legal and factual questions, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted with certainty. Commercialization of pharmaceutical products can be subject to substantial delays as a result of the time required for product development, testing and regulatory approval. The value of any patents issued or licensed to the Company may depend upon the remaining term of patent protection available at the time products that utilize the patented technology are commercialized.

    In March 1996, Progenitor's international patent application disclosing certain aspects of its leptin receptor technology was published. The Company believes that there may be significant litigation regarding patent and other intellectual property rights relating to leptin and leptin receptors. The Company is aware that Millennium has filed a patent application relating to a receptor for leptin and its use in obesity applications, and has licensed to Hoffmann-La Roche Inc. rights to develop certain therapeutics for obesity using Millennium's discovery of a leptin receptor. There can be no assurance that Millennium's patent application, or additional patent applications filed by Millennium or others, will not result in issued patents covering a leptin receptor, the leptin protein or other ligands, or any of their respective uses including obesity. There can be no assurance that the invention by Millennium will be accorded an invention date later than Progenitor's invention date, that any patent will issue to Progenitor or that any such patent issued to Progenitor would be broad enough to cover leptin receptors of Millennium or others. Progenitor's failure to obtain a patent on a leptin receptor, or its failure to obtain a patent that covers the leptin receptors of Millennium or others, or the issuance of a patent to a third party covering a leptin receptor, the leptin protein or other ligands, or any of their respective uses, could have a material adverse effect on the Company's business, financial condition and results of operations.


    A number of other groups are attempting to identify partial gene sequences and full-length genes, the functions of which have not been characterized. The public availability of partial gene sequence information before the Company applies for patent protection on a corresponding full-length gene could adversely affect the Company's ability to obtain patent protection with respect to such a gene. To the extent any patents issue to other parties on such partial or full-length genes, and as other patents issue with the expansion of the biotechnology industry, the risk increases that the potential products and processes of the Company or its collaborators or licensees may give rise to claims of patent infringement.


    The patent positions of pharmaceutical and biotechnology firms, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved, particularly in regard to human therapeutic uses. Substantial periods of time pass before the USPTO responds to patent applications. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, the Company does not know whether any of its pending or future patent applications will result in the issuance of patents or, if any patents are issued, whether the patents will be subjected to further proceedings limiting their scope, and whether they will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issue and patent applications in certain other countries generally are not published until more than 18 months after they are filed, and since publication of discoveries in scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it or any licensor was the first creator of inventions covered by pending patent applications or that it or such licensor was the first to file patent applications on such inventions.


    There can be no assurance that the Company's patents, if issued, would not be held invalid or unenforceable by a court or that such patents would cover products or technologies of the Company's competitors. Competitors or potential competitors may have filed patent applications or received patents, and may obtain additional patents and proprietary rights relating to compounds or processes competitive with those of the Company. To protect its proprietary rights, the Company may be required to participate in interference proceedings declared by the USPTO to determine priority of invention, which may result in substantial cost to the Company. Moreover, even if the Company's patents issue, there can be no assurance that they will provide sufficient proprietary protection or will not be later limited, circumvented or invalidated. Accordingly, there can be no assurance that the Company will develop proprietary technologies that are patentable, that the Company's patent applications will result in patents being issued or that, if issued, patents will afford protection against competitors with similar technology or products, nor can there be any assurance that the Company's patents will not be held invalid by a court of competent jurisdiction.



    In addition to patent protection, the Company also relies to a significant extent upon trade secret protection for its unpatented confidential and proprietary information, including many of the Company's key discovery technologies. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology. To protect its trade secrets, the Company requires its employees, consultants, scientific advisors and parties to collaboration and licensing agreements to execute confidentiality agreements upon the commencement of employment, the consulting relationship or the collaboration or licensing arrangement with the Company. In the case of employees, the agreements also provide that all inventions resulting from work performed by them while employed by the Company will be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection of the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information, that the Company can meaningfully protect its rights in such unpatented proprietary technology through other means, that any obligation to maintain the confidentiality of such proprietary technology will not be breached by employees, consultants, advisors, collaborators or licensees or others, or that others will not independently develop substantially equivalent technology. The loss of trade secret protection of any of the Company's key discovery technologies would materially and adversely affect the Company's competitive position and could have a material adverse effect on the Company's business, financial condition and results of operations. Finally, disputes may arise as to the ownership of proprietary rights to the extent that outside collaborators, licensees or consultants apply technological information developed independently by them or others to Company projects or apply Company technology to other projects and, if adversely determined, such disputes could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company may incur substantial costs if it is required to defend itself in patent suits brought by third parties or if the Company initiates such a suit to enforce the Company's patents or to determine the validity, scope or enforceability of other parties' proprietary rights. Any legal action against the Company or its collaborators or licensees claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its collaborators or licensees to obtain a license or licenses in order to continue to manufacture or market the affected products and processes or require the Company or its collaborators or licensees to cease doing so. There can be no assurance that the Company or its collaborators or licensees would prevail in any such action or that any license required under any such patents would be made available on commercially acceptable terms, if at all. Any adverse outcome of such litigation could have a material adverse effect on the Company's business, financial position and results of operations. In addition, if the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources. The Company is unable to predict how courts will resolve any future issues relating to the validity, scope or enforceability of its patents should they be challenged.

    It is uncertain whether any third-party patents will require the Company to alter its products or processes, obtain licenses, cease certain activities or pay substantial damages. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially acceptable terms, if at all. Failure by the Company or its collaborators and licensees to obtain a license to any technology required to commercialize the Company's discoveries may have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Uncertainty of Patents and Proprietary Rights."

COMPETITION


    Research in the field of genomics is highly competitive. Competitors of the Company in the genomics area include, among others, public companies such as Genome Therapeutics Corp., Human Genome Sciences, Inc., Incyte Pharmaceuticals, Inc., Microcide Pharmaceuticals, Inc., Millennium, Myriad Genetics, Inc. and Sequana Therapeutics, Inc., as well as private companies and major pharmaceutical companies and universities and other research institutions, including those receiving funding from the federally funded Human Genome Project. The Company's competitors may discover, characterize or develop important genes in advance of the Company, which could have a material adverse effect on any related Company discovery program. The Company expects competition to intensify in genomics research as technical advances in the field are made and become more widely known.



    In addition, the Company faces, and will continue to face, intense competition from pharmaceutical and biotechnology companies, as well as academic and research institutions and governmental agencies. The Company is subject to significant competition from organizations that are pursuing the same or similar technologies as those which constitute the Company's discovery approaches, and from organizations that are pursuing pharmaceutical or diagnostic products that are competitive with the Company's or its collaborators' potential products. Many of the organizations competing with the Company have greater capital resources, larger research and development staffs and facilities, greater experience in drug discovery and development, the regulatory approval process and pharmaceutical product manufacturing, and greater marketing capabilities than the Company. See "Risk Factors--Intense Competition; Rapid Technological Change."

    The Company is and will continue to be reliant on its collaborators and licensees for support of its programs, including preclinical and clinical development, manufacturing and marketing of its initial products. The Company's present and future collaborators and licensees are now conducting or are expected to conduct, multiple product development efforts within disease or technology areas that are the subject of their respective alliances with the Company. Any product candidate or technology of the Company may therefore be subject to internal competition with a potential product under development or a technology platform under evaluation by a collaborator or licensee. See "Risk Factors--Dependence on Collaborators and Licensees."


GOVERNMENT REGULATION


    Prior to marketing, any new drug or other product developed by the Company or its collaborators or licensees must undergo an extensive regulatory approval process in the U.S. and other countries. This regulatory process, which includes preclinical studies and clinical trial, and also may include post-marketing studies of each product candidate to establish its safety and efficacy, usually takes many years and requires the use of substantial resources. Preclinical studies include laboratory evaluations and will require animal tests conducted in accordance with the FDA's cGLP regulations to assess the product's potential safety and efficacy. Data obtained from preclinical studies and clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections also may be encountered based upon changes in the FDA's policies for drug or biologic approval during the period of product development and FDA regulatory review of each NDA submitted in the case of new pharmaceutical agents, or PLA in the case of biologics. Product development of new pharmaceuticals is highly uncertain, and unanticipated developments, clinical or regulatory delays, unexpected adverse side effects or inadequate therapeutic efficacy could slow or prevent the product development efforts of the Company and its collaborators or licensees, and have a materially adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that regulatory approval will be obtained for any drugs or other products developed by the Company or its collaborators or licensees. Furthermore, regulatory approval may entail limitations on the indicated use of a drug or other product. Because certain of the products likely to result from the Company's discovery programs involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities other than the FDA and, as a result, regulatory approvals may be obtained more slowly than for products using conventional technologies. Under current guidelines, proposals to conduct clinical research involving gene therapy at institutions supported by the NIH must be approved by the RAC and the NIH. Furthermore, gene therapies are relatively new technologies that have not been tested extensively in humans. The regulatory requirements governing these products and related clinical procedures for their use are uncertain and subject to change. The NIH has proposed revised rules with respect to the RAC that would, among other things, remove the RAC's authority over the approval of individual gene therapy experiments. There can be no assurance, however, that such proposed rules will be adopted.



    Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review. Among the conditions for product approval and continued marketing approval is that the quality control and manufacturing procedures of the Company or its collaborators or licensees conform to the FDA's cGMP regulations which must be followed at all times. In complying with cGMP requirements, manufacturers must expend time, money and effort on a continuing basis in production, record keeping and quality control. Manufacturing establishments, both domestic and foreign, are subject to inspection by or under the authority of the FDA and by other federal, state and local agencies. Failure to pass such inspections may subject the manufacturer to possible FDA actions such as the suspension of manufacturing, seizure of the product, withdrawal of approval or other regulatory sanctions. The FDA also may require the manufacturer to recall a product from the market.



    Discovery of previously unknown problems with a product may have adverse effects on the Company's business, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including during preclinical studies and clinical trials, the approval process or post-approval, may result in various adverse consequences to the Company, including the FDA's delay in approval of or refusal to approve a product, withdrawal of an approved product from the market or the imposition of criminal penalties against the manufacturer and NDA or PLA holder. The Company has not submitted an IND for any product candidate, and no product candidate has been approved for commercialization in the U.S. or elsewhere. The Company intends to rely primarily on its collaborators or licensees to file INDs and generally direct the regulatory approval process. No assurance can be given that the Company or any of its collaborators or licensees will be able to conduct clinical trials or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure to obtain required governmental approvals will delay or preclude the Company's collaborators or licensees from marketing drugs or other products developed by the Company or will limit the commercial use of such products and could have a material adverse effect on the Company's business, financial condition and results of operations.



    In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal, state and local regulations. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, biological materials and radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the current standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, the Company could be held liable for any resulting damages and any such liability could exceed the Company's resources. See "Risk Factors--Government Regulation" and "--Hazardous and Radioactive Materials; Environmental Matters."


PRODUCT LIABILITY INSURANCE


    The testing, manufacture, marketing and sale of pharmaceutical and other products entail the inherent risk of liability claims or product recalls and associated adverse publicity. Clinical trials and sales by the Company or its collaborators or licensees of potential products incorporating the Company's discoveries may expose the Company to potential liability resulting from the use of such products. Such liability might result from claims made directly by consumers or by regulatory agencies, pharmaceutical companies or others selling such products. The Company currently has a limited amount of clinical trial and product liability insurance coverage through Interneuron. The Company will seek to obtain its own coverage upon the closing of the Offering and to maintain and appropriately increase such coverage as clinical development of any product candidates progresses and if and when its products are ready to be commercialized. There can be no assurance that the Company will be able to obtain such insurance or, if obtained, that such insurance can be acquired at a reasonable cost or in sufficient amounts to protect the Company against such liability. Certain of the Company's license agreements require the Company to indemnify licensors against product liability claims arising from products developed using the licensed technology. Also, certain of these agreements and other collaborative and license agreements require the Company to maintain minimum levels of insurance coverage. The failure to maintain product liability coverage, or the occurrence of any product liability claim, or a recall of any products of the Company or its collaborators or licensees could inhibit or prevent commercialization of products being developed by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to the extent any product liability claim exceeds the amount of any insurance coverage, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Risk Factors--Risk of Product Liability."


HUMAN RESOURCES

    As of February 28, 1997, the Company had 68 full-time employees, of whom 22 hold Ph.D. or M.D. degrees. Of the Company's full-time employees, 56 are engaged in research and development activities and 12 are engaged in business development, finance and administration. None of the Company's employees is covered by a collective bargaining agreement, and the Company has never experienced any strike or work stoppage. The Company believes its relations with its employees to be good.

    In order to support its operations, the Company must hire and retain additional research, management, administrative and financial personnel. In addition, in connection with the Acquisition and the potential relocation of the Company's facilities, the Company may be required to expend substantial additional resources to create a combined personnel base. The Company's success will depend in large part on its ability to attract and retain key employees and scientific advisors. Competition among biotechnology and pharmaceutical and other companies for highly skilled scientific and management personnel is intense. There can be no assurance that the Company will be successful in retaining its existing personnel or advisors, or in attracting additional qualified employees. See "Risk Factors--Dependence on Collaborators and Licensees," "--Dependence on Research Collaborators and Scientific Advisors," "--Dependence on Key Personnel" and "Risks Associated with the Acquisition of Mercator."


FACILITIES


    The Company currently occupies approximately 19,000 square feet of laboratory and office space in a single facility in Columbus, Ohio. Total lease payments for fiscal 1996 were $154,175. Payments for the quarter ended December 31, 1996 were $37,548. In addition, the Company leases a separate facility for laboratory animals with approximately 7,000 square feet of space from The Ohio State University. Space in this facility is leased on a per diem basis for each animal housed. Total lease payments to The Ohio State University in fiscal 1996 were $132,822. Payments for the quarter ended December 31, 1996 were $27,549. The current lease on the laboratory and office facility expires on December 31, 1997. The Company also leases and occupies facilities consisting of approximately 25,000 square feet of research laboratory and office space located in Menlo Park, California. The lease expires in 1998 and contains provisions for two one-year renewal options and an option to lease an additional 10,000 square feet. In the event that the Company does not exercise its option to lease the additional space and the space remains vacant, the Company retains a reccurring right of first refusal. Total base payments for fiscal 1996 were $176,040. Payments for the quarter ended December 31, 1996 were $48,690. The Company expects that, with these expansion rights, its current facilities will be adequate to serve its needs for the foreseeable future. Although the Company believes that these facilities will be adequate to meet its projected needs for the next two years, it may be required to locate additional or alternative facilities within this time frame.


    In connection with the acquisition of Mercator, the Company is considering relocating its facilities in whole or in part to the San Francisco Bay Area. Such a relocation could involve substantial nonrecurring charges including lease termination costs, costs of moving records and equipment and employee severance and relocation payments. These and related charges could have a material adverse effect on the Company's results of operations. See "Risk Factors--Risks Associated with the Acquisition of Mercator" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


SCIENTIFIC ADVISORY BOARD



    The Company has established a group of scientists and physicians to advise it on scientific and medical matters in the areas of the Company's business. The Progenitor Scientific Advisory Board (the "SAB") includes experts in developmental biology, hematopoiesis, hematologic oncology, cardiovascular medicine, immunology, mammalian recombinant gene transfer and transgenics. The Company periodically consults with members of the SAB regarding the Company's current and future research and development activities and focus.



    The Progenitor Scientific Advisory Board is composed of the following individuals by scientific discipline:



HEMOTOLOGY/ONCOLOGY/IMMUNOLOGY



    Steven J. Burakoff, M.D., is Professor of Pediatrics, Harvard Medical School. Dr. Burakoff also serves as Chief, Division of Pediatric Oncology, and Director, Pediatric Oncology Research Program, Dana-Farber Cancer Institute, and Chief of Immunology, Bone Marrow Transplantation Unit, Children's Hospital Medical Center and Brigham and Women's Hospital. Dr. Burakoff's major research interests include cellular and molecular immunology, T cell activation and signal transduction, and transplantation immunology.



    David W. Golde, M.D., Chairman of the SAB, a renowned expert in the fields of hematologic oncology and hematopoiesis, is Physician-in-Chief and head of Hematologic Oncology at Memorial Sloan-Kettering Cancer Center, and Professor of Medicine at Cornell University Medical College. The author of over 350 scientific publications, Dr. Golde's major research interests lie in hematopoietic growth factors, human retrovirology and polypeptide hormone action.



    Gerome E. Groopman, M.D., is Chief of the Division of Hematology/Oncology at the New England Deaconess Hospital in Boston, and Professor of Medicine at Harvard Medical School. Dr. Groopman's major research interests include the relationship among retroviruses, immune function and cancer in AIDS, hematopoiesis, polypeptide growth factors and lymphokines. Dr. Groopman currently serves as Chairman of the FDA Biological Response Modifiers Advisory Committee, as a director of the American Foundation for AIDS research and on the National Heart, Lung and Blood Institute's AIDS Advisory Committee.



DEVELOPMENTAL BIOLOGY



    Robert Auerbach, Ph.D., is the Harold R. Wolfe Professor of Zoology, University of Wisconsin-Madison, and Director, Center of Developmental Biology. Dr. Auerbach has authored more than 150 publications and has a particular interest in hematopoietic and endothelial differentiation during embryogenesis including development of the extraembryonic yolk sac.



    Morris Laster, M.D., joined the Castle Group, Ltd. to identify and commercialize new technologies. Dr. Laster was instrumental in founding Progenitor, Inc., Neose Pharmaceuticals, Inc., and Xenograft, Inc. Dr. Laster received his medical degree from Downstate Medical Center in New York and performed a surgical internship at Case Western Reserve University.



    Thomas Quertermous, M.D., is Professor of Molecular Physiology and Biophysics, Vanderbilt University, Professor of Medicine, Vanderbilt University Medical School, and Chief, Division of Cardiology, Vanderbilt University Hospital. He was previously a member of the Clinical and Research faculty at Harvard Medical School and the Massachusetts General Hospital. Dr. Quertermous heads a leading laboratory studying the molecular basis of endothelial cell biology.



    Axim Surani, Ph.D., is Professor of Developmental Biology, Cambridge University, and a Member, Wellcome Institute of Cancer and Developmental Biology, Cambridge, UK. Dr. Surani is a leading authority in developmental biology and genomic imprinting.



    Jonathan Van Blerkom, Ph.D., is Professor, Department of Molecular, Cellular and Developmental Biology, University of Colorado, Boulder, CO, and Co-Director, Reproductive Genetics In Vitro, Denver, CO. Dr. Van Blerkom is a leading authority in mammalian embryology with a particular emphasis on human pre-implantation developmental biology.



    Thomas E. Wagner, Ph.D., Progenitor's Scientific Founder, is a leading authority in control mechanisms that regulate genetic expression, mammalian recombinant gene transfer and genetic recombination in eukaryotes. Dr. Wagner is Professor of Zoology and Biomedical Sciences at Ohio University and Scientific Director of the Edison BioTechnology Institute. Dr. Wagner was a pioneer in the development of transgenic animals and holds one of the key patents in the field. He was a scientific founder of the transgenic sciences company, DNX, Inc.



    Leonard I. Zon, M.D., is Assistant Professor in Pediatrics, Harvard Medical School, and is a member in the Program in Cell and Developmental Biology. Dr. Zon is an Institute Investigator of the Howard Hughes Medical Institute. Dr. Zon's laboratory studies the molecular biology of hematopoiesis and events in the development of the hemotopoietic system during embryogenesis.

    The current Mercator Scientific Advisory Board is composed of the following individuals:



    J. MICHAEL BISHOP, M.D., is highly recognized for his contribution in the field of tumor viruses. Dr. Bishop received the Nobel prize (with Harold E. Varmus) in Physiology and Medicine in 1989 for his work on oncogenes. He is currently a Professor of Biochemistry & Biophysics at the University of California at San Francisco, where he also serves as Director of the C.W. Hooper Research Foundation in the Department of Microbiology and Immunology. Dr. Bishop is also a member of the National Academy of Sciences.



    DAVID R. COX, M.D., PH.D., a co-founder of the Company and director, is a medical geneticist whose research over the past 15 years has focused on somatic cell genetics, human molecular genetics and gene mapping. Dr. Cox is co-director of the Stanford Human Genome Center at Stanford University and is also a Professor of Genetics at Stanford University. Dr. Cox is a member of the Ethical, Legal, and Social Implications Working Group of the NIH and is also a member of the Council of the International Human Genome Organization.



    DENNIS T. DRAYNA, PH.D., a co-founder of Mercator was employed at Genentech Inc. from 1985 to 1992, where he isolated a number of human genes involved in lipid metabolism and localized genes involved in premature aging. Dr. Drayna was postdoctoral fellow at the Howard Hughes Medical Institute at the University of Utah, where he developed several technologies relating to human genetics and linkage analysis. Dr. Drayna received a Ph.D. in Microbiology and Molecular Genetics from Harvard University. Dr. Drayna is currently a visiting investigator at the Genome Technology Branch of the National Human Genome Research Institute.



    PHILLIP HIETER, PH.D., is a recognized leader in the molecular biology and genetics of yeast, as well as chromosome structure and function. He is active in the human genome effort, including membership on the Human Genome Committee of the American Society of Human Genetics. Dr. Hieter serves as Professor of Molecular Biology and Genetics at the Johns Hopkins University School of Medicine. He has been elected to the Board of Directors of the Genetic Society of America.



    ROBERT LEWIS, M.D., is Executive Vice President and Chief Scientific Officer at Cell Therapeutics. He is the former President of Discovery Research, Syntex USA. Prior to joining Syntex (1986-1995), Dr. Lewis was a faculty member at Harvard Medical School. Dr. Lewis is well-known for his research in immunology, especially for his work on mast cells and asthma.



    ARNO G. MOTULSKY, M.D., is a physician-scientist who has been a leading figure in human and medical genetics research for the past four decades. He is an expert in the genetics of common chronic disease. Dr. Motulsky currently serves as Professor of Medicine and Genetics at the University of Washington School of Medicine and is a member of the National Academy of Sciences and of the Institute of Medicine.



    RICHARD M. MYERS, PH.D., is a co-founder of the Company. Dr. Myers has focused his research on transcriptional regulation, mutation detection, human genetics, and molecular biology. He is also the developer of a number of techniques for finding mutations in DNA. Most recently, Dr. Myers positionally cloned a gene associated with a particular type of epilepsy. Dr. Myers is Professor of Genetics at Stanford University School of Medicine and the Director of The Stanford Human Genome Center.



    NEIL RISCH, PH.D., is recognized worldwide as a leader in the field of genetic epidemiology and biostatistics. Dr. Risch is especially well-known for statistical analysis applied to complex diseases, including psychiatric disorders and cancer. He recently became affiliated with Stanford University where he serves as Professor of Genetics in the School of Medicine. Prior to this, Dr. Risch served as a Professor of Public Health and Genetics at Yale University.


MERCATOR ACQUISITION

    Progenitor and Mercator entered into the Acquisition Agreement, pursuant to which a subsidiary of Progenitor will be merged with and into Mercator, with Mercator as the surviving corporation.

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
    In the Acquisition, the aggregate purchase price will be paid in shares of Common Stock, based on the initial public offering price. The aggregate value of the Common Stock issued for all shares of Mercator capital stock (including shares of Common Stock issuable upon exercise of all options and warrants to purchase Mercator capital stock assumed by Progenitor) will be an amount equal to (i) $22.0 million, less (ii) both (a) the total amount, if any, by which Total Mercator Reorganization Expenses (as defined in the Acquisition Agreement) exceed $800,000 and (b) the total amount, if any, by which Total Mercator IPO Expenses (as defined in the Acquisition Agreement) exceed $50,000, and further less (iii) the amount (not to exceed $2.2 million), if any, of certain claims by Progenitor and various indemnitees for certain breaches of the covenants, representations and warranties of Mercator in the Acquisition Agreement (the value of such Common Stock, as so adjusted, the "Final Acquisition Consideration"). The allocation of the Final Acquisition Consideration among the shares of the various classes and series of Mercator capital stock and outstanding options and warrants will be determined in accordance with a formula set forth in the Acquisition Agreement.


    The representations and warranties of Mercator in the Acquisition Agreement do not survive the closing of the Acquisition and the Company will not have any remedy for breaches of representations and warranties identified after the closing. See "Risk Factors--Risks Associated with the Acquisition of Mercator."


    The shares of Common Stock to be issued in the Acquisition are subject to a separate registration statement on Form S-4. Progenitor expects to issue 1,679,255 shares of Common Stock to the Mercator stockholders, and Replacement Options to acquire 293,022 shares of Common Stock to the optionholders of Mercator assuming Final Acquisition Consideration of $22.0 million and an initial public offering price of $11.00 per share.


    In connection with the Acquisition, the Company has committed an aggregate maximum amount of $6.6 million to fund Mercator's interim working capital needs (the "Mercator Bridge Financing"), estimated to be $800,000 per month. Upon the closing of the Offering, the Mercator Bridge Financing will increase Progenitor's purchase price consideration.



    In order to provide funding for the Mercator Bridge Financing, Interneuron has agreed to provide Progenitor a line of credit up to an aggregate maximum amount of $6.6 million bearing interest at 10% per annum (the "Interneuron Bridge Loan"). The outstanding principal and accrued interest on the Interneuron Bridge Loan will be repaid upon the closing of the Offering from the net proceeds of the Offering. See "Use of Proceeds" and "Certain Transactions--Relationship with Interneuron."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company following the consummation of the Acquisition and the Offering are anticipated to be:


NAME                                               AGE      POSITION
---------------------------------------------      ---      ------------------------------------------------------------
Douglass B. Given, M.D., Ph.D................          45   President, Chief Executive Officer and Director

Elliott Sigal, M.D., Ph.D....................          45   Senior Vice President, Research and Development

Mark N.K. Bagnall............................          40   Vice President, Finance and Chief Financial Officer

H. Ralph Snodgrass, Ph.D.....................          47   Vice President, Research and Chief Scientific Officer

Stephen J. Williams, Ph.D....................          43   Vice President, Corporate Development

Glenn L. Cooper, M.D. (1)....................          44   Chairman of the Board

Robert P. Axline (2).........................          61   Director

Alexander. M. Haig, Jr.......................          72   Director

Morris Laster, M.D...........................          32   Director

Robert R. Momsen.............................          50   Director

Jerry P. Peppers (2).........................          51   Director

David B. Sharrock (1)........................          61   Director


------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    DOUGLASS B. GIVEN, M.D., PH.D. has served as President, Chief Executive Officer and a Director of the Company since June 1994 and served as Executive Vice President and Chief Operating Officer from January 1993 to June 1994. Prior to joining the Company, Dr. Given was Vice President at the Schering Plough Research Institute, a pharmaceutical research facility, from March 1989 to December 1992. Dr. Given also serves as a Director of the Edison BioTechnology Center, is on the Dean's Advisory Council of the University of Chicago and is on the Dean's Advisory Council of The Ohio State University. Dr. Given received an M.D. and Ph.D. in Biological Sciences from the University of Chicago, performed his postdoctoral training in Internal Medicine and Infectious Diseases at Harvard Medical School and Massachusetts General Hospital and received an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

    ELLIOTT SIGAL, M.D., PH.D. will serve as Senior Vice President, Research and Development of the Company upon consummation of the Acquisition. Dr. Sigal joined Mercator in September 1995 as Vice President of Research and Development and was named President and Chief Executive Officer in January 1996. In 1992, Dr. Sigal joined Syntex, Inc. ("Syntex"), a pharmaceutical company, and was its Executive Director of Cell Biology from 1993 to 1995. At Syntex, Dr. Sigal was appointed the Program Leader for the Atherosclerosis and COX-2 programs, and Senior Scientist, Institute of Biochemistry and Cell Biology in 1992, and, in 1995, was appointed Executive Director of the Center for Inflammation Research. After the acquisition of Syntex by Roche Bioscience, a biopharmaceutical firm, he served as Vice President of Inflammation and Immunology at Roche Bioscience. Dr. Sigal is currently an Associate Adjunct Professor of Medicine and Associate Staff Member of the Cardiovascular Research Institute at the University of California, San Francisco. Prior to completing medical school at the University of Chicago, Dr. Sigal studied business and engineering at Purdue University where he obtained a B.Sc., M.S. and Ph.D. in industrial engineering.

    MARK N. K. BAGNALL has served as Vice President, Finance and Chief Financial Officer of the Company since August 1996. Prior to joining the Company, Mr. Bagnall served as Vice President of Finance, Chief Financial Officer and Secretary of Somatix Therapy Corporation ("Somatix"), a biotechnology company, from July 1992. Previously, he served as Treasurer and Secretary of Somatix from January 1991 to July 1992, and of its predecessor, Hana Biologics, Inc., from January 1990 to January 1991. Mr. Bagnall is a Certified Public Accountant.

    H. RALPH SNODGRASS, PH.D. has served as Chief Scientific Officer since May 1996 and has served as Vice President, Research since he joined the Company in July 1993. Prior to joining the Company, Dr. Snodgrass was Assistant Professor of Microbiology and Immunology at the University of North Carolina, Chapel Hill from January 1988 to June 1993. From 1982 to 1988 Dr. Snodgrass headed a research laboratory for the study of T cell development and stem cell biology at the Basel Institute for Immunology in Switzerland. Dr. Snodgrass has held appointments at The Ohio State University as Clinical Associate Professor, Division of Bone Marrow Transplantation, Department of Internal Medicine since July 1994, and as Adjunct Associate Professor, Department of Medical Microbiology and Immunology since July 1995. Dr. Snodgrass received his Ph.D. in Immunology from the University of Pennsylvania and performed his postdoctoral training at The Fox Chase Cancer Center, Philadelphia.

    STEPHEN J. WILLIAMS, PH.D. has served as Vice President, Corporate Development since May 1996 and previously served as Vice President, Business Development from June 1994 to May 1996. Prior to joining the Company, Dr. Williams was Medical Director, Strategic Product Planning at Bristol-Myers Squibb, a pharmaceutical company, from March 1993 to June 1994; and Associate Director, New Product Planning at DuPont Merck Pharmaceutical Company from January 1991 to March 1993. Dr. Williams received his Ph.D. in Pharmacology from Duke University.

    GLENN L. COOPER, M.D. has served as Chairman of the Board of Directors of the Company since June 1994, and has been a director since December 1992. Dr. Cooper has been President, Chief Executive Officer and a director of Interneuron since May 1993 and served as President and Chief Executive Officer of the Company from September 1992 until June 1994. Prior to joining the Company in 1992, Dr. Cooper was Executive Vice President and Chief Operating Officer of Sphinx Pharmaceuticals Corporation from August 1990. Dr. Cooper serves as Chairman of the Boards of Directors of Intercardia, Inc. and Transcell Technologies, Inc., and is a director of InterNutria, Inc., each of which is a subsidiary of Interneuron. Dr. Cooper received his M.D. from Tufts University School of Medicine and performed his postdoctoral training in Internal Medicine and Infectious Diseases at the New England Deaconess Hospital and Massachusetts General Hospital.

    ROBERT P. AXLINE has been a Director of the Company since June 1992 as a designee of The Ohio University Foundation. Mr. Axline has been President of Image Data Systems Inc. since 1995 and Chairman of Plastic Card Systems Inc. since 1987. Both companies are engaged in the manufacture and sale of plastic identification card machines and supplies.

    ALEXANDER M. HAIG, JR. has been a Director of the Company since December 1992. General Haig has served as Chairman and President of Worldwide Associates, Inc., a marketing consulting firm, since 1984. Previously, General Haig served as Secretary of State of the United States from January 1981 to July 1982, and President and Chief Operating Officer of United Technologies Corporation from November 1979 to January 1981, where he remains a Senior Consultant. General Haig also has served as Supreme Allied Commander of NATO and White House Chief of Staff under the Nixon and Ford Administrations. General Haig also serves on the Board of Directors of Interneuron, MGM Grand, Inc. and America Online, Inc.


    MORRIS LASTER, M.D. has served as a Director of the Company since its inception, and served as Chief Executive Officer through September 1992. Dr. Laster has been an executive of Paramount Capital Investments since 1990, and has participated in the founding of several biotechnology companies. He currently serves as Chairman of Partec Ltd., a bio-medical venture and management company based in Jerusalem, Israel, affiliated with Paramount Capital Investment. Dr. Laster received his M.D. from Downstate Medical Center, New York, and postdoctoral training in surgery at Case Western Reserve University Hospital.

    ROBERT R. MOMSEN has served as a Director of Mercator since February 1995. Mr. Momsen has been a General Partner at InterWest Partners, a group of venture capital management funds, since August 1982. Mr. Momsen also serves as a Director of several public companies, including ArthroCare Corp. (a medical equipment supply company), COR Therapeutics, Inc. (a pharmaceutical company), Coulter Pharmaceutical, Inc. (a biotechnology products and services company), Innovative Devices, Inc. (a pharmaceutical consultancy), Urologix, Inc. (a medical device company) and Ventritex, Inc. (a medical device company). He received his B.S. and M.B.A. degrees from Stanford University.


    JERRY P. PEPPERS joined the Company's Board of Directors in June 1992 as a designee of The Ohio University Foundation. He is a partner in the law firm of Winthrop, Stimson, Putnam & Roberts, where he has served as an attorney since 1971. Mr. Peppers received his J.D. from Duke University.

    DAVID B. SHARROCK has been a Director of the Company since January 1994 and a Director of Interneuron since January 1995. Mr. Sharrock has been associated with Marion Merrell Dow, a pharmaceutical company, or its predecessors since 1958, most recently as Executive Vice President and Chief Operating Officer and Director from January 1990 until his retirement in December 1993. Since that time he has served as an independent consultant. Mr. Sharrock also serves as a Director of Cincinnati Bell Inc., Unitog Company, Inc. and Intercardia, Inc.

KEY SCIENTIFIC PERSONNEL

    The Company employs the following key scientific personnel:

    KAREN J. BRUNKE, PH.D. will serve as Vice President of Scientific Affairs of the Company upon consummation of the Acquisition. Dr. Brunke has served as Vice President of Clinical Research at Mercator since July 1996 and was Director of Clinical Research since she joined Mercator in February 1995. Dr. Brunke was in Research Management at Sandoz Agro, Inc., an agricultural and biological products company, from 1985 to 1994, most recently as Director of Plant Biotechnology. Dr. Brunke was an NCI postdoctoral fellow at the Institute for Cancer Research at The Fox Chase Cancer Center. Dr. Brunke received her Ph.D. in Microbiology from the University of Pennsylvania.

    RICHARD S. BRODY, PH.D. has served as Senior Scientist and Head of Protein Chemistry at the Company since October 1996. From March 1995 to October 1996, Dr. Brody was the Research Leader, Biotechnology Department at Battelle Memorial Institute ("Battelle"), and from 1990 to 1995, he served as Senior Research Scientist, Immunology Department at Battelle. Dr. Brody received his Ph.D. in Chemistry from Harvard University and performed his postdoctoral training in Biochemistry at The Ohio State University.

    JOSEPH A. CIOFFI, PH.D. has served as Director, Genomics of the Company since September 1996, and previously served as Manager, Department of Molecular Biology and Project Leader of the Company's Novel Hematopoietic Receptor Discovery Program. Dr. Cioffi joined Progenitor in December 1992 as a Research Scientist. Prior to joining the Company, Dr. Cioffi held positions at the Edison Biotechnology Institute at Ohio University, first as a Postdoctoral Fellow and then as a Staff Scientist. Dr. Cioffi received B.S. and M.S. degrees in Animal Science from Cornell University and a Ph.D. in Physiology from the University of Illinois, Urbana-Champaign.

    ANDREAS GNIRKE, PH.D. joined Mercator in 1994 as a Scientist and has served as Head, Genomic Technology and Senior Scientist of Mercator since July 1996. Prior to joining Mercator, Dr. Gnirke held postdoctoral positions in genome analysis at Washington University in St. Louis and at the University of Washington in Seattle. Dr. Gnirke received his Ph.D. in Biochemistry from the Free University of Berlin.

    ADEL A. MIKHAIL, PH.D. has served as Director, Biology of the Company since September 1996. Dr. Mikhail joined Progenitor at its inception in 1992 as a Research Scientist. Previously, Dr. Mikhail served as Project Director at Ohio University for contract research sponsored by the United States Army Medical Research Institute of Infectious Diseases. Dr. Mikhail received an M.S. in Neurobiology and a Ph.D. in Biology from Ohio University.


    RANDALL SCHATZMAN, PH.D. has served as Executive Director, Biology of Mercator since July 1996 and was Director of Molecular Biology at Mercator from March 1996. Prior to joining Mercator,

Dr. Schatzman served as Head of Vascular Biology at Roche Bioscience from 1994 to 1996 and headed the Cancer Biology Department at Syntex from 1986 to 1994. Dr. Schatzman did postdoctoral training at the University of California, San Francisco. He received his Ph.D. in Molecular Pharmacology from Emory University.

    YANNICK POULIOT, PH.D. has recently been hired as Director of Bioinformatics of the Company. Prior to joining the Company, Dr. Pouliot served as Senior Product Development Scientist, Bioinformatics, at Molecular Simulations Inc., a developer of scientific software. From February 1994 to July 1996, Dr. Pouliot served as Biocomputational Scientist at Sequana Therapeutics, Inc., a genomics company. From September 1992 to December 1993, Dr. Pouliot was a Biocomputational Scientist at the Genethon human genome laboratory near Paris, France. Dr. Pouliot received his B.Sc., M.Sc. and Ph.D. degrees from the Department of Biology of McGill University, Montreal, Canada.

    ROGER K. WOLFF, PH.D. has served as Director of Genetics at Mercator since July 1996. Dr. Wolff joined Mercator in 1993 and served as Project Leader for the HH gene discovery program. Dr. Wolff trained as a postdoctoral fellow at the University of California, San Francisco and received his Ph.D. in Human Genetics from the University of Utah.

    THOMAS J. ZUPANCIC, PH.D. has served as Director, Gene Discovery of the Company since September 1996 and previously served as a Senior Research Scientist, having joined the Company in February 1994. Prior to joining the Company, Dr. Zupancic was a Principal Research Scientist in the Biotechnology Department at Battelle Memorial Institute. Previously, he was a Research Associate at Eli Lilly & Co, a pharmaceutical company. Dr. Zupancic received a B.S. in Genetics from The Ohio State University, and a Ph.D. in Molecular and Developmental Biology from Indiana University, where he was a National Science Foundation Graduate Fellow.

EMPLOYMENT AGREEMENTS


    DOUGLASS B. GIVEN. The Company has entered into a new employment agreement (the "Revised Given Employment Agreement") with Dr. Given. The Revised Given Employment Agreement replaces the employment agreement entered into on January 3, 1993, which terminated January 3, 1997.



    Pursuant to the Revised Given Employment Agreement, Dr. Given will receive
(i) a base salary of $275,000 per annum (increasing to $300,000 per annum upon the closing of the Offering), (ii) an annual bonus of up to 40% of his base salary upon the achievement of certain performance goals determined by the Board of Directors, (iii) executive disability benefits providing for payment of 60% of his base salary, and the ability to purchase coverage for an additional 20% of his base salary, (iv) a term life insurance policy of $1.0 million, and (v) additional stock options to purchase 310,000 shares of Common Stock at an exercise price per share equal to the initial public offering price. Additionally, Dr Given will receive assistance with relocation expenses, as more fully described in "Certain Transactions--Transactions with Directors and Executive Officers."



    Under the Revised Given Employment Agreement, if Dr. Given's employment is terminated without cause or upon forced resignation, death or disability, the Company will pay Dr. Given a lump sum equal to 12 months base salary, a bonus equal to a percentage of 12 months base salary that is equal to the average of the actual annual bonus percentage for the two years immediately prior to the termination date, 18 months COBRA premiums and 18 months executive disability premiums. In addition, all of the stock options granted to Dr. Given which would have vested over the two year period immediately following the date of termination of his employment will instead vest on the same dates they would have vested if he had continued to be employed by the Company during such two year period or will vest at such earlier date or dates as may be necessary by the terms of the plan pursuant to which the options were granted in order to prevent such options from lapsing.



    If Dr. Given's employment is terminated with cause, the Company will pay Dr. Given a lump sum equal to six months base salary, six months maximum bonus payments, nine months COBRA premiums and nine months executive disability plan premiums. In addition, all of the stock options granted to

Dr. Given would have vested over the one year period immediately following the date of termination of his employment will instead vest on the same dates they would have vested if he had continued to be employed by the Company during such one year period or will vest at such earlier date or dates as may be necessary by the terms of the plan pursuant to which the options were granted in order to prevent such options from lapsing.



    Upon a "change in control" (as defined in the Revised Given Employment Agreement) of the Company, Dr. Given will receive a lump sum equal to 12 months base salary and 12 months maximum bonus payments. In addition, all unvested stock options granted to Dr. Given will accelerate and vest immediately.


    ELLIOTT SIGAL. The Company signed an employment agreement (the "Revised Sigal Employment Agreement") with Dr. Sigal on February 14, 1997, effective upon the consummation of the Acquisition (the "Effective Date"), to serve as the Senior Vice President of Research and Development of the Company. Dr. Sigal has agreed to supervise and manage the preclinical and clinical development areas of the Company and oversee its research function, which will be headed by Dr. Snodgrass.

    Pursuant to the Revised Sigal Employment Agreement, Dr. Sigal will receive
(i) a base salary of $225,000 per annum, (ii) annual bonuses based upon achievement of reasonable objectives established by the Board or its Compensation Committee in the range of up to 30% of his base salary, (iii) certain additional benefits, including life insurance benefits in the amount of $450,000, and (iv) stock options to purchase shares of Common Stock equal to 1% of the outstanding Common Stock of the Company on a fully-diluted basis on the Effective Date, which options will be exercisable at the initial public offering price and will be granted in addition to the Replacement Options to be issued to Dr. Sigal in connection with the Acquisition. The options to be granted upon the closing of the Offering will have an exercise price equal to the initial public offering price with 25% vesting one year after the date of grant and 6.25% vesting each quarter thereafter until fully vested four years after the date of grant. Such options are subject to accelerated vesting upon a change of control of the Company in the event that other options granted to a senior manager of the Company (other than the President and Chief Executive Officer) are provided with similar accelerated vesting upon a change of control, and are subject to partial vesting upon termination of Dr. Sigal's employment by the Company other than for "cause" (or death or disability) or upon termination of employment by Dr. Sigal for "good reason" (in each case as defined in the Revised Sigal Employment Agreement). Options granted to Drs. Snodgrass and Williams, as well as Mr. Bagnall, will become subject to accelerated vesting commitments in connection with a change of control that also would then be available to Dr. Sigal by the terms of the Revised Sigal Employment Agreement.


    The Revised Sigal Employment Agreement provides that, from and after the Effective Date, the Company will replace Mercator as the lender under a Promissory Note dated September 7, 1995 (the "Sigal Note"), pursuant to which Mercator loaned $150,000 to Dr. Sigal for a down payment on the purchase price of his principal residence (the "Property"). The Sigal Note is secured by the Property. The Sigal Note accrues interest at a rate equal to the lesser of (i) 28.2% of the capital gains realized upon a sale of the Property (a different calculation applies if the Sigal Note becomes payable prior to a sale of the Property) and (ii) the cumulative interest on the unpaid principal balance of the Sigal Note accruing at 7.65% compounded annually. The interest paid by Dr. Sigal to Mercator as a result of Dr. Sigal's retirement or termination of employment with Mercator shall be deducted from such interest calculation. The outstanding balance due on the Sigal Note is due on the earlier of: (a) any sale or transfer of the Property; (b) the refinancing of any loan secured by a first mortgage on the Property; (c) the first anniversary of Dr. Sigal's retirement or termination of employment with the Company; (d) the date on which Dr. Sigal ceases to be the holder of record of title to the Property; (e) any sale or transfer by Dr. Sigal of any or all of Mercator capital stock owned by him; and
(f) the occurrence of an "acceleration event," as defined therein.



    The Revised Sigal Employment Agreement provides generally that if his period of employment is terminated without "cause," the Company shall: (i) pay to Dr. Sigal all accrued compensation and continue his benefits through the last business day of the 30 days' notice period; (ii) pay to Dr. Sigal on the last business day of such notice period a lump sum equal to six months salary; (iii) pay Dr. Sigal's COBRA premiums for six months following the last business day of such notice period ("Benefit Continuation Period"); and (iv) to the extent permitted by the applicable plans, continue Dr. Sigal's life insurance and disability insurance coverage during the Benefit Continuation Period (items (i) through (iv) collectively referred to as "Separation Benefits"). If the Company terminates Dr. Sigal's employment for "cause," the Company shall pay Dr. Sigal all accrued compensation through the date of termination. Dr. Sigal may terminate his employment for any reason, with or without cause, by providing the Company 30 days' advance written notice. The Company shall have the option, in its complete discretion, to make Dr. Sigal's termination effective at any time prior to the end of such notice period. In either event, the Company shall pay Dr. Sigal all accrued compensation through the last day of the notice period, not to exceed 30 days. Dr. Sigal may terminate his employment for "good reason" (as defined in the Revised Sigal Employment Agreement), provided Dr. Sigal gives the Company 30 days' advance written notice of the reason for termination and his intent to terminate. During this period, the Company shall have an opportunity to correct the condition constituting "good reason." If not remedied, the Company shall provide Dr. Sigal the Separation Benefits.



    In August 1995, Mercator entered into an employment contract with Dr. Sigal, pursuant to which Dr. Sigal agreed to serve as Vice President of Research and Development of Mercator. In January 1996, Dr. Sigal was promoted to President and Chief Executive Officer of Mercator. In February 1996, Mercator entered into a letter agreement with Dr. Sigal setting forth Dr. Sigal's compensation package (the "Compensation Letter"). The Compensation Letter superseded portions of the prior Sigal employment agreement and provides that all of Dr. Sigal's stock options will accelerate vesting upon a change of control involving Mercator which, as defined, would include the Acquisition. All such options will be converted into Replacement Options as a result of the Acquisition. In connection with the completion of the Acquisition, Dr. Sigal will receive fully vested Replacement Options under the 1997 Plan to purchase 4,949 and 91,733 shares of the Company's Common Stock with exercise prices of $12.34 and $1.42, respectively, assuming an initial public offering price of $11.00 per share of the Company's Common Stock and Final Acquisition Consideration of $22.0 million.


    The Compensation Letter and, to the extent still operative, the prior Sigal employment agreement, will terminate upon consummation of the Acquisition, pursuant to the terms of the Revised Sigal Employment Agreement. Pursuant to the Revised Sigal Employment Agreement, Dr. Sigal has released all prior contractual and compensation claims he has or may have against Mercator and the Company and their respective affiliates.


    On March 5, 1997, the Compensation Committee approved certain change of control and severance provisions for Drs. Snodgrass and Williams and Mr. Bagnall. Such provisions will provide that upon termination of the executive's employment without cause, he will receive a severance payment equal to nine months of his base rate of compensation and acceleration of all outstanding options that would have vested during the nine-month period after such termination of employment, and the Company will pay the executive's COBRA premiums over the same nine month period. In addition, such provisions provide that the executive would be entitled to full acceleration of all outstanding stock options upon termination of the executive's employment within one year of certain events defined as a change of control of the Company and a severance payment equal to one year of his base salary.


    The Company currently has no employment agreements with other employees.

BOARD OF DIRECTORS COMMITTEES AND OTHER INFORMATION

    At present, all directors are elected annually and serve until the next meeting of stockholders or until the election and qualification of their successors. In addition, The Ohio University Foundation is entitled to designate two directors. Messrs. Axline and Peppers currently serve as the designees of The Ohio University Foundation. The rights of The Ohio University Foundation to designate two members of the Board of Directors will terminate upon the closing of the Offering. Pursuant to the intercompany services agreement to be entered into by the Company with Interneuron, Interneuron will have the right to nominate one designee for election to the Company's Board of Directors, for so long as Interneuron reports the Company's financial results on a consolidated basis, on an equity basis or otherwise on a basis pursuant to which a portion of the Company's results of operations appears in the financial results of operations of Interneuron. See "Certain Transactions--Relationship with Interneuron" and "--The Ohio University Foundation." Pursuant to the Acquisition Agreement, the Company will cause Robert R. Momsen to be elected to its Board of Directors effective on or prior to consummation of the Acquisition.

    Effective August 9, 1996, the Board of Directors established an Audit Committee and a Compensation Committee. The Audit Committee, which consists of Messrs. Axline and Peppers, is responsible for overseeing the actions by the Company's independent auditors and reviewing the Company's internal financial and accounting controls and policies. The Compensation Committee, which consists of Dr. Cooper and Mr. Sharrock, is responsible for determining salaries, incentives and other forms of compensation for officers and other employees of the Company and will administer various incentive compensation and benefit plans.

    All executive officers serve at the discretion of the Board of Directors, subject to the terms of any employment agreements. The Company has entered into employment agreements with Dr. Given and Dr. Sigal, which will be effective upon the closing of the Offering. There are no family relationships among the Company's directors and executive officers. See "--Employment Agreements."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee currently is composed of Dr. Cooper and Mr. Sharrock, neither of whom is an executive officer of the Company. Dr. Cooper serves as Chairman of the Board of Directors. On February 1, 1994, Mr. Sharrock entered into a consulting agreement with Progenitor, Interneuron and Transcell Technologies, Inc., a subsidiary of Interneuron ("Transcell"), pursuant to which Mr. Sharrock agreed to provide consulting services on the development and commercialization of each company's technology. Such agreement was amended effective as of December 31, 1996 with Progenitor. See "--Directors' Compensation" and "Certain Transactions--Transactions with Directors and Executive Officers."

DIRECTORS' COMPENSATION

    Effective after the Offering, the Company's non-employee directors (other than those who are employees of Interneuron) will receive cash compensation in the amount of $2,000 for attendance at meetings of the Board of Directors and any committee thereof, and directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. A total of 300,000 shares of Common Stock under the Company's 1996 Stock Incentive Plan have been reserved for issuance to non-employee directors of the Company (other than those who are employees of Interneuron) pursuant to compensation policies for such directors to be adopted by the Company in the future. To date none of such shares has been granted.

    Pursuant to a letter agreement dated January 26, 1994, Progenitor has paid Mr. Sharrock $2,000 for each meeting of the Board that he attends. Upon execution of this agreement, Progenitor also granted Mr. Sharrock options to purchase 2,500 shares of Common Stock, at an exercise price of $4.00 per share, one-third of which vests each January 21 beginning January 21, 1995. During fiscal 1996, the Company paid Mr. Sharrock $8,000 pursuant to this arrangement and accrued an additional $2,000 in fees.

    Progenitor, along with Interneuron and Transcell, is a party to a consulting agreement with Mr. Sharrock, entered into on February 1, 1994, pursuant to which Mr. Sharrock receives $2,000 per day in exchange for his service as a consultant on the development and commercialization of each company's technology. Collectively, the three companies must use Mr. Sharrock's services for a minimum of 20 days per year during the term of the agreement. Progenitor paid Mr. Sharrock $10,500 during fiscal 1996 under this arrangement. The agreement provides that Mr. Sharrock will not compete with Progenitor during the term of the agreement and for a period of one year thereafter. This agreement terminates on February 1, 1998, and provides for automatic one-year extensions with respect to each company unless Mr. Sharrock or such company gives notice at least sixty days prior to expiration of the then-current term. Progenitor has amended such agreement effective as of December 31, 1996 with Mr. Sharrock such that cash compensation paid to him for attendance of meetings of the Board of Directors or any committee thereof pursuant to the Company's director compensation policy will be in lieu of such consulting fees and will be credited towards the aggregate 20 days of consulting per year required to be granted to Mr. Sharrock under the consulting agreement.

    During fiscal 1996, Progenitor was party to a consulting agreement with Dr. Laster, pursuant to which Progenitor paid him $500 per month for his services as a scientific advisor. Dr. Laster received $6,000 pursuant to this agreement in fiscal 1996.

    On March 7, 1997, the Compensation Committee approved grants to each of the non-employee directors of the Company, effective upon the closing of the Offering, of additional options to acquire 25,000 shares of Common Stock of the Company at the initial public offering price. In addition, the Compensation Committee also approved acceleration of vesting of previously granted stock options to such non-employee directors, effective upon the closing of the Offering.

EXECUTIVE COMPENSATION


    The following table sets forth for the fiscal year ended September 30, 1996 the compensation paid by Progenitor for services rendered in all capacities with respect to its Chief Executive Officer and each of its other executive officers with annual compensation in excess of $100,000 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"). It is expected that Dr. Sigal will serve as the Company's Senior Vice President of Research and Development following the Acquisition. See "--Directors and Executive Officers." Information regarding the compensation paid by Mercator to Dr. Sigal in the fiscal year ended December 31, 1996 is provided in footnote (9) to the following table:


                           SUMMARY COMPENSATION TABLE


                                                                                                     LONG-TERM
                                                                                                   COMPENSATION
                                                                                                      AWARDS
                                                                                  ANNUAL          ---------------
                                                                               COMPENSATION         SECURITIES
                                                                           ---------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                                   FISCAL YEAR    SALARY      BONUS      OPTIONS (#)    COMPENSATION
------------------------------------------------------------  -----------  ----------  ---------  ---------------  -------------
Douglass B. Given, M.D., Ph.D.  ............................        1996   $  219,231  $  --        100,000(1)     $   31,065(2)
  President and Chief Executive Officer                             1995     $185,000   $46,250      95,000(1)          1,065(3)

Doros Platika, M.D. ........................................        1996      110,769     --            --            146,424(4)
  Executive Vice President, Research and Development                1995      153,000   35,700       40,000(5)

H. Ralph Snodgrass, Ph.D.  .................................        1996      150,385     --        100,000(1)          --
  Vice President, Research and Chief Scientific Officer             1995      123,000   30,000       30,000(1)(6)

Stephen J. Williams, Ph.D.  ................................        1996      149,615     --         75,000(1)         50,743(7)
  Vice President, Corporate Development                             1995      135,000     --         17,500(1)

Mark N.K. Bagnall(8)  ......................................        1996       18,404     25,000    110,000(1)          --
  Vice President, Finance and Chief Financial Officer


------------------------
(1) All of the options granted during fiscal 1996 were cancelled and regranted at new exercise prices. Such cancellation and regrant of options was effected as of December 30, 1996. Drs. Given, Snodgrass and Williams also had 95,000, 30,000 and 17,500 options, respectively, which were originally granted as of September 14, 1995, cancelled and regranted with an exercise price of $5.50 per share from an original exercise price of $6.00 per share. See "--Cancellation and Regrant of Options."

(2) Consists of (i) $1,065 in premiums paid by the Company on a term life insurance policy for Dr. Given and (ii) an aggregate amount of $30,000 of indebtedness which was forgiven by the Company effective in fiscal 1996. See "Certain Transactions--Transactions with Directors and Executive Officers."


(3) Consists of premiums paid by the Company on a term life insurance policy for Dr. Given.

(4) Dr. Platika's employment with the Company terminated effective as of May 24, 1996, pursuant to a Separation Agreement and Release. Prior to termination, the Company had forgiven loans as of July 23, 1996 in the amount of $26,424, out of an outstanding balance of $242,850, including accrued interest. In connection with such Release, the Company agreed to forgive an additional $120,000 of such indebtedness, provided that Dr. Platika repaid the balance of $96,426 to the Company, which was paid as of July 23, 1996. See "Certain Transactions--Transactions with Directors and Executive Officers."



(5) Includes options exercisable for 7,500 shares of Common Stock, all of which vested on September 14, 1995, the date of grant. As a result of the termination of Dr. Platika's employment pursuant to the Separation Agreement and Release, options granted during fiscal 1995 that were vested as of May 24, 1996 remained exercisable until August 24, 1996, and all other options granted during fiscal 1995 terminated effective May 24, 1996 in accordance with the terms of the 1992 Stock Option Plan. See "Certain Transactions--Transactions with Directors and Executive Officers."



(6) Includes options exercisable for 12,500 shares of Common Stock, all of which vest upon the earliest of the achievement of performance milestones relating to the leptin receptor program or the BFU-e red blood cell growth factor program, or September 14, 2002.



(7) Consists of an aggregate principal amount of $28,000, including interest of $1,295, of indebtedness which was forgiven effective in fiscal 1996 and $21,448 of indebtedness which was repaid by Dr. Williams to the Company effective in fiscal 1996 in lieu of a bonus. See "Certain Transactions-- Transactions with Directors and Executive Officers."



(8) Represents the salary received by Mr. Bagnall from August 20, 1996, the date of commencement of his employment with the Company, until September 30, 1996. Mr. Bagnall currently receives a salary of $165,000 per year. Upon joining the Company, (i) Mr. Bagnall was paid a signing bonus of $25,000, and was granted options to purchase 110,000 shares, with options to purchase 27,500 shares vesting immediately and the balance of options to purchase 82,500 shares vesting equally over three years on each anniversary of the date of grant, with an original exercise price of $9.00 per share, and (ii) Mr. Bagnall was provided an interest-free loan in the principal amount of $50,000.



(9) For the fiscal year ended December 31, 1996, Mercator paid a salary to Dr. Sigal of $225,000, a bonus of $75,000, and awarded options to purchase 871,310 shares of Mercator common stock at an exercise price of $0.15 per share. Upon the consummation of the Acquisition, Replacement Options representing the right to acquire 91,733 shares of Common Stock will be granted to Dr. Sigal, in replacement of such Mercator options previously granted, with an exercise price of $1.42 per share, assuming Final Acquisition Consideration of $22.0 million. See "--Employment Agreements--Elliott Sigal."


STOCK PLANS

  1992 STOCK OPTION PLAN

    The 1992 Stock Option Plan was adopted and approved by the Board of Directors in December 1992 and by the stockholders of the Company in February 1993. The plan was amended with the approval of the Board of Directors and the stockholders in September 1995 to increase the number of shares of Common Stock available for grant. A total of 500,000 shares of Common Stock have been reserved for issuance under the 1992 Stock Option Plan, as amended. As of February 28, 1997, options to purchase 41,113 shares of Common Stock granted under the 1992 Stock Option Plan had been exercised, options to purchase 310,962 shares of Common Stock were outstanding and options to purchase 147,925 shares of Common Stock remained available for grant. The outstanding options were held by 45 individuals and were exercisable at a weighted average exercise price of $4.68 per share. Outstanding options to purchase an aggregate of 70,963 shares were held by employees who are not officers or directors of the Company. The 1992 Stock Option Plan will terminate in 2002, unless sooner terminated by the Board of Directors.

    The Board of Directors currently administers the 1992 Stock Option Plan. The Board has designated a Compensation Committee and intends to delegate to it the administration of the 1992 Stock Option Plan. Awards under the 1992 Stock Option Plan may consist of (i) options to purchase Common Stock that are designed to qualify, under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as "incentive stock options" ("Incentive Stock Options") or (ii) options to purchase Common Stock that are not described in Sections 422 or 423 of the Code ("Non-Qualified Stock Options" and, collectively with Incentive Stock Options, "Options").

    The Board of Directors has discretion to grant Incentive Stock Options to employees and officers (including officers who are directors) of the Company and Non-Qualified Stock Options to employees, officers (including officers who are directors), directors, independent contractors and consultants of the Company. The Board may set the terms of such grants, subject to applicable restrictions in the 1992 Stock Option Plan. Incentive Stock Option grants are subject to the following limitations: (i) the term of any Incentive Stock Option may not be longer than ten years, provided that the term of any Incentive Stock Option granted to an individual possessing more than 10% of the combined voting power of the Company or an affiliate (a "10% Holder") may not be longer than five years; (ii) the aggregate fair market value of all shares underlying Incentive Stock Options granted to an individual that first become exercisable in any calendar year may not exceed $100,000; and (iii) the exercise price of Incentive Stock Options may not be less than the fair market value of the underlying shares on the grant date, provided that the exercise price of any Incentive Stock Option granted to a 10% Holder may not be less than 110% of the fair market value of the underlying shares on the grant date. With respect to Non-Qualified Stock Options, the Board has discretion to grant such Options with an exercise price below the fair market value of the Common Stock. As of October 31, 1996, no such below-market grants had been made.


    During an optionee's lifetime, an Option is exercisable only by the optionee and no Option may be transferred by the optionee other than by will or the laws of descent and distribution. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination because of death or total disability) may exercise, in the three-month period following such cessation (unless such Options terminate or expire sooner by their terms), or such longer period as determined by the Board, that portion of the optionee's Options that is exercisable at the time of such cessation. In the event the optionee dies or becomes totally disabled, the Options vested as of the date of death or total disability may be exercised prior to the earlier of such Options' specified expiration date or one year from the date of the optionee's death or disability.


    Unexercised Options granted under the 1992 Stock Option Plan terminate upon the occurrence of certain events, including a dissolution, liquidation or merger or consolidation of the Company in which the Company is not the surviving corporation. All outstanding Options vest and become immediately exercisable prior to the effective time of any such event. In a merger or consolidation in which the Company is the surviving corporation, Options will be deemed to apply to the numbers of shares to which the holders thereof prior to such merger would be entitled. The converted Options would continue to vest in accordance with the vesting schedule set by the Board for such Options.

    The Board of Directors may amend the 1992 Stock Option Plan, insofar as permitted by law, with respect to any shares of Common Stock reserved for issuance but not yet subject to Options. Shares subject to Options granted under the 1992 Stock Option Plan that have lapsed or terminated may again be subject to Options granted under the 1992 Stock Option Plan. Furthermore, the Board may offer to exchange new Options for existing Options, with the shares subject to the existing Options being again available for grant under the 1992 Stock Option Plan.

  1996 STOCK INCENTIVE PLAN


    The 1996 Stock Incentive Plan was adopted and approved by the Board of Directors in May 1996 and by the stockholders of the Company in August 1996. The 1996 Stock Incentive Plan was amended in March 1997 (as so amended, the "1996 Plan") to increase the number of shares available for the grant of options thereunder. A total of 2,850,000 shares of Common Stock have been reserved for issuance under the 1996 Plan. As of February 28, 1997, no options issued under the 1996 Plan had been exercised, options to purchase 385,000 shares of Common Stock were outstanding and options to purchase 2,465,000 shares of Common Stock remained available for grant, of which options to purchase 926,150 shares of Common Stock at the initial public offering price will be granted upon the closing of the Offering. Currently outstanding options under the 1996 Plan were held by four Named Executive Officers and were exercisable at an exercise price of $5.50 per share. A total of 300,000 shares of Common Stock under the 1996 Plan have been reserved for issuance to non-employee directors of the Company (other than those who are employees of Interneuron) pursuant to director compensation policies to be adopted by the Company in the future. The 1996 Plan will terminate in May 2006, unless sooner terminated by the Board of Directors.

    Effective upon the adoption and approval of the 1996 Plan by the stockholders of the Company, the Board of Directors has delegated administration of the 1996 Plan to the Compensation Committee (the "Committee"). Awards under the 1996 Plan may consist of (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, (iii) the sale or bonus grant of restricted shares of Common Stock ("Restricted Stock"), (iv) the grant of stock appreciation rights ("SARs"), either alone or together with Options, (v) the grant of dividend equivalent rights measured by dividends paid with respect to the Common Stock ("DERs"), and (vi) the grant of any of the abovementioned options, rights or shares based upon attainment of certain performance criteria ("Performance Shares").

    The Committee has discretion to grant Options, Restricted Stock, SARs, DERs and Performance Shares to employees, officers (including officers who are directors of the Company), directors and consultants of the Company, provided that only employees and officers of the Company may receive Incentive Stock Options. The Committee may set the terms of such grants, subject to applicable restrictions in the 1996 Plan. Incentive Stock Option and Non-Qualified Stock Option grants are subject to the same limitations under the 1996 Plan as those discussed above for the 1992 Stock Option Plan. With respect to Non-Qualified Stock Options, the Committee has discretion to grant such Options with an exercise price below the fair market value of the Common Stock. As of October 31, 1996, no such below-market grants had been made.

    Upon certain changes in control of the Company (as defined in the 1996
Plan), or upon the merger or consolidation, reverse merger, dissolution, liquidation or sale of all or substantially all of the assets of the Company, all outstanding Options, SARs, Restricted Stock, DERs and Performance Shares will, unless otherwise determined by the plan administrator, become fully vested, nonforfeitable and exercisable, and any Restricted Stock will be released from all restrictions on transfer and all repurchase and forfeiture restrictions. Each Option, SAR or DER shall remain exercisable for the remaining term of the Option, SAR or DER, except that each Option, SAR or DER shall terminate as of the effective date of a merger or consolidation, reverse merger, dissolution, liquidation or sale of all or substantially all of the assets of the Company.

    The Board of Directors may amend the 1996 Plan, and any agreements evidencing awards granted thereunder, at any time and for any reason, subject to certain restrictions on the ability to adversely affect awards previously granted thereunder and to any legal requirement to obtain stockholder approval.

  1996 EMPLOYEE STOCK PURCHASE PLAN


    The Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), was approved by the Board of Directors and stockholders in August 1996, and is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code in order to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. An aggregate of 100,000 shares of the Company's Common Stock has been reserved for issuance under the Stock Purchase Plan and available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. All employees of the Company (and employees of "subsidiary corporations" and "parent corporations" of the Company (as defined by the Code) designated by the administrator of the Stock Purchase
Plan) whose customary employment is for more than five months in any calendar year and more than 20 hours per week are eligible to participate in the Stock Purchase Plan. Employees of Interneuron are not expected to participate in the Stock Purchase Plan. Non-employee directors, consultants, and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such employees in the Stock Purchase Plan are not eligible to participate in the Stock Purchase Plan.

    The Stock Purchase Plan designates Purchase Periods, Accrual Periods and Exercise Dates. Purchase Periods are generally overlapping periods of 24 months. A Purchase Period will initiate and additional Purchase Periods will commence each subsequent April 1 and October 1. The initial Purchase Period will begin on the effective date of the Stock Purchase Plan, which is the date on which the Company and the Underwriters agree as to the pricing with respect to the Offering, and end on March 31, 1999. Accrual Periods are generally six month periods, with the initial Accrual Period commencing on the effective date of the Stock Purchase Plan and ending on September 30, 1997. Thereafter, Accrual Periods will commence each April 1 and October 1. Exercise Dates are the last day of each Accrual Period. In the event of a merger of the Company with or into another corporation, the sale of all or substantially all of the assets of the Company, or certain other transactions in which the stockholders of the Company before the transaction own less than 50% of the total combined voting power of the Company's outstanding securities following the transaction, the administrator of the Stock Purchase Plan may elect to shorten the Purchase Period then in progress.

    On the first day of each Purchase Period, a participating employee is granted a purchase right which is a form of option to be automatically exercised on the forthcoming Exercise Dates within the Purchase Period during which deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Stock Purchase Plan. When the purchase right is exercised, the participant's withheld salary is used to purchase shares of Common Stock of the Company. The price per share at which shares of Common Stock are to be purchased under the Stock Purchase Plan during any Accrual Period is the lesser of (a) 85% of the fair market value of the Common Stock on the date of the grant of the option (the commencement of the Purchase Period) or (b) 85% of the fair market value of the Common Stock on the Exercise Date (the last day of an Accrual Period). The participant's purchase right is exercised in this manner on all four Exercise Dates arising in the Purchase Period unless, on the first day of any Accrual Period, the fair market value of the Common Stock is lower than the fair market value of the Common Stock on the first day of the Purchase Period. If so, the participant's participation in the original Purchase Period is terminated, and the participant is automatically enrolled in the new Purchase Period effective the same date.

    Payroll deductions may range from 1% to 10% (in whole percentage increments) of a participant's regular base pay, exclusive of overtime, bonuses, shift-premiums or commissions. Participants may not make direct cash payments to their accounts. The maximum number of shares of Common Stock which any employee may purchase under the Stock Purchase Plan during an Accrual Period is 5,000 shares. Certain additional limitations on the amount of Common Stock which may be purchased during any calendar year are imposed by the Code.

    The Stock Purchase Plan will be administered by the Board of Directors or a committee designated by the Board, which will have the authority to terminate or amend the Stock Purchase Plan (subject to specified restrictions) and otherwise to administer the Stock Purchase Plan and to resolve all questions relating to the administration of the Stock Purchase Plan.

  1997 STOCK OPTION PLAN

    In March 1997, the Board of Directors of the Company approved the 1997 Stock Option Plan (the "1997 Plan"). The purpose of the 1997 Plan is to allow the Company to comply with its obligations under the Acquisition Agreement to issue the Replacement Options to those who held options to purchase Mercator's common stock ("Mercator Options") prior to the Acquisition. The intent and effect of the 1997 Plan is to give holders of Mercator Options the right to acquire shares of the Company's Common Stock in lieu of, but not in addition to, the shares of Mercator's common stock underlying unexercised Mercator Options held by them immediately prior to the closing of the Acquisition. The 1997 Plan will provide Replacement Options for holders of Mercator Options under Mercator's 1993 and 1996 Stock Option Plans (the "Mercator Plans").

    ADMINISTRATION. The 1997 Plan shall be administered by the Company's Board of Directors unless and until the Board delegates administration to the Compensation Committee. Subject to the provisions of the 1997 Plan, the Board shall have the power to construe and interpret the 1997 Plan and Replacement Options granted thereunder, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the 1997 Plan or in any option agreement thereunder, in a manner and to the extent it shall deem necessary or expedient to make the 1997 Plan fully effective, and may amend the 1997 Plan as provided therein.

    TYPES OF AWARDS. Awards under the 1997 Plan will consist solely of the issuance of Replacement Options to each holder of Mercator Options. With respect to all Mercator Options that are designed to qualify as Incentive Stock Options, the corresponding Replacement Options also shall be designed to qualify as Incentive Stock Options. With respect to all Mercator Options that are Non-Qualified Stock Options, the corresponding Replacement Options also shall be Non-Qualified Stock Options. Incentive Stock Options shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Replacement Options are granted only by such person. Non-Qualified Stock Options shall not be transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and shall be exercisable during the lifetime of the person to whom such options are granted only by such person or any transferee pursuant to a qualified domestic relations order. No Replacement Options will be issued under the 1997 Plan to any holder of a Mercator Option unless and until such holder has either (i) returned the agreement evidencing such Mercator Option to the Company for cancellation, or
(ii) delivered to the Company (a) evidence reasonably satisfactory to the Company the loss, theft or destruction of such option agreement and (b) indemnity or security reasonably satisfactory to the Company.

    AVAILABLE SHARES. A total of up to 550,000 shares of the Company's Common Stock have been reserved for issuance under the 1997 Plan. Assuming an initial public offering price of $11.00 per share, and Final Acquisition Consideration for Mercator of $22.0 million, 293,022 shares of Common Stock would be reserved for issuance upon exercise of the Replacement Options under the 1997 Plan. The number of shares actually covered by Replacement Options may be less than the number of shares reserved under the 1997 Plan to the extent that Mercator Options are exercised prior to the closing of the Acquisition. The number of shares of the Company that correspond to Mercator Options also will depend upon the price at which the Company's Common Stock is offered to the public in the Offering. See "Capitalization" and "Business--Mercator Acquisition."

    ELIGIBLE INDIVIDUALS. Only holders of Mercator Options are eligible to receive Replacement Options under the 1997 Plan. All such holders of Incentive Stock Options were, at the time their Mercator Options were awarded, employees of Mercator. All such holders of Non-Qualified Stock Options were, at the time their Mercator Options were awarded, employees, consultants or directors of Mercator.

    TERMS OF REPLACEMENT OPTIONS

    The Terms of Replacement Options granted under the 1997 Plan will be as set forth below:

    a) NUMBER OF SHARES COVERED. Each Replacement Option will cover a number of shares of the Company's Common Stock (rounded up to the nearest whole share) equal to the number of shares of Mercator common stock covered by the corresponding Mercator Option multiplied by the exchange ratio applicable to the Mercator common stock in the Acquisition (the "Exchange Ratio").

    b) EXERCISE PRICE. The exercise price per share of the Company's Common Stock (rounded down to the nearest penny) covered by each Replacement Option will equal the per share exercise price of the corresponding Mercator Option divided by the Exchange Ratio.

    c) OPTION TERM. The term of each Replacement Option will be the same as the remaining term of the corresponding Mercator Option. The maximum term of the Mercator Options is ten years from the date of initial grant of such Mercator Options.

    d) VESTING. The vesting restrictions contained in each Replacement Option will be the same as the vesting restrictions contained in the corresponding Mercator Options. Replacement Options are subject to accelerated vesting for any optionee terminated within one year of the date of the Acquisition other than for "cause."

    e) EARLY PURCHASE RIGHTS. Holders of Replacement Options have the right (the "Early Purchase Right") to purchase all or part of the Common Stock of the Company subject to their options prior to full vesting. Shares purchased pursuant to the Early Purchase Right are subject to a repurchase option in favor of the Company (the "Repurchase Option") that expires in accordance with the same schedule as Replacement Options would have vested had the option holder not exercised the Early Purchase Right. The Repurchase Option is exercisable (i) within 90 days of the termination of the optionholder's relationship with the Company or (ii) upon a dissolution of the Company.

    f) CERTAIN ADJUSTMENTS. The number of shares covered by, and the exercise price of, each Replacement Option may, in the Board's discretion, be adjusted appropriately to reflect any change in the capitalization of the Company resulting from any acquisition, recapitalization, stock split-up or combination of shares, or the payment of a stock dividend or other increase or decrease in the the Company's Common Stock effected without receipt of consideration by the Company.

    g) CONSIDERATION. The purchase price of stock acquired pursuant to a Replacement Option shall be paid, to the extent permitted by applicable statutes and regulations, either (1) in cash at the time the Replacement Option is exercised, or (2) at the discretion of the Board or the Committee, either at the time of the grant or exercise of the Replacement Option (but in the case of an Incentive Stock Option, only at the time of grant), (a) by delivery to the Company of other Common Stock of the Company, (b) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other Common Stock of the Company) with the person to whom the Replacement Option is granted or to whom the Replacement Option is transferred pursuant to the 1997 Plan, or (c) in any form of legal consideration that may be acceptable to the Board.

    h) EXERCISE OF OPTIONS. In the event of termination of continuous status as employee, director or consultant otherwise than by reason of death or disability, the optionee may exercise his or her Replacement Option (to the extent that the optionee was entitled to exercise it at the date of termination) within such period of time ending on the earlier of (i) three (3) months after termination of optionee's continuous status as employee, director or consultant (or such longer or shorter period, but in no event less than 30 days, specified in the written agreement evidencing the terms of an individual option grant ("Option Agreement")), or (ii) the expiration of the term of the option as set forth in the Option Agreement.


    i) DISABILITY OR DEATH OF OPTIONEE. In the event of termination of continuous status as employee, director or consultant by reason of disability, the optionee may exercise his or her Replacement Option (to the extent that the optionee was entitled to exercise it at the date of termination) within such period of time ending on the earlier of (i) twelve (12) months after termination of optionee's continuous status as employee, director or consultant (or such longer or shorter period, but in no event less than six (6) months, specified in the Option Agreement), or (ii) the expiration of the term of the option as set forth in the Option Agreement. In the event of termination of continuous status as employee, director or consultant by reason of death, the optionee's estate or person who acquired the right to exercise the option may exercise the Replacement Option (to the extent that the optionee was entitled to exercise it at the date of death) within such period of time ending on the earlier of (i) eighteen (18) months after termination of optionee's continuous status as employee, director or consultant (or such longer or shorter period, but in no event less than six (6) months, specified in the Option Agreement), or (ii) the expiration of the term of the option as set forth in the Option Agreement.


    j) WITHHOLDING. To the extent provided by the terms of an Option Agreement, the optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such Replacement Option by any of the following means or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares from the shares of the Company's Common Stock otherwise issuable to the participant as a result of the exercise of the Option; or
       (iii) delivering to the Company owned and unencumbered shares of the Common Stock of the Company.

    k) ADJUSTMENTS UPON CHANGES IN STOCK. If any change is made in the stock subject to the 1997 Plan, or subject to any Replacement Option (through merger, consolidation, acquisition, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1997 Plan and outstanding Replacement Options will be appropriately adjusted in the class(es) and maximum number of shares subject to the 1997 Plan and the class(es) and number of shares and price per share of stock subject to outstanding Replacement Options. In the event of: (i) a merger or consolidation in which the Company is not the surviving corporation, or (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then to the extent permitted by applicable law: (a) any surviving corporation shall assume any Replacement Options outstanding under the 1997 Plan or shall substitute similar options for those outstanding under the 1997 Plan, or (b) such Replacement Options shall continue in full force and effect. In the event any surviving corporation refuses to assume or continue such Replacement Options, or to substitute similar options for those outstanding under the 1997 Plan, then such Replacement Options shall be terminated if not exercised prior to such event. In the event of a dissolution or liquidation of the Company, any Replacement Options outstanding under the 1997 Plan shall terminate if not exercised prior to such event.

    AMENDMENT. The Company's Board may amend the 1997 Plan at any time, subject to any requirement under law or the 1997 Plan to obtain stockholder approval.

    SECTION 424(A) COMPLIANCE. Replacement Options issued under the 1997 Plan are intended to comply with all applicable conditions of Section 424(a) of the Code. To the extent any provision of the 1997 Plan, or any action of the Board, fails to so comply, such provision or action will be deemed null and void to the extent that is permitted by applicable law and the Board deems reasonable.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the grant of stock options by Progenitor to the Named Executive Officers during the fiscal year ended September 30, 1996. Information regarding the stock option grants by Mercator to Dr. Sigal during the fiscal year ended December 31, 1996 is provided in footnote (6) to the following table.

                                                                                                           POTENTIAL REALIZABLE
                                                                                                             VALUE AT ASSUMED
                                                NUMBER OF      PERCENT OF                                 ANNUAL RATES OF STOCK
                                                SECURITIES    TOTAL OPTIONS                               PRICE APPRECIATION FOR
                                                UNDERLYING     GRANTED TO       EXERCISE                    OPTION TERM($)(3)
                                                 OPTIONS      EMPLOYEES IN        PRICE      EXPIRATION   ----------------------
NAME                                            GRANTED(#)   FISCAL YEAR(1)   ($/SHARE)(2)      DATE          5%         10%
---------------------------------------------  ------------  ---------------  -------------  -----------  ----------  ----------
Douglass B. Given, M.D., Ph.D................    100,000(4)         25.0%       $ 5.50          5/13/06   $  345,892  $  876,558

H. Ralph Snodgrass, Ph.D.....................    100,000(4)         25.0          5.50          5/13/06      345,892     876,558

Stephen J. Williams, Ph.D....................     75,000(4)         18.8          5.50          5/13/06      259,419     657,419

Mark N.K. Bagnall............................    110,000(5)         27.5          5.50          8/20/06      380,481     964,214

------------------------

(1) Based on an aggregate of 400,000 options granted to employees in fiscal
    1996.

(2) All options were granted at an exercise price of $9.00 per share equal to the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors. Such options were cancelled and regranted on December 30, 1996, at the exercise price of $5.50 per share. See "--Cancellation and Regrant of Options."

(3) The potential realizable value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of the options, assuming that the stock appreciates in value from the date of grant compounded annually until the end of the option term at the rate specified (5% or 10%) and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in the rules and regulations of the Commission and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(4) Consists of options that vest equally over three years on each anniversary of the date of grant, May 13, 1996.

(5) Consists of options that were granted on the date of employment, August 20, 1996, with options to purchase 27,500 shares vesting immediately and the balance of options to purchase 82,500 shares vesting equally over three years on each anniversary of the date of grant.

(6) For the fiscal year ended December 31, 1996, Mercator awarded Dr. Sigal options to purchase 871,310 shares of Mercator common stock at an exercise price of $0.15 per share. All such options will become vested upon consummation of the Acquisition and will be converted into Replacement Options to acquire 91,733 shares of the Company's Common Stock at $1.42 per share assuming consummation of the Acquisition for Final Acquisition Consideration of $22.0 million. In connection with the Acquisition, the Company has entered into an employment agreement with Dr. Sigal pursuant to which he will be granted options to purchase an aggregate of 1% of the Company's Common Stock on a fully-diluted basis after giving effect to the Acquisition and the Offering. Such options will have an exercise price equal to the initial public offering price and will be subject to vesting in the amount of 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter until fully vested after four years. Based upon an assumed initial public offering price of $11.00 per share, such options would entitle Dr. Sigal to acquire 143,761 shares of Common Stock.

                         FISCAL YEAR-END OPTION VALUES

    For each of the Named Executive Officers, the following table shows information about the value of unexercised options of Progenitor as of September 30, 1996. No options were exercised by the Named Executive Officers during fiscal 1996.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS AT
                                                                   YEAR-END(#)            FISCAL YEAR-END($)(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Douglass B. Given, M.D., Ph.D.............................      39,916        171,584    $  12,375    $    12,375
H. Ralph Snodgrass, Ph.D..................................      19,583        130,417       47,125         11,875
Stephen J. Williams, Ph.D.................................      15,833         96,667       15,000         15,000
Mark N.K. Bagnall.........................................      27,500         82,500            0              0

------------------------

(1) Based on the fair market value of the Common Stock as of September 30, 1996 ($5.50 per share), minus the exercise price, multiplied by the number of shares underlying the option after giving effect to the subsequent repricing of the options. See "--Cancellation and Regrant of Options."

CANCELLATION AND REGRANT OF OPTIONS

    On December 30, 1996, the Compensation Committee approved the cancellation and regrant of options previously granted to certain executive officers, directors and key employees. The Compensation Committee concluded that the relationship between the exercise price of those options and the recent fair market value of the Company's Common Stock did not provide effective equity incentives for such executive officers, directors and key employees. Equity incentives are a significant component of the total compensation package of the Company's employees and play a substantial role in the Company's ability to retain the services of individuals essential to the Company's long-term success. The Compensation Committee concluded that the Company's ability to retain key employees would be impaired significantly unless value was restored to their options. Accordingly, the Compensation Committee determined it was necessary to cancel and regrant the options at exercise prices that reflect current fair market value to provide realistic incentives for the executive officers, directors and employees to whom such options had been granted. All stock options with exercise prices of $5.50 or more were cancelled and regranted at an exercise price of $5.50 per share, the fair market value on December 30, 1996, as determined by the Compensation Committee. The vesting periods applicable to these cancelled options relate back to the dates of the prior grants.

    With respect to the Named Executive Officers, all of the Company's options granted during fiscal 1996 were cancelled and regranted at an exercise price of $5.50 per share. Drs. Given, Snodgrass and Williams also had 95,000, 30,000 and 17,500 options, respectively, originally granted as of September 14, 1995, which were cancelled and regranted at an exercise price of $5.50 per share from an original exercise price of $6.00 per share. In addition, the 7,500 options granted to each of Messrs. Axline, Haig, Peppers and Sharrock in fiscal 1996 were cancelled and regranted at an exercise price of $5.50 per share from an original exercise price of $6.00 per share. The 110,000 options granted to Mr. Bagnall in fiscal 1996 were cancelled and regranted at an exercise price of $5.50 per share from an original exercise price of $9.00 per share.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH INTERNEURON

    Progenitor was incorporated in February 1992 as a majority-owned subsidiary of Interneuron and assumed all rights and obligations of Scimark Corp. under the January 1992 research and licensing agreement with Ohio University. See "Business--License Agreements--Ohio University." Upon Progenitor's organization, Interneuron purchased 2,081,250 shares of Common Stock for $0.002 per share. Progenitor also issued 112,500 and 56,250 shares of Common Stock, respectively, to Morris Laster, M.D., a director of the Company, and Steven Kanzer, then Assistant Secretary of the Company, for a purchase price of $0.002 per share. Lindsay Rosenwald, M.D., the Chairman of the Board and a principal stockholder of Interneuron, was the Company's President until September 1992, and was a director of the Company until May 1996. Dr. Rosenwald also owns the Castle Group Ltd. ("Castle"), a venture capital firm. Dr. Laster was the Company's Chief Executive Officer until September 1992, and Dr. Laster and Mr. Kanzer were and continue to be employees of Castle.

    From Progenitor's inception through December 1994, Interneuron funded Progenitor's operations through advances evidenced by promissory notes payable on demand and bearing interest at 1% over the prime rate. In December 1994, upon the initial closing of the private placement referred to below, the aggregate amount of such advances of approximately $11.5 million, plus accrued interest of approximately $1.1 million, was converted by Interneuron into an aggregate of 2,020,496 shares of Series A Preferred Stock of the Company at a conversion price of $6.25 per share. These shares will convert into an estimated 1,851,164 shares of Common Stock upon the closing of the Offering based upon an assumed initial public offering price of $11.00 per share. See "Description of Capital Stock--Preferred Stock."

    Between December 1994 and July 1995, Progenitor issued and sold an aggregate of 349,000 shares of Series B Preferred Stock in a private placement. These shares will convert into an estimated 319,729 shares of Common Stock upon the closing of the Offering based upon an assumed initial public offering price of $11.00 per share. See "Description of Capital Stock--Preferred Stock." The private placement was a sale of units, each unit consisting of shares of Series B Preferred Stock of the Company, shares of preferred stock of Transcell, a subsidiary of Interneuron, a put protection right from Interneuron and warrants to purchase Interneuron's common stock. The put protection right provides that on the third anniversary of the final closing date of the private placement, holders of such Series B Preferred Stock have the right to sell to Interneuron their Series B Preferred Stock of Progenitor at a purchase price equal to the purchase price of such shares in the private placement. The put protection right will expire upon the closing of the Offering. Of the approximately $4.4 million gross proceeds of the private placement, Progenitor received approximately $1.6 million, net of placement agent fees, and Interneuron received approximately $833,000 as its consideration for the issuance of warrants for its Common Stock and the put protection right. Of this amount, Interneuron loaned approximately $417,000 to Progenitor in exchange for a convertible debenture dated March 31, 1995, bearing interest at 1% over the prime rate. The principal amount of this debenture and accrued interest thereon (approximately $492,000 as of February 28, 1997), automatically will be converted at the closing of the Offering into shares of Common Stock at a conversion price equal to the initial public offering price for the Common Stock. See "Description of Capital Stock--Convertible Debenture and Promissory Note."

    Paramount Capital, Inc. ("Paramount") acted as the placement agent for the private placement and D.H. Blair & Co., Inc. ("Blair") was a selected dealer. Paramount is owned by Dr. Rosenwald. Progenitor paid Paramount approximately $129,000 as its share of placement agent fees. Pursuant to Paramount's rights under its placement agent agreement, designees of Paramount received in the private placement warrants to purchase an aggregate of 22,201 shares of Series B Preferred Stock (representing the right to purchase 20,317 shares of Common Stock following the closing of the Offering based upon an assumed initial public price of $11.00 per share). Dr. Rosenwald received warrants to purchase 12,274 of these shares of Series B Preferred Stock (representing the right to purchase an estimated 11,245 shares of Common Stock upon the closing of the Offering based upon an assumed initial public offering price of $11.00 per share). Blair is owned substantially by family members of J. Morton Davis (including members of Dr. Rosenwald's family), a principal stockholder of Interneuron. Blair received fees for acting as selected dealer, aggregating $45,094. Designees of Blair also received in the private placement warrants to purchase an aggregate of 12,700 shares of Series B Preferred Stock (representing the right to purchase 11,635 shares of Common Stock upon the closing of the Offering based upon an assumed initial public offering price of $11.00 per share). All of these warrants are exercisable until five years after the closing of the Offering at an exercise price of $7.50 per share of Common Stock, and pursuant to a cashless exercise provision may be exercised without the need to pay any cash. The Company also agreed to indemnify Paramount and Blair against certain liabilities, including liabilities under the Securities Act in connection with the private placement. See "Description of Capital Stock--Stock Purchase Right and Warrants."

    Since March 1996, Interneuron has continued to provide advances to Progenitor. These advances are evidenced by a promissory note dated March 31, 1996, in the principal amount of approximately $525,000, as updated from time to time, payable on the earlier of five years from the date of the note or the closing of the Offering. Interneuron has agreed to convert a portion of the indebtedness evidenced by the note (approximately $6.1 million from an outstanding balance of approximately $6.2 million as of February 28, 1997), including additional advances from April 1, 1996, and all accrued interest (an aggregate of approximately $85,000 of principal and accrued interest as of February 28, 1997) into shares of the Company's Common Stock at a conversion price equal to the initial public offering price for the Common Stock except that advances for costs of the Offering incurred from October 1, 1996 will be repaid from the net proceeds of the Offering. See "Use of Proceeds" and "Description of Capital Stock--Convertible Debenture and Promissory Note."

    Based on the amount owed by Progenitor to Interneuron under the promissory note as of February 28, 1997, and as a result of the conversion upon the closing of the Offering of the Series A Preferred Stock, convertible debenture and promissory note held by Interneuron (assuming an initial public offering price of $11.00 per share of Common Stock), Interneuron is expected to own approximately 4,529,745 shares, or approximately 43% of the outstanding Common Stock (approximately 41% if the Underwriters' over-allotment option is exercised in full) after the closing of the Offering and the Acquisition. The actual ownership percentage of Interneuron will depend upon a variety of factors, including: (i) the amount of the Final Acquisition Consideration payable with respect to the Acquisition; (ii) the outstanding balances of loans from Interneuron to the Company that will be converted into Common Stock upon the closing of the Offering; (iii) the initial public offering price which will determine the number of shares of Common Stock to be issued in the Acquisition, to be issued upon conversion of outstanding balances of loans from

Interneuron to the Company, to be issued in respect of the Amgen Purchase Agreement, and to be issued to Interneuron in connection with the conversion provisions of its Series A Preferred Stock upon the closing of the Offering; and
(iv) the recognition of guaranteed quarterly returns earned by the holders of the Series A Preferred Stock on each of April 7, July 7, October 7, and January
7. The number of shares of Common Stock issuable to Interneuron upon conversion of such Preferred Stock and indebtedness will increase to the extent that the initial public offering price is less than the anticipated price of $11.00 per share. The number of Amgen Shares issuable to Amgen pursuant to the Amgen Purchase Agreement and the number of shares issuable to the stockholders of Mercator in the Acquisition also will increase to the extent the per share price of the initial public offering is less than $11.00 per share. At an initial public offering price of $9.00 per share, Interneuron would own 5,073,856 shares upon the closing of the Offering and the Acquisition or approximately 43% of the outstanding Common Stock at such time (approximately 42% if the Underwriters' over-allotment option is exercise in full).

    During fiscal 1995, Interneuron paid for certain expenses of Progenitor which were reimbursed by Progenitor at cost. In addition, Interneuron guaranteed the Company's office lease (which guarantee will be released upon the closing of the Offering as to obligations arising after the closing of the Offering) and its equipment leases. Prior to the closing of the Offering, the Company and Interneuron intend to enter into a tax allocation agreement to provide, among other things, for the payment of tax liabilities, the entitlement to tax refunds, and the allocation of responsibility and cooperation in the filing of tax returns. In addition, the Company and Interneuron intend to enter into an intercompany services agreement which will provide, among other things, for: the participation of the Company and its employees in certain programs administered by Interneuron, at cost, such as certain insurance programs; and the provision of certain services by Interneuron at the Company's request at agreed upon prices in areas such as clinical and regulatory affairs, quality control, finance, administration, human resources and management information systems. The intercompany services agreement also will provide that in the event of any future equity offering by the Company, Interneuron will have the right to purchase (at the same price and on the same terms as such equity offering) a portion of the shares being offered so as to maintain its fully-diluted interest in the Company immediately prior to such equity offering, subject to certain limitations. The intercompany services agreement also will provide that all future transactions between the Company and Interneuron must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and must be approved or ratified by a majority of the independent members of the Company's Board of Directors. As defined in the intercompany services agreement, independent directors are those who are not employees, officers, directors or affiliates of, or persons with other material financial interests involving Interneuron, the Company or any of their respective affiliates.

    The intercompany services agreement also will provide to Interneuron the right to nominate one designee for election to the Company's Board of Directors, for so long as Interneuron reports the Company's financial results on a consolidated basis, on an equity basis or otherwise on a basis pursuant to which a portion of the Company's results of operations appear in the financial results of operations of Interneuron. After the Offering, Interneuron will continue to have substantial influence in the election of directors of the Company and voting with respect to matters submitted to stockholders, including extraordinary corporate transactions such as a merger or sale of substantially all of the Company's assets. Interneuron's ownership of a substantial block of the Company's voting stock could have the effect of delaying or preventing sales of additional securities of the Company or a sale of the Company or other change of control supported by the other stockholders of the Company. In addition, the Company may be subject to various risks arising from Interneuron's influence over the Company, including conflicts of interest relating to new business opportunities that could be pursued by the Company or by Interneuron and its other affiliates, and significant corporate transactions for which stockholder approval is required. See "Risk Factors--Control of Company By, and Potential Conflicts of Interest With, Interneuron."

    In connection with the Mercator Bridge Financing prior to the closing of the Acquisition, Interneuron has agreed to loan to the Company up to an aggregate of $6.6 million pursuant to a promissory note secured by the Company's assets. The Interneuron Bridge Loan bears interest at a rate of 10% per annum and is repayable in full on maturity at January 15, 1999 in the event there is no initial public offering. The principal and accrued interest on the Interneuron Bridge Loan will be repaid out of the proceeds of the Offering. The outstanding principal balance of the Interneuron Bridge Loan outstanding at consummation of the Offering will depend upon the timing of the Offering's completion. The principal balance outstanding at February 28, 1997 was $400,000 and is expected to increase by approximately $800,000 per month in order to fund the operations of Mercator pending completion of the Acquisition. See "Use of Proceeds."

    Interneuron has no obligation to invest any further funds in the Company or otherwise provide funding to the Company after the Offering, and the Company does not expect Interneuron to do so. The Company intends to seek additional funding through public or private equity or debt financing and collaborative arrangements. There can be no assurance that additional financing will be available when needed, or that, if available, such financing will be available on terms acceptable to the Company. See "Risk Factors--Need for Additional Capital; Uncertainty of Additional Funding."

    Interneuron has entered into a lock-up agreement which limits its ability to sell shares of the Company's Common Stock during the 365-day period following the date of this Prospectus. See "Shares Eligible for Future Sale" and "Underwriting."

THE OHIO UNIVERSITY FOUNDATION


    Upon the Company's formation in February 1992, The Ohio University Foundation purchased 125,000 shares of Common Stock at a purchase price of $0.002 per share, and Dr. Thomas Wagner, an employee of Ohio University and an affiliate of The Ohio University Foundation, purchased 125,000 shares of Common Stock at $0.002 per share. Pursuant to certain antidilution rights, The Ohio University Foundation was issued an additional 53,750 shares of Common Stock from fiscal 1992 through fiscal 1994. Also, in December 1994, Dr. Wagner received an additional 53,750 shares of Common Stock pursuant to similar antidilution provisions contained in a related stock purchase agreement. In February 1996, The Ohio University Foundation purchased an additional 58,333 shares of Common Stock for a purchase price of $6.00 per share pursuant to a stock purchase agreement. In the event that the initial public offering price for the Common Stock is less than $12.00 per share, pursuant to such stock purchase agreement, The Ohio University Foundation will be entitled to receive additional shares of Common Stock such that the effective price per share paid by The Ohio University Foundation under the agreement is equal to 50% of the initial public offering price for the Common Stock. Assuming an initial public offering price of $11.00 per share, 5,303 additional shares of Common Stock will be issued to The Ohio University Foundation pursuant to such stock purchase agreement. In connection with the February 1996 issuance of 58,333 shares, the Company and The Ohio University Foundation amended certain provisions of the 1992 stock purchase agreement in exchange for which Progenitor granted The Ohio University Foundation the right to purchase 25,000 shares of the Company's Common Stock at a price equal to 50% of the initial public offering price. The Ohio University Foundation has agreed to exercise such right to purchase 25,000 shares immediately prior to the Offering at a price equal to $5.50 per share.


    Ohio University entered into license and sponsored research agreements with the Company (or its predecessor) in January 1992 and April 1993. The April 1993 sponsored research agreement terminated as of June 30, 1996 upon completion of the research thereunder. Pursuant to the initial license agreement, The Ohio University Foundation has the right to designate two members of the Board of Directors until the completion of the Company's initial public offering. Messrs. Axline and Peppers are Trustees of The Ohio University Foundation and serve as The Ohio University Foundation's designees to the Company's Board of Directors. Under the Ohio University license and sponsored research agreements, Progenitor paid Ohio University an aggregate of approximately $570,000, $246,000, $397,000, $109,000 and $41,000 in fiscal 1993, 1994, 1995, 1996 and for the three months ended December 31, 1996, respectively. Ohio University also is entitled to receive royalties based on any sales of licensed products resulting from such arrangements. Under a consulting agreement with Dr. Wagner entered into in February 1992, Progenitor paid Dr. Wagner consulting fees of approximately $93,000, $93,000, $113,000, $60,000 and $15,000 during fiscal 1993, 1994, 1995,
1996 and for the three months ended December 31, 1996, respectively. See "Business--License Agreements."

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

    On January 3, 1993, the Company entered into an employment agreement with Dr. Given. Under the agreement, Dr. Given received the right to a $100,000 loan bearing interest at 7% annually for the purchase of a home in Ohio. Upon the granting of the loan, the Company waived the charging of interest on the loan, and certain other provisions of the agreement relating to the loan, and received from Dr. Given an interest-free promissory note in the amount of $100,796 secured by the property purchased. The note requires Dr. Given to repay at least $60,796 of the loan on or before April 1, 1997. Of this portion, $20,000 was forgiven effective in fiscal 1996 at the approval of the Board of Directors. The $40,000 second portion of the promissory note is payable on or before April 15, 1997 or upon the termination of Dr. Given's employment and is subject to forgiveness in increments upon the achievement of certain performance milestones, including a successful initial public offering of the Company's Common Stock. As of February 28, 1997, the Company had forgiven, effective in fiscal 1996, $10,000 of the loan pursuant to this provision. In December 1996 and January 1997, an aggregate income tax gross-up payment of $19,636 was made to Dr. Given in respect of such prior loan forgiveness. On January 17, 1997, an additional $35,398 was forgiven in connection with the completion of the license agreement with Amgen. An income tax gross-up payment of $27,198 was made in connection with such forgiveness. Upon completion of the Offering, the remaining balance of the promissory note is subject to forgiveness and will also be subject to such gross-up payments. Dr. Given's employment agreement terminated on January 3, 1997 except with respect to these loan provisions.


    The Company has entered into the Revised Given Employment Agreement with Dr. Given. See "Management--Employment Agreements." In addition to the compensation package described in "Management--Employment Agreements," Dr. Given will receive assistance with expenses related to possible relocation to California. Under the Revised Given Employment Agreement, Dr. Given will receive $144,000, payable in $4,000 monthly increments over three years for use in repaying any mortgage loan obtained in connection with a new home in California.



    The Company will also loan up to $200,000 at 7% interest to Dr. Given for the purpose of buying a new home in California ("Home Loan"). During the first three years of the Home Loan, interest will accrue rather than compound and no payments will be due during such period. After the initial three year period, interest only payments will be due monthly, with the accrued interest to be amortized and paid in 36 equal installments over the subsequent three years, together with interest then currently accruing. The Home Loan will be secured by a subordinated second deed of trust on the new home. Portions of the Home Loan will be repayable as follows: (a) installments of 25% of the original principal balance plus accrued interest will be forgiven by the Company upon the closing of each single transaction providing the Company with committed funds of at least $2,000,000 in the form of either equity, convertible debt or net proceeds to the Company (and the Company will also pay to Dr. Given an amount necessary to gross up for federal and state income taxes on the forgiven loan amounts);
(b) within 30 days after the sale of Company securities held by Dr. Given which were acquired pursuant to options granted to him, in an amount equal to 25% of the net proceeds received by Dr. Given from such a sale; (c) upon the sale of the new home; and (d) in full upon the earlier of the fifth anniversary of the making of the Home Loan or one year after the termination of Dr. Given's employment with the Company.



    In connection with the Revised Given Employment Agreement, the Company will also pay the monthly mortgage payments on Dr. Given's Ohio home from the date Dr. Given acquires a new home in California until the earlier of one year after Dr. Given acquires a new home in California or the sale of the Ohio home. The Company will also reimburse additional customary relocation expenses.


    Effective as of May 24, 1996, Dr. Doros Platika's employment terminated pursuant to a Separation Agreement and Release (the "Release") among the Company, Dr. Platika and Interneuron. The Release obligates Dr. Platika to provide services to the Company in a consulting capacity for a minimum of twenty hours per month for the six-month period following May 24, 1996. Dr. Platika also agreed not to compete with the Company for a period of two years after his termination. The Release also contains arrangements with respect to loans made by the Company to Dr. Platika and certain stock options to acquire securities of the Company and Interneuron. Prior to termination, the Company had made loans to Dr. Platika that had a balance of $242,850, including accrued interest as of July 23, 1996, which amount reflects the forgiveness effective in fiscal 1996 of $26,424 of such loans previously approved by the Board of Directors. Pursuant to the Release, an additional $120,000 of this balance was forgiven subject to Dr. Platika's payment to the Company of withholding payments required with respect thereto and with respect to the loans to Dr. Platika previously forgiven by the Company effective in fiscal 1996. The remaining balance of $96,426, along with applicable withholding payments, was paid by Dr. Platika as of July 23, 1996. The Company will incur a charge to operations equal to the amount of loan forgiveness in connection with the Release. Prior to the Release, the Company had granted Dr. Platika options to purchase a total of 77,500 shares of Common Stock, at exercise prices ranging from $0.20 to $6.00 per share. Of these, options to purchase a total of 23,750 shares of Common Stock had previously vested. The Release provides for the vesting as of June 1, 1996 of options to purchase 6,875 shares of Common Stock at $0.20 per share and the vesting as of June 15, 1996 of options to acquire 2,500 shares of Common Stock at $4.00 per share. All of Dr. Platika's other unvested options were canceled pursuant to the Release. As of August 23, 1996, Dr. Platika had exercised all of his 33,125 vested options. In connection with the Release, Interneuron agreed to accelerate vesting of stock options to purchase 2,500 shares of Interneuron Common Stock at a price per share of $8.75, which options were exercisable by Dr. Platika on or prior to August 24, 1996. As of August 15, 1996, Dr. Platika had exercised all of these Interneuron options.

    The Revised Sigal Employment Agreement provides for the grant to Dr. Sigal of options to acquire the Company's Common Stock in the amount of 1% of the outstanding shares of Common Stock on a fully diluted basis after the closing of the Offering. See "Management--Employment Agreements--Elliott Sigal."

    The Company has granted stock options to its directors and executive officers on several occasions since the beginning of fiscal 1993, all of which vest over a four-year period from the date of grant, except as indicated below. In fiscal 1993, Dr. Snodgrass received options to purchase 5,000 shares of Common Stock at an exercise price of $0.20 per share, and options to purchase 5,000 shares of Common Stock at an exercise price of $2.00 per share.

    During fiscal 1994, Mr. Sharrock received options to purchase 2,500 shares of Common Stock at an exercise price of $4.00 per share, which vest over three years. Also in fiscal 1994, the Company granted Drs. Cooper, Given, Snodgrass and Williams options to purchase 8,500, 16,500, 10,000 and 20,000 shares of Common Stock, respectively, at an exercise price of $4.00 per share.

    In September 1995, the Company granted options to Drs. Given, Snodgrass and Williams to purchase 45,000, 17,500 and 17,500 shares, respectively, at an exercise price of $6.00 per share, which originally were intended to vest on September 14, 2002. These options were amended by the Board of Directors on May 13, 1996, so that one-third of such options vest on each anniversary date of the date of grant. In September 1995, the Company granted to Dr. Given options to purchase an additional 50,000 shares at an exercise price of $6.00 per share, which also vest over three years from the date of grant. In September 1995 the Company also granted to Dr. Snodgrass options to purchase 12,500 shares of Common Stock, all of which vest upon the earliest of the achievement of performance milestones relating to the leptin receptor program or the BFU-e growth factor program, or September 14, 2002.

    On February 21, 1996, each of Messrs. Axline, Haig, Peppers and Sharrock received options to purchase 7,500 shares of Common Stock at an exercise price of $6.00 per share.

    All of the option grants described above were made pursuant to the 1992 Stock Option Plan.

    Certain options previously granted to Named Executive Officers and directors of the Company were cancelled and regranted on December 30, 1996. See "Management--Cancellation and Regrant of Options."

    On March 7, 1997, the Board of Directors approved an amendment to the 1996 Stock Incentive Plan to increase by 2,000,000 the number of shares of Common Stock reserved and available for issuance pursuant to stock options granted thereunder.

    Upon the closing of the Offering, Drs. Given, Snodgrass and Williams, and Mr. Bagnall will be granted options to purchase 310,000, 70,000, 67,500 and 70,000 shares of the Company's Common Stock, respectively, at an exercise price equal to the initial public offering price. Such options will vest quarterly over a period of three years from the date of grant, subject to accelerated vesting in certain circumstances under the terms of each officer's employment agreement or employment letter, as applicable.


    The Compensation Committee also approved on December 30, 1996 an incentive bonus program for executive officers of the Company providing for bonus payments based upon a percentage of base salary based upon various performance milestones primarily related to the Acquisition and the Offering. The amount of such bonus payments to Drs. Given, Snodgrass and Williams and to Mr. Bagnall will be approximately $150,000, $95,000, $95,000 and $95,000, respectively, assuming an initial public offering price of $11.00 per share and an aggregate offering of 2,750,000 shares.

INSIDER TRANSACTIONS

    The Company has adopted a policy that all future transactions between the Company and its executive officers, directors and other affiliates must be approved by a majority of the disinterested members of the Company's Board of Directors, and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by the Company to its executive officers, directors or other affiliates be for bona fide business purposes only. A determination of which directors are disinterested with respect to a particular transaction will depend upon the totality of circumstances including whether the directors possess a direct or indirect material interest in the transaction or in another party involved in the transaction.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 28, 1997, (assuming the consummation of the Acquisition for Final Acquisition Consideration of $22.0 million and the sale of Amgen Shares to Amgen), and as adjusted to reflect the sale of the 2,750,000 shares of Common Stock being offered hereby, by (i) each stockholder who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each director and Named Executive Officer of the Company; and (iii) all directors and executive officers of the Company as a group.

                                                                             PERCENTAGE BENEFICIALLY
                                                                NUMBER OF            OWNED(2)
                                                                 SHARES     --------------------------
                                                               BENEFICIALLY   PRIOR TO       AFTER
BENEFICIAL OWNER                                                OWNED(1)      OFFERING      OFFERING
-------------------------------------------------------------  -----------  ------------  ------------


Glenn L. Cooper, M.D.(3) ....................................   4,595,409        62.6%          43.3%
  One Ledgemont Center
  99 Hayden Avenue
  Lexington, Massachusetts 02173

Interneuron Pharmaceuticals, Inc. ...........................   4,529,745        61.7           42.7
  One Ledgemont Center
  99 Hayden Avenue
  Lexington, Massachusetts 02173

Entities affiliated with Robertson, Stephens & Co. Group,         718,146         9.8            6.8
  L.L.C.(4) .................................................
  c/o Robertson, Stephens & Co.
  555 California Street, Suite 2600
  San Francisco, CA 94104

Entities affiliated with InterWest Partners(5) ..............     490,956         6.7            4.6
  c/o InterWest Partners
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025

Robert R. Momsen(6) .........................................     490,956         6.7            4.6
  c/o InterWest Partners
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025

Entities affiliated with Oak Investment Partners(7) .........     441,021         6.0            4.2
  c/o Oak Investment Partners
  One Gorham Island
  Westport, CT 06880

Douglass B. Given, M.D., Ph.D.(8)............................     122,823         1.7            1.2

Morris Laster, M.D...........................................     112,500         1.5            1.1

Elliott Sigal, M.D., Ph.D.(9)................................      96,682         1.3              *

Mark N.K. Bagnall(10)........................................      27,500           *              *

H. Ralph Snodgrass, Ph.D.(11)................................      19,583           *              *

Stephen J. Williams, Ph.D.(12)...............................      15,833           *              *

David B. Sharrock(13)........................................       4,375           *              *

Robert P. Axline(14).........................................       1,875           *              *

                                                                             PERCENTAGE BENEFICIALLY
                                                                NUMBER OF            OWNED(2)
                                                                 SHARES     --------------------------
                                                               BENEFICIALLY   PRIOR TO       AFTER
BENEFICIAL OWNER                                                OWNED(1)      OFFERING      OFFERING
-------------------------------------------------------------  -----------  ------------  ------------
Alexander M. Haig, Jr.(15)...................................       1,875           *              *

Jerry P. Peppers(16).........................................       1,875           *              *

                                                                4,903,648        65.7           45.7
All executive officers and directors as a group
  (11 persons)(17)...........................................

------------------------
 *  Less than one percent.

 (1) To the Company's knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, each of the persons named in this table has sole voting and investment power with respect to all shares of Common Stock indicated opposite such person's name.

 (2) Percentage of beneficial ownership is based on 7,339,998 shares of Common Stock outstanding as of February 28, 1997, assuming (i) the conversion of a convertible debenture and a portion of the promissory note held by Interneuron and all outstanding shares of Progenitor's Preferred Stock into Common Stock (based on outstanding balances of $6.6 million as of February 28, 1997), (ii) the issuance of 1,679,255 shares of Common Stock to the Mercator stockholders pursuant to the Acquisition (assuming Final Acquisition Consideration of $22.0 million for Mercator), (iii) the issuance of 5,303 shares of Common Stock to The Ohio University Foundation, pursuant to certain anti-dilution adjustment rights, and (iv) 10,614,998 shares of Common Stock outstanding after completion of the Offering, reflecting (a) the sale of 2,750,000 shares of Common Stock being offered hereby, (b) the purchase by The Ohio University Foundation of 25,000 shares of Common Stock, pursuant to a stock purchase right, and (c) the issuance to Amgen of the Amgen Shares. See "Capitalization" and "Description of Capital Stock." Shares of Common Stock subject to options, warrants (including the Mercator Warrants) and convertible notes and other purchase rights currently exercisable or convertible, or exercisable or convertible within 60 days of February 28, 1997 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

 (3) Includes 4,529,745 shares held by Interneuron, options exercisable for 4,250 shares of Common Stock held by Dr. Cooper and options exercisable for 2,000 shares of Common Stock held by Dr. Cooper's wife. Dr. Cooper is President, Chief Executive Officer and a director of Interneuron. Dr. Cooper disclaims beneficial ownership of the shares held by Interneuron.

 (4) Consists of 497,743 shares held by RS & Co. IV, L.P. ("RS"), 132,566 shares held by The Robertson, Stephens Orphan Fund ("RSOF") and 87,837 shares held by Bayview Investors, Ltd. ("Bayview"). The General Partner of RS is RS & Co. Venture Partners IV, L.P., the General Partners of which consist of individuals including M. Kathleen Behrens, a director of Mercator, that share voting and investment power over securities held by RS. The General Partners of RSOF are Bayview and Robertson, Stephens & Company Investment Management, L.P., the General Partners of which are Robertson, Stephens Private Equity Group, L.L.C. and RS & Co. Inc., respectively. The Managing Member of Robertson, Stephens Private Equity Group, L.L.C. is RS & Co. Inc., the shareholders of which are a group of individuals. All of the individuals described above disclaim beneficial ownership of the securities held by RS, RSOF and Bayview.

 (5) Consists of 487,722 shares held by InterWest Partners V, L.P. ("Partners") and 3,234 shares held by InterWest Investors V ("Investors"). The General Partner of Partners is InterWest Management Partners V, L.P., the General Partners of which consist of individuals including Robert R. Momsen, a director of Mercator (who has also agreed to become a director of the Company), that share voting and investment power over securities held by Partners. The General Partners of Investors consist of individuals including Robert R. Momsen that share voting and investment power over securities held by Investors. All of the individuals described above disclaim beneficial ownership of the securities held by Partners and Investors, except to the extent of their pro rata partnership interests therein.

 (6) Consists of 487,722 shares held by Partners and 3,234 shares held by Investors. Mr. Momsen is a General Partner of both Partners and Investors. Mr. Momsen disclaims beneficial ownership of the securities held by Partners and Investors except to the extent of his pro rata partnership interests therein.

 (7) Consists of 431,319 shares held by Oak Investment Partners V, Limited Partnership ("Oak Investment") and 9,702 shares held by Oak V Affiliates Fund ("Oak Affiliates"). Oak Associates V, L.L.C. is the General Partner of Oak Investment. The managing members of Oak Associates V, L.L.C. consist of individuals including Ann H. Lamont, a director of Mercator, that share voting and investment power over the securities held by Oak Investment. The General Partners of Oak Affiliates consist of a group of individuals, including Ann H. Lamont, a director of Mercator, that have shared voting and investment power over the securities held by Oak Affiliates. All of the individuals described above disclaim beneficial ownership of the securities held by Oak Investment and Oak Affiliates.

 (8) Includes 82,907 shares held by a limited partnership of which Dr. Given is a general partner and options exercisable for 39,916 shares of Common Stock.

 (9) Includes options exercisable for 96,682 shares of Common Stock. Dr. Sigal has agreed to become an executive officer of the Company upon the closing of the Offering.

(10) Includes options exercisable for 27,500 shares of Common Stock

(11) Includes options exercisable for 19,583 shares of Common Stock.

(12) Includes options exercisable for 15,833 shares of Common Stock.

(13) Includes options exercisable for 4,375 shares of Common Stock.

(14) Includes options exercisable for 1,875 shares of Common Stock.

(15) Includes options exercisable for 1,875 shares of Common Stock.

(16) Includes options exercisable for 1,875 shares of Common Stock.

(17) Includes options exercisable for 119,082 shares of Common Stock. See footnotes 3, 8 and 10-16 above. Does not include shares beneficially owned by Mr. Momsen or Dr. Sigal.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation") currently authorizes 44,000,000 shares of capital stock, consisting of 39,000,000 shares of Common Stock, Class A, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.01 par value. In connection with the Offering, the Company's Certificate of Incorporation will be restated (the "Restated Certificate of Incorporation"). Upon the closing of the Offering, the Restated Certificate of Incorporation will authorize the issuance of 44,000,000 shares of capital stock, consisting of 39,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. Set forth below is a description of the capital stock of the Company.

COMMON STOCK

    As of February 28, 1997, assuming the conversion of all outstanding shares of Progenitor's Preferred Stock and a convertible debenture and a portion of the promissory note held by Interneuron into Common Stock, the exercise of the stock purchase right described below, the sale of the Amgen Shares pursuant to the Amgen Purchase Agreement and the issuance of 1,679,255 shares of Common Stock pursuant to the Acquisition, there were 7,864,998 shares of Common Stock issued and outstanding held of record by 118 stockholders, 988,984 shares of Common Stock issuable upon the exercise of outstanding stock options (including Replacement Options) and 59,675 shares of Common Stock issuable upon the exercise of outstanding warrants (including the Mercator Warrants).


    The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights with respect to the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding Preferred Stock. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all net assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption, conversion or other subscription rights, and there are no sinking fund provisions applicable to the Common Stock. All currently outstanding shares of Common Stock are, and the shares of Common Stock being issued and sold in the Offering will be, duly authorized, validly issued, fully paid and nonassessable.


PREFERRED STOCK

    The Company currently has outstanding 2,020,496 shares of Series A Preferred Stock and 349,000 shares of Series B Preferred Stock. Such shares will automatically convert into Common Stock upon consummation of the Offering. Both the Series A and Series B Preferred Stock have antidilution and conversion adjustment provisions that will increase or decrease the number of shares of Common Stock outstanding as of February 28, 1997 above or below the number of shares set forth herein and will increase or decrease the number of shares used in calculations for purposes of, among other things, dilution to new investors, shares held by certain principal stockholders, shares subject to registration rights and shares eligible for future sale, in the event that the initial public offering price of the Common Stock is less than or greater than $11.00 per share, as the case may be. See "Dilution," "Principal Stockholders," "--Registration Rights" and "Shares Eligible for Future Sale."

    The actual number of shares of Common Stock issuable to each holder of Preferred Stock upon conversion of the Series A and Series B Preferred Stock will equal the product of (a) the number of shares of Preferred Stock held by such holder and (b) the greater of (x) one or (y) a fraction, the numerator of which is $12.50 and the denominator of which is 1.2403 multiplied by the initial public offering price. At the assumed initial public offering price of $11.00 per share of Common Stock, 2,170,893 shares of Common Stock will issue upon conversion of the Preferred Stock. The number of shares issuable upon conversion of such Preferred Stock will increase pursuant to a guaranteed quarterly return available to holders of the Series A and Series B Preferred Stock that is determined on each of April 7, July 7, October 7 and January 7.

    On March 7, 1997, the Board of Directors authorized the designation of 2,000,000 shares of Series C Preferred Stock. In the event that the Offering is not consummated, Interneuron has the option to convert the convertible debenture and a portion of the promissory note held by Interneuron into such Series C Preferred Stock.

    Following completion of the Offering and the conversion of all outstanding shares of Preferred Stock, the Board of Directors will have the authority to issue from time to time up to 5,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock could adversely affect the rights of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

STOCK PURCHASE RIGHT AND WARRANTS

    Pursuant to a Stock Purchase Agreement entered into on March 27, 1992, as amended on February 26, 1996, the Company granted The Ohio University Foundation the right to purchase up to 25,000 shares of Common Stock in the event of an initial public offering, merger or other similar corporate transaction involving the Company, at a price equal to 50% of the assumed initial public offering price per share or other per share consideration. The Ohio University Foundation has agreed to exercise such right at a price per share of $5.50 prior to the closing of the Offering. See "Certain Transactions--The Ohio University Foundation."

    As of February 28, 1997, there were warrants outstanding to purchase an aggregate of 31,952 shares of Series B Preferred Stock at an exercise price of $7.50 per share. The warrants also contain a cashless exercise right that allows the holder to receive the number of shares of Series B Preferred Stock subject to the warrant multiplied by a fraction, the numerator of which is the difference between the then current per share market price of the Common Stock and $7.50 and the denominator of which is the then current per share market price of the Series B Preferred Stock. These warrants were issued in connection with a private placement of Preferred Stock for which Paramount, an affiliate of Interneuron, acted as placement agent. See "Certain Transactions--Relationship with Interneuron." The warrants expire five years from the date of the Offering. Upon automatic conversion of the outstanding Preferred Stock in connection with the closing of the Offering, all such warrants will be converted into warrants to purchase shares of Common Stock. The number of shares of Common Stock for which such warrants are exercisable is subject to adjustment if the initial public offering price for the Common Stock is less than or greater than $11.00 per share in the same manner and according to the same formula described above for the conversion of the Company's currently outstanding Preferred Stock. See "--Preferred Stock." The warrants do not confer upon the holder thereof any voting or preemptive rights, or any other rights as a stockholder of the Company prior to exercise. Upon exercise of such warrants, holders of the underlying shares of Common Stock will be entitled to certain registration rights with respect to such shares. See "--Registration Rights."

    On August 1, 1993, Mercator issued a warrant (the "Series A Warrant") to purchase up to 17,850 shares of its Series A Preferred Stock to Phoenix Leasing Incorporated ("Phoenix") at an initial exercise price of $2.80 per share (as such price may be adjusted pursuant to the Series A Warrant). The Series A Warrant also contains a cashless conversion right that allows the holder to receive a number of shares of Series A Preferred Stock equal to the number of Series A Preferred Stock purchasable pursuant to the Series A Warrant multiplied by a fraction, the numerator of which is the difference between the current per share Fair Market Value (as defined in the Series A Warrant) and the exercise price, and the denominator of which is the current per share Fair Market Value. The Series A Warrant expires on the later of August 31, 2003 and the fifth anniversary of the closing of an initial public offering of Mercator's capital stock.

    On October 28, 1994, Mercator issued a warrant (the "Series B Warrant," and together with the Series A Warrant, the "Mercator Warrants") to purchase up to 46,800 shares of its Series B Preferred Stock to Phoenix at an initial exercise price of $2.50 per share (as such price may be adjusted pursuant to the Series B Warrant). The Series B Warrant also contains a cashless conversion right that allows the holder to receive a number of shares of Series B Preferred Stock equal to the number of Series B Preferred Stock purchasable pursuant to the Series B Warrant multiplied by a fraction, the numerator of which is the difference between the current per share Fair Market Value (as defined in the Series B Warrant) and the exercise price, and the denominator of which is the current per share Fair Market Value. The Series B Warrant expires on the later of October 28, 2004 and the fifth anniversary of the closing of an initial public offering of Mercator's capital stock.

    The Mercator Warrants do not confer upon the holder any voting or preemptive rights, or any other rights as a shareholder of the Company prior to exercise.

    The Acquisition Agreement provides that Mercator will use commercially reasonable efforts to cause all holders of Mercator Warrants to exercise such Mercator Warrants on or prior to the closing of the Acquisition. Any Mercator Warrants that are outstanding as of February 14, 1997 and not expired as of the closing of the Acquisition will be assumed by the Company and converted into warrants to purchase the number of shares of Common Stock which the holder would have been entitled to receive had the Mercator Warrants been exercised immediately prior to the closing of the Acquisition at an aggregate exercise price equal to the former aggregate exercise price and subject to the same terms and conditions as were applicable to such Mercator Warrants prior to the Acquisition. Pursuant to the Acquisition, to the extent they are not exercised, the Series A Warrant will be converted into a warrant to purchase 16,488 shares of Common Stock at an exercise price of $3.03 per share, and the Series B Warrant will be converted into a warrant to purchase 11,235 shares of Common Stock at an exercise price of $10.41 per share, in each case assuming Final Acquisition Consideration of $22.0 million for Mercator.

REGISTRATION RIGHTS

    The holders of shares of Common Stock (the "Registrable Securities") issuable, after completion of the Offering, upon exercise of outstanding warrants to purchase an aggregate of 31,952 shares of Common Stock (assuming an initial public offering price of $11.00 per share of Common Stock) are entitled to certain rights with respect to the registration of such shares under the Securities Act. Pursuant to the registration rights, subject to certain exceptions and limitations, the holders of at least 50% of the Registrable Securities may require, on one occasion during the four-year period commencing 12 months after the closing of the Offering (the "Registration Period"), that the Company use its best efforts to register the Registrable Securities for public resale. In addition, in the event the Company elects to register any Common Stock under the Securities Act, either for its own account or for the account of any other stockholders, the Company is required to notify, and subject to certain marketing and other limitations, is required to include in such registration the Registrable Securities of holders requesting registration. All registration expenses of any such registration are to be borne by the Company and all selling expenses relating to Registrable Securities are to be borne by the holders of the securities being registered. See "Certain Transactions--Relationship with Interneuron."

    Pursuant to the Amgen Purchase Agreement, the Company has granted certain demand registration rights to Amgen which become operative six months after the Offering. In addition, the Company has granted certain "piggy-back" registration rights to Amgen at any time the Company determines to register any shares of Common Stock, other than pursuant to an initial public offering or in certain other circumstances. Under the Amgen Purchase Agreement, the Company is required to use reasonable efforts to effect such registration of all or a portion of the Amgen Shares as may be requested by Amgen subject to certain limitations, including underwriter's cutback provisions. The registration expenses of any such registration are to be borne by the Company subject to certain limitations.

CONVERTIBLE DEBENTURE AND PROMISSORY NOTE

    On March 31, 1995, the Company issued a convertible debenture in the amount of $387,968 to Interneuron, and procured an additional advance of $28,651 under such debenture on June 30, 1995. The debenture is convertible immediately prior to the closing of the Offering into a number of shares of Common Stock equal to the outstanding principal amount and any accrued interest divided by the initial public offering price for the Common Stock, plus a cash payment in lieu of fractional shares.

    Interneuron has provided and continues to provide advances to the Company through a promissory note dated March 31, 1996, in the principal amount of approximately $525,000, which has increased to approximately $6.2 million as of February 28, 1997, payable on the earlier of five years from the date of the note or the closing of the Offering. Interneuron has agreed to convert a portion of the indebtedness evidenced by the note (approximately $6.1 million from an outstanding balance of approximately $6.2 million as of February 28, 1997), including additional advances from April 1, 1996 through to October 1, 1996 and accrued interest thereon, into shares of Common Stock upon the closing of the Offering at a conversion price equal to the initial public offering price. All additional advances from October 1, 1996 through the closing of the Offering that relate to the costs of the Offering will be repaid from the net proceeds of the Offering (an aggregate of approximately $85,000 of principal and accrued interest as of February 28, 1997). See "Use of Proceeds" and "Certain Transactions--Relationship with Interneuron."

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"), an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exemption applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within the three years prior to such transaction, did own) 15% or more of the corporation's voting stock.

    In addition, certain provisions of the Company's Restated Certificate of Incorporation may have the effect of preventing, discouraging or delaying any change in control of the Company. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. See "--Preferred Stock."

LIMITATION OF LIABILITY

    Section 145 ("Section 145") of the DGCL provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and
(iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

    The Company's Restated Certificate of Incorporation will provide that the Company shall indemnify to the fullest extent permitted by Section 145, as it now exists or as amended, all persons whom it may indemnify pursuant thereto. The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's charter documents. These agreements, among other things, provide for the indemnification of the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which such person provides services at the request of the Company to the fullest extent permitted by applicable law. The Company believes that these provisions and agreements will assist the Company in attracting and retaining qualified persons to serve as directors and executive officers.

    Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation will provide for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL.

    The Underwriting Agreement provides for indemnification by the Underwriters under certain circumstances of directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions contained in the Certificate of Incorporation and Bylaws of the Company, the DGCL, the Underwriting Agreement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    Prior to the closing of the Offering, the Company intends to obtain liability insurance insuring the Company's officers and directors against liabilities that they may incur in such capacities.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has not been any public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will be developed or be sustained after the Offering. Sales of substantial amounts of Common Stock in the public market after the Offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities.

    After the Offering, the Company will have outstanding 10,614,998 shares of Common Stock (11,027,498 shares if the Underwriters' over-allotment option is exercised in full), including the shares of Common Stock to be issued to Mercator stockholders in the Acquisition, the Amgen Shares and the 25,000 shares to be purchased by The Ohio University Foundation. Of these shares, the 2,750,000 shares of Common Stock offered hereby will be freely tradeable without restriction in the public market under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The shares of the Company's Common Stock to be issued in connection with the Acquisition will be registered under the Company's Registration Statement on the Form S-4. However, 1,650,123 of such shares issued to "affiliates" of Mercator within the meaning of Rule 145 under the Securities Act will be subject to certain volume, manner of sale and other limitations under Rules 144 and 145.

    The remaining 6,185,743 shares of Common Stock outstanding upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted Shares may not be sold in the public market unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration.

    Pursuant to "lockup" agreements, all of the Company's executive officers and directors and certain stockholders, who collectively hold 1,007,581 of such Restricted Shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. Interneuron will hold 4,529,745 Restricted Shares and has agreed pursuant to a lockup agreement not to offer, sell or otherwise dispose of any of its Restricted Shares for a period of 365 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. The Company also has agreed that it will not offer, sell or otherwise dispose of Common Stock for a period of 180 days from the date of this Prospectus, other than pursuant to existing stock option plans, without the prior written consent of Lehman Brothers Inc. In addition, Amgen has agreed not to offer, sell or otherwise dispose of, for a period of 180 days from the date of this Prospectus, any of the Amgen Shares without the prior written consent of the Company, and the Company has agreed in the Underwriting Agreement that it will not grant such consent without the prior written consent of Lehman Brothers Inc. To date, substantially all stockholders and optionholders of Mercator have entered into Mercator Lockup Agreements with Progenitor, pursuant to which they have agreed not to offer, sell or otherwise dispose of shares of the Company's Common Stock acquired in the Acquisition (including upon the exercise of any Replacement Options after the Acquisition) without the prior written consent of Lehman Brothers Inc. Such restrictions lapse as to one-third of all shares beneficially owned by a holder after each of 180 days, 270 days and 365 days following completion of the Acquisition. It is a condition to the closing of the Acquisition that all stockholders and optionholders of Mercator enter into such Mercator Lockup Agreements, although there can be no assurance that such persons will do so.

    Upon termination of the agreements described above, approximately 692,362, 550,041 and 5,579,786 of such shares will be eligible for immediate sale in the public market beginning 181 days, 271 and 366 days, respectively, after the date of this Prospectus, subject to certain volume, manner of sale and other limitations under Rules 144 and 145 and approximately 843,360, 9,711 and 40,014 of such shares will be eligible for immediate sale in the public market beginning 181, 271 and 366 days after the date of this Prospectus without limitation under Rule 144(k). Lehman Brothers Inc. may, at any time without notice, release all or any portion of the shares subject to such agreements. See "Underwriting."

    As of February 28, 1996, options to purchase a total of 988,984 shares were outstanding under the Company's stock option plans (including the 1997 Stock Option Plan). Of such shares, approximately 730,112, 97,674 and 97,674 shares are subject to lockup agreements for a period of 180 days, 270 days and 365 days from the date of this Prospectus, and the remaining 63,524 shares will be available for sale in the public market 90 days after the date of this Prospectus pursuant to Rule 701. As of February 28, 1996, 1,786,775 shares were available or were to be reserved for future option grants under such plans, and options to purchase 926,150 shares of Common Stock were to be granted under the 1996 Stock Incentive Plan upon the closing of the Offering.

    In general, under Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares of the Company are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner who is not an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 106,150 shares immediately after the Offering), or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner who is not an affiliate of the Company) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permit non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

    After the effective date of the Offering, the Company intends to file registration statements on Form S-8 to register an aggregate of 695,962 shares of Common Stock reserved for issuance upon exercise of outstanding options, an aggregate of 926,150 shares of Common Stock reserved for issuance pursuant to options to be granted upon the closing of the Offering with an exercise price equal to the initial public offering price, an aggregate of 1,786,775 shares of Common Stock to be reserved for grants or awards under its 1992 Stock Option Plan, 1996 Stock Incentive Plan and 1996 Employee Stock Purchase Plan and an aggregate of 293,022 shares of Common Stock subject to Replacement Options that are reserved for issuance under its 1997 Stock Option Plan. Such registration statements will become effective automatically upon filing. Shares issued under the foregoing plans after the filing of the registration statements on Form S-8 may be sold in the open market subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lockup agreements and vesting restrictions imposed by the Company.

    After the closing of the Offering, 31,952 shares of Common Stock issuable upon exercise of outstanding warrants will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Certain registration rights also have been granted to Amgen in connection with the purchase of the Amgen Shares. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part, the Underwriters named below (the "Underwriters"), for whom Lehman Brothers Inc. and Genesis Merchant Group Securities are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company, and the Company has agreed to sell to each Underwriter, the number of shares of Common Stock set forth opposite the name of each such Underwriter below:

UNDERWRITERS                                                                 NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Lehman Brothers Inc........................................................
Genesis Merchant Group Securities..........................................

                                                                             -----------------
Total......................................................................       2,750,000
                                                                             -----------------
                                                                             -----------------

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock directly to the public initially at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such initial public offering price less a
selling concession not in excess of $        per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $        per
share to certain other brokers and dealers. After the initial offering to the public, the offering price and other selling terms may be changed by the Representatives.

    The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions, including the condition that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending or threatened by the Securities and Exchange Commission and that there has been no material adverse change or any development involving a prospective material adverse change in the condition of the Company from that set forth in the Registration Statement otherwise than as set forth or contemplated in this Prospectus, and that certain certificates, opinions and letters have been received from the Company, its counsel and independent auditors. The Underwriters are obligated to take and pay for all of the above shares of Common Stock if any such shares are taken.

    The Company and the Underwriters have agreed in the Underwriting Agreement to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    The Company has granted to the Underwriters an option to purchase up to an additional 412,500 shares of Common Stock exercisable solely to cover over-allotments at the initial public offering price, less the underwriting discounts and commissions shown on the cover page of the Prospectus. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that the option is exercised, each Underwriter will be committed to purchase a number of the additional shares of Common Stock proportionate to each Underwriter's initial commitment as indicated in the preceding table.

    At the request of the Company, the Underwriters have reserved 100,000 shares of Common Stock for sale to employees, directors and other persons and entities associated with the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent that the reserved shares of Common Stock are purchased by persons or entities designated by the Company. Any reserved shares of Common Stock that are not purchased by persons or entities designated by the

Company will be offered by the Underwriters to the general public on the same basis as other shares of Common Stock offered hereby.

    The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    The Company, its executive officers, directors and certain employees of the Company and other stockholders of the Company have agreed, with certain limited exceptions and except for the shares of Common Stock to be sold in the Offering by the Company, not to sell or otherwise dispose of (or enter into any transaction that is designed to result in the disposition of) directly or indirectly, other than to the Underwriters pursuant to the Underwriting Agreement, shares of Common Stock, or any security convertible into or exchangeable or exercisable for Common Stock, for a period of 180 days (365 days in the case of Interneuron) after the date of this Prospectus without the prior written consent of Lehman Brothers Inc.

    Amgen has agreed not to offer, sell or otherwise dispose of, for a period of 180 days from the date of this Prospectus, any of the Amgen Shares without the prior written consent of the Company. The Company has agreed in the Underwriting Agreement not to waive the sale restrictions imposed on Amgen without the prior written consent of Lehman Brothers Inc.

    As a condition to consummation of the Acquisition and receipt of the Common Stock or options resulting from the transaction, all stockholders and optionholders of Mercator must enter into the Mercator Lockup Agreements with the Company pursuant to which they will agree not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into or exercisable for Common Stock) for a period of 365 days after the date of the Acquisition without the prior written consent of Lehman Brothers Inc., except that such restriction shall lapse as to one-third of the shares after 180 days and as to an additional one-third of the shares after 270 days. Shares or options held by any Mercator employee who is terminated other than for "cause" will be subject to such restrictions only for the initial 180 day period after the Acquisition.

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations between the Company and the Representatives. The material factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions will be the Company's historical performance, capital structure, estimates of the business potential and the earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market values of companies in related businesses.

    Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the Offering, (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Lehman Brothers Inc. acted as financial advisor to Mercator in connection with the sale of Mercator to Progenitor. Pursuant to the terms of its engagement by Mercator, Lehman Brothers Inc. received a retainer fee of $75,000 and is due to receive 51,884 shares of Mercator common stock and will receive an additional fee of $510,000 upon consummation of the Acquisition.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby and certain matters relating to the Offering will be passed upon for the Company by Morrison & Foerster LLP, San Francisco, California. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois).

                                    EXPERTS

    The financial statements of Progenitor, Inc. (a Development Stage Company) as of September 30, 1995 and 1996 and for each of the three years in the period ended September 30, 1996, and for the period from May 8, 1992 (date of inception) to September 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing elsewhere herein and in this Registration Statement, which includes an explanatory paragraph regarding Progenitor's ability to continue as a going concern, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Mercator Genetics, Inc. (a development stage company) at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and for the period from inception (October 9, 1992) to December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to Mercator's ability to continue as a going concern described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    The statements in this Prospectus under the captions "Risk
Factors--Uncertainty of Patents and Proprietary Rights"; "Business--The Company's Genomics System"; "Business--Discovery Programs"; and
"Business--Patents and Proprietary Rights," relating to U.S. patent matters, have been reviewed and approved by Pennie & Edmonds LLP, New York, New York, patent counsel to Progenitor, and have been included herein in reliance upon the review and approval by such firm as experts in U.S. patent law.


                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission, a Registration Statement on Form S-1, including amendments thereto, under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Securities and Exchange Commission at 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange
Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent public accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Progenitor Financial Statements as of September 30, 1995 and 1996 and December 31, 1996 (unaudited) and for the Years Ended September 30, 1994, 1995 and 1996 and the three months ended December 31, 1995 and 1996
  (unaudited)

  Report of Independent Accountants........................................................................  F-2

  Balance Sheets...........................................................................................  F-3

  Statements of Operations.................................................................................  F-4

  Statements of Stockholders' Deficit......................................................................  F-5

  Statements of Cash Flows.................................................................................  F-6

  Notes to the Financial Statements........................................................................  F-7

Mercator Financial Statements as of December 31, 1995 and 1996 and for the Years Ended December 31, 1994,
  1995 and 1996

  Report of Independent Auditors...........................................................................  F-15

  Balance Sheets...........................................................................................  F-16

  Statements of Operations.................................................................................  F-17

  Statement of Redeemable Preferred Stock, Common Stock and Accumulated Deficit............................  F-18

  Statements of Cash Flows.................................................................................  F-19

  Notes to Financial Statements............................................................................  F-20

When the stock split referred to in footnote 1.j. to the financial statements has been consummated, we will be in a position to render the following report.

                                                        COOPERS & LYBRAND L.L.P.
--------------------------------------------------------------------------------

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders of
Progenitor, Inc.

We have audited the accompanying balance sheets of Progenitor, Inc. (a Development Stage Company) as of September 30, 1995 and 1996, and the related statements of operations, stockholders' deficit, and cash flows for the years ended September 30, 1994, 1995 and 1996, and for the period from May 8, 1992 (date of inception) to September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Progenitor, Inc. (a Development Stage Company) as of September 30, 1995 and 1996, and the results of its operations and its cash flows for the years ended September 30, 1994, 1995 and 1996, and for the period from May 8, 1992 (date of inception) to September 30, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage. The Company's lack of revenues and its need for additional financing to fund its operations raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Columbus, Ohio

March 10, 1997

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                     ASSETS

                                                                             SEPTEMBER 30,
                                                                     ------------------------------   DECEMBER 31,
                                                                          1995            1996            1996
                                                                     --------------  --------------  --------------
                                                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents........................................  $    1,173,743  $       22,315  $      197,444
  Accounts receivable..............................................         193,898         175,498         675,498
  Accounts receivable--parent......................................         131,600        --              --
  Prepaid expenses and other current assets........................          22,618         120,827         210,687
                                                                     --------------  --------------  --------------
    Total current assets...........................................       1,521,859         318,640       1,083,629
                                                                     --------------  --------------  --------------
Property and equipment, at cost:
  Equipment........................................................       1,063,602       1,216,219       1,384,136
    Less accumulated depreciation..................................        (409,120)       (674,847)       (748,509)
                                                                     --------------  --------------  --------------
                                                                            654,482         541,372         635,627
Notes receivable from officers, net................................         218,734          59,645         109,645
                                                                     --------------  --------------  --------------
    Total assets...................................................  $    2,395,075  $      919,657  $    1,828,901
                                                                     --------------  --------------  --------------
                                                                     --------------  --------------  --------------

                                       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................................................  $      232,656  $      446,915  $      273,053
  Accrued expenses.................................................       1,343,718       1,361,615       1,489,413
  Capital lease obligations--current...............................         214,485         265,155         265,155
                                                                     --------------  --------------  --------------
    Total current liabilities......................................       1,790,859       2,073,685       2,027,621
                                                                     --------------  --------------  --------------
Note payable--parent...............................................        --             3,443,050       5,406,648
Convertible debenture--parent......................................         436,740         475,677         485,390
Capital lease obligations..........................................         268,382          91,706          28,880
                                                                     --------------  --------------  --------------
      Total liabilities............................................       2,495,981       6,084,118       7,948,539
                                                                     --------------  --------------  --------------
Commitments and contingencies

Stockholders' deficit:
  Preferred stock, Series A, $.01 par value: 2,120,000 shares authorized; 2,020,496 shares issued and outstanding as of
    September 30, 1995 and 1996 and December 31, 1996..............          20,205          20,205          20,205
  Preferred stock, Series B, $.01 par value: 880,000 shares
    authorized; 349,000 shares issued and outstanding as of
    September 30, 1995 and 1996 and December 31, 1996..............           3,490           3,490           3,490
  Common stock, Class A, $.001 par value: 39,000,000 shares
    authorized; 2,789,271, 2,885,904 and 2,885,904 shares issued and outstanding as of September 30, 1995 and 1996 and December
    31, 1996, respectively.........................................           2,789           2,886           2,886
  Additional paid-in capital.......................................      14,546,640      14,966,792      14,966,792
  Deficit accumulated during development stage.....................     (14,674,030)    (20,157,834)    (21,113,011)
                                                                     --------------  --------------  --------------
    Total stockholders' deficit....................................        (100,906)     (5,164,461)     (6,119,638)
                                                                     --------------  --------------  --------------
    Total liabilities and stockholders' deficit....................  $    2,395,075  $      919,657  $    1,828,901
                                                                     --------------  --------------  --------------
                                                                     --------------  --------------  --------------

    The accompanying notes are an integral part of the financial statements.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                                    MAY 8, 1992
                                                                     (DATE OF
                                   YEARS ENDED SEPTEMBER 30,       INCEPTION) TO
                               ----------------------------------  SEPTEMBER 30,
                                  1994        1995        1996         1996
                               ----------  ----------  ----------  -------------     THREE MONTHS ENDED     MAY 8, 1992
                                                                                        DECEMBER 31,          (DATE OF
                                                                                  ------------------------   INCEPTION)
                                                                                     1995         1996      TO DECEMBER
                                                                                  -----------  -----------    31, 1996
                                                                                  (UNAUDITED)  (UNAUDITED)  ------------
                                                                                                            (UNAUDITED)
Revenues                       $   --      $2,821,386  $1,332,366   $ 4,153,752    $ 201,612    $ 675,505    $4,829,257
Operating expenses:
  Research and development...   4,112,991   4,227,959   3,872,891    16,104,790      808,864    1,066,143    17,170,933
  General and
    administrative...........   1,274,896   1,116,652   1,791,050     5,786,483      354,883      444,383     6,230,866
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------
    Total operating
      expenses...............   5,387,887   5,344,611   5,663,941    21,891,273    1,163,747    1,510,526    23,401,799
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------
Nonrecurring expense.........      --          --         973,525       973,525       --           --           973,525
Interest expense:
  Capital lease..............      44,257      62,945      59,087       166,289       13,320        9,440       175,729
  Debt to parent.............     603,581     289,297     119,617     1,280,499       10,643      110,716     1,391,215
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------
    Net loss.................  $(6,035,725) $(2,875,467) $(5,483,804)  $(20,157,834)  $(986,098)  $(955,177) ($21,113,011)
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------
Supplemental net loss per
  share (unaudited)..........                          $    (0.95)                              $   (0.17)
                                                       ----------                              -----------
                                                       ----------                              -----------
Shares used in computing
  supplemental net loss per
  share (unaudited)..........                           5,758,615                               5,784,327
                                                       ----------                              -----------
                                                       ----------                              -----------

    The accompanying notes are an integral part of the financial statements.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
           FROM MAY 8, 1992 (DATE OF INCEPTION) TO SEPTEMBER 30, 1996
          AND (UNAUDITED) FOR THE THREE MONTHS ENDED DECEMBER 31, 1996

                                                         PREFERRED STOCK                               COMMON STOCK
                                            ------------------------------------------   -----------------------------------------
                                                  SERIES A               SERIES B              CLASS A               CLASS B
                                            ---------------------   ------------------   --------------------   ------------------
                                              SHARES      AMOUNT     SHARES    AMOUNT      SHARES     AMOUNT     SHARES     AMOUNT
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
Balance, May 8, 1992 (Date of inception)
  Issued in May 1992 at $.002 per share...      --       $ --          --      $ --       2,412,950   $2,413       --        $--
  Issued in May 1992 at $.001 per share...      --         --          --        --          --         --        250,000     250
  Issued in December 1992 and January 1993
    at $.000 per share under anti-dilution
    provisions............................      --         --          --        --          13,397       13       --        --
  Issued in December 1992 and January 1993
    at $.02 per share.....................      --         --          --        --         216,588      217       --        --
  Repurchased at $.02 per share...........      --         --          --        --         (74,267)     (74)      --        --
  Cumulative net loss (May 8, 1992 through
    September 30, 1993)...................      --         --          --        --          --         --         --        --
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
Balance, September 30, 1993...............      --         --          --        --       2,568,668    2,569      250,000     250
  Net loss................................      --         --          --        --          --         --         --        --
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
Balance, September 30, 1994...............      --         --          --        --       2,568,668    2,569      250,000     250
                                                                                         ----------   -------   ---------   ------
  Issued preferred stock at $6.25 for
    conversion of debt to equity..........   2,020,496    20,205       --        --          --         --         --        --
  Conversion of Class B common to Class A
    common under anti-dilution
    provisions............................      --         --          --        --         178,750      179     (250,000)   (250)
  Issued in December 1994 at $.000 per
    share under anti-dilution
    provisions............................      --         --          --        --          40,353       40       --        --
  Stock options exercised at $.20 per
    share.................................      --         --          --        --           1,500        1       --        --
  Issued preferred stock in December-April
    at $4.47 per share, net of offering
    costs.................................      --         --        349,000    3,490        --         --         --        --
  Net loss................................      --         --          --        --          --         --         --        --
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
Balance, September 30, 1995...............   2,020,496    20,205     349,000    3,490     2,789,271    2,789       --        --
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
  Stock options exercised at $.20-$6.00
    per share.............................      --         --          --        --          38,300       39       --        --
  Issued common stock in February 1996 at
    $6.00 per share.......................      --         --          --        --          58,333       58       --        --
  Net loss................................      --         --          --        --          --         --         --        --
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
Balance, September 30, 1996...............   2,020,496    20,205     349,000    3,490     2,885,904    2,886       --        --
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
  Net loss (unaudited)....................      --         --          --        --          --         --         --        --
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
Balance, December 31, 1996 (unaudited)....   2,020,496   $20,205     349,000   $3,490     2,885,904   $2,886       --        $--
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------


                                                              DEFICIT
                                                            ACCUMULATED
                                             ADDITIONAL       DURING
                                              PAID-IN       DEVELOPMENT
                                              CAPITAL          STAGE           TOTAL
                                            ------------   -------------   -------------
Balance, May 8, 1992 (Date of inception)
  Issued in May 1992 at $.002 per share...  $      2,413   $    --         $       4,826
  Issued in May 1992 at $.001 per share...       --             --                   250
  Issued in December 1992 and January 1993
    at $.000 per share under anti-dilution
    provisions............................           (13)       --              --
  Issued in December 1992 and January 1993
    at $.02 per share.....................         4,105        --                 4,322
  Repurchased at $.02 per share...........        (1,411)       --                (1,485)
  Cumulative net loss (May 8, 1992 through
    September 30, 1993)...................       --          (5,762,838)      (5,762,838)
                                            ------------   -------------   -------------
Balance, September 30, 1993...............         5,094     (5,762,838)      (5,754,925)
  Net loss................................       --          (6,035,725)      (6,035,725)
                                            ------------   -------------   -------------
Balance, September 30, 1994...............         5,094    (11,798,563)     (11,790,650)
                                            ------------   -------------   -------------
  Issued preferred stock at $6.25 for
    conversion of debt to equity..........    12,607,895        --            12,628,100
  Conversion of Class B common to Class A
    common under anti-dilution
    provisions............................       161,751        --               161,680
  Issued in December 1994 at $.000 per
    share under anti-dilution
    provisions............................       214,960        --               215,000
  Stock options exercised at $.20 per
    share.................................           299        --                   300
  Issued preferred stock in December-April
    at $4.47 per share, net of offering
    costs.................................     1,556,641        --             1,560,131
  Net loss................................       --          (2,875,467)      (2,875,467)
                                            ------------   -------------   -------------
Balance, September 30, 1995...............    14,546,640    (14,674,030)        (100,906)
                                            ------------   -------------   -------------
  Stock options exercised at $.20-$6.00
    per share.............................        70,212        --                70,251
  Issued common stock in February 1996 at
    $6.00 per share.......................       349,940        --               349,998
  Net loss................................       --          (5,483,804)      (5,483,804)
                                            ------------   -------------   -------------
Balance, September 30, 1996...............    14,966,792    (20,157,834)      (5,164,461)
                                            ------------   -------------   -------------
  Net loss (unaudited)....................       --            (955,177)        (955,177)
                                            ------------   -------------   -------------
Balance, December 31, 1996 (unaudited)....  $ 14,966,792   $(21,113,011)   $  (6,119,638)
                                            ------------   -------------   -------------
                                            ------------   -------------   -------------

    The accompanying notes are an integral part of the financial statements.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                                        MAY 8, 1992
                                                                         (DATE OF
                                       YEARS ENDED SEPTEMBER 30,       INCEPTION) TO
                                   ----------------------------------  SEPTEMBER 30,
                                      1994        1995        1996         1996
                                   ----------  ----------  ----------  -------------     THREE MONTHS ENDED     MAY 8, 1992
                                                                                            DECEMBER 31,          (DATE OF
                                                                                      ------------------------   INCEPTION)
                                                                                         1995         1996      TO DECEMBER
                                                                                      -----------  -----------      31,
                                                                                                                    1996
                                                                                      (UNAUDITED)  (UNAUDITED)  ------------
                                                                                                                (UNAUDITED)
Cash flows from operating
  activities:
  Net loss.......................  $(6,035,725) $(2,875,467) $(5,483,804)  $(20,157,834)  $(986,098)  $(955,177) ($21,113,011)
  Adjustments to reconcile net
    loss to net cash used in
    operating activities:
    Depreciation and
      amortization...............     289,340     262,263     292,086     1,041,754       68,967       73,662     1,115,416
    Gain on sale of equipment....      --          --         (23,247)      (23,247)      --           --           (23,247)
    Noncash expense for anti-
      dilution stock issuances...      --         376,680      --           376,680       --           --           376,680
    Changes in operating assets
      and liabilities:
      Notes receivable officers,
        net......................     (66,146)    (16,638)    159,089       (59,645)      19,806      (50,000)     (109,645)
      Accounts receivable........      --        (193,898)     18,400      (175,498)      --         (500,000)     (675,498)
      Accounts
        receivable--parent.......      --        (131,600)    131,600       --            34,610       --            --
      Prepaid expenses and other
        current assets...........       7,000     (19,618)    (98,209)     (120,827)     (13,537)     (89,860)     (210,687)
      Accounts payable...........      59,847      59,490      87,998       320,654        6,860      (47,601)      273,053
      Accrued expenses...........     274,529     664,324      17,897     1,361,615     (210,776)     127,798     1,489,413
      Accrued interest--parent...     603,581     261,350     119,617     1,252,552       10,644      110,736     1,363,288
                                   ----------  ----------  ----------  -------------  -----------  -----------  ------------
    Cash used in operating
      activities.................  (4,867,574) (1,613,114) (4,778,573)  (16,183,796)  (1,069,524)  (1,330,442)  (17,514,238)
                                   ----------  ----------  ----------  -------------  -----------  -----------  ------------
Cash flows from investing
  activities:
  Purchase of property and
    equipment....................    (294,623)   (154,814)    (83,467)   (1,487,617)     (31,908)    (294,178)   (1,781,795)
  Proceeds from sale of
    equipment....................      --          --          54,000        54,000       --           --            54,000
                                   ----------  ----------  ----------  -------------  -----------  -----------  ------------
    Cash used in investing
      activities.................    (294,623)   (154,814)    (29,467)   (1,433,617)     (31,908)    (294,178)   (1,727,795)
                                   ----------  ----------  ----------  -------------  -----------  -----------  ------------
Cash flows from financing
  activities:
  Proceeds from note payable--
    parent.......................   4,570,771   1,041,972   3,362,369    14,857,534       --        1,862,575    16,720,109
  Proceeds from convertible
    debenture--parent............      --         436,740      --           436,740       --           --           436,740
  Proceeds from issuance of
    stock, net...................      --       1,560,431     420,250     1,988,594          101       --         1,988,594
  Proceeds from sale leaseback...     662,602      87,771     117,325       867,698       --           --           867,698
  Principal payments on capital
    lease obligation.............     (72,719)   (194,787)   (243,332)     (510,838)     (51,354)     (62,826)     (573,664)
                                   ----------  ----------  ----------  -------------  -----------  -----------  ------------
    Cash provided by (used in)
      financing activities.......   5,160,654   2,932,127   3,656,612    17,639,728      (51,253)   1,799,749    19,439,477
                                   ----------  ----------  ----------  -------------  -----------  -----------  ------------
    Net (decrease) increase in
      cash and cash
      equivalents................      (1,543)  1,164,199  (1,151,428)       22,315   (1,152,685)     175,129       197,444
Cash and cash equivalents,
  beginning of period............      11,087       9,544   1,173,743       --         1,173,743       22,315        --
                                   ----------  ----------  ----------  -------------  -----------  -----------  ------------
    Cash and cash equivalents,
      end of period..............  $    9,544  $1,173,743  $   22,315   $    22,315    $  21,058    $ 197,444    $  197,444
                                   ----------  ----------  ----------  -------------  -----------  -----------  ------------
                                   ----------  ----------  ----------  -------------  -----------  -----------  ------------

Supplemental disclosure of cash
  flow information:
  Cash paid for interest, net....  $   22,937  $   84,265  $   59,087   $   166,289
                                   ----------  ----------  ----------  -------------
                                   ----------  ----------  ----------  -------------
Supplemental schedule of noncash
  investing and financing
  activities:

      In 1995, the parent company converted debt of $11,495,165 and accrued interest of $1,132,935 into 2,020,496 shares of Series A preferred stock (see Note 9). In 1996, the Company purchased fixed assets with accounts payable in the amount of $126,261. As of September 30, 1996, the amount was included in accounts payable.

    The accompanying notes are an integral part of the financial statements.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                       NOTES TO THE FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    A. ORGANIZATION: Progenitor, Inc. (the "Company"), a Delaware Corporation, is a functional genomics company engaged in the discovery and functional characterization of genes to identify therapeutic targets for the treatment of major diseases.

    B. BASIS OF PRESENTATION: The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

    During the year ended September 30, 1996, the Company arranged for the financing of its operating activities by borrowing approximately $3,443,000 from its parent company, Interneuron Pharmaceuticals, Inc. ("Interneuron"), by raising approximately $420,000 from the issuance of common stock, and receiving approximately $1,250,000 from government grants and licensing fees. Significant additional research and development activities, clinical testing, and regulatory approvals must be completed before commercial sales, if any, will commence. The Company is actively pursuing research and development grants and negotiating equity and corporate partnership arrangements to fund its research and development activities.

    C. PROPERTY AND EQUIPMENT: Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets. Equipment leased under capital leases is amortized using the straight-line method over the lease term. Maintenance and repairs are charged to expense as incurred, while renewals and improvements are capitalized. The asset cost and accumulated depreciation is removed for assets sold or retired, and any resulting gain or loss is reflected in the statement of operations. Equipment includes $795,743 and $865,540 of equipment under capital lease and accumulated amortization of $298,741 and $516,551 as of September 30, 1995 and 1996, respectively.

    D. REVENUE RECOGNITION: The Company recognizes revenue under strategic alliances as certain agreed upon milestones are achieved or license fees are earned.

    E. RESEARCH AND DEVELOPMENT COSTS: All costs related to research and development are expensed as incurred.

    F. CASH AND CASH EQUIVALENTS: For purposes of the statements of cash flows, cash and cash equivalents consist of cash in banks, highly liquid debt instruments and money market funds with original maturities of three months or less.

    G. INTERIM FINANCIAL STATEMENTS (UNAUDITED): The interim financial statements reflect all adjustments, consisting only of normal recurring accruals, which are, in the opinion of the Company's management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Revenues and expenses for any interim period are not necessarily indicative of results for a full year.

    H. RECLASSIFICATIONS: Certain reclassifications have been made to the prior year's financial statements to conform to the current year presentation.

    I. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    J. STOCK SPLIT: In May 1996, the Board of Directors authorized a 1-for-2 reverse stock split on Class A common shares effective prior to the effective date of an initial public offering ("Offering"). All references to Class A common shares, underlying stock options, warrants and per share data have been restated to reflect the reverse stock split.

    K.  NET LOSS PER SHARE:

       HISTORICAL

       Net loss per share is computed using the weighted average number of shares of common shares outstanding. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is anti-dilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin, common and common equivalent shares issued at prices below the anticipated Offering price during the 12 months immediately preceding the filing date of an Offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the anticipated Offering price).

    The following table depicts the net loss per share and the shares used in computing net loss per share on a historical basis:

                                                    YEARS ENDED SEPTEMBER 30,
                                             ----------------------------------------
                                                 1994          1995          1996
                                             ------------  ------------  ------------
                                                                                           THREE MONTHS ENDED
                                                                                              DECEMBER 31
                                                                                       --------------------------
                                                                                           1995          1996
                                                                                       ------------  ------------
                                                                                       (UNAUDITED)   (UNAUDITED)
                                                                                       ------------  ------------

Net loss per share.........................  $      (1.97) $      (0.95) $      (1.79) $      (0.33) $       (.31)

Shares used in computing net loss per
share......................................     3,057,396     3,016,817     3,065,795     3,027,999     3,091,507

       SUPPLEMENTAL (UNAUDITED)

       Supplemental unaudited net loss per share is based upon the historical net loss per share adjusted for (i) the automatic conversion of all outstanding shares of preferred stock into common stock upon closing of an Offering (ii) the conversion of a convertible debenture and a portion of the promissory note held by Interneuron into common stock upon closing of an Offering and (iii) the issuance of additional shares of common stock to The Ohio University Foundation in connection with anti-dilution provisions pursuant to a stock purchase right. All conversions were made assuming an Offering price of $11.00 per share.

2.  ACCRUED EXPENSES:

    Accrued expenses consist of the following:

                                                                          SEPTEMBER 30,
                                                                    --------------------------
                                                                        1995          1996
                                                                    ------------  ------------
Sponsored research - Ohio University..............................  $    298,641  $    342,506
Sponsored research - other........................................       140,153       199,853
Chiron Corporation................................................       701,296       --
Initial public offering expenses..................................       --            249,363
Accrued license fees..............................................       --            112,883
Other.............................................................       203,628       457,010
                                                                    ------------  ------------
                                                                    $  1,343,718  $  1,361,615
                                                                    ------------  ------------
                                                                    ------------  ------------

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

3.  INCOME TAXES:

    No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception. As of September 30, 1996, net deferred tax assets totaled approximately $7,988,000 on total net operating loss carryforwards of approximately $18,425,000 and tax credits of approximately $618,000 that expire on various dates through 2010. Due to the uncertainty surrounding the realization of these favorable tax attributes in future tax returns, all of the net deferred tax assets have been fully offset by a valuation allowance.

4.  STOCK OPTIONS AND WARRANTS:

    A. STOCK OPTIONS: Under the Company's Stock Option Plan adopted in 1992, incentive stock options and nonqualified stock options may be granted. The number of common shares authorized and reserved for issuance is 500,000. The outstanding options vest over a period of three to four years. As of September 30, 1995 and 1996, stock options covering 81,695 and 116,042 shares were exercisable, respectively. Options granted to stockholders with 10% or greater ownership expire after five years; all other options expire after 10 years.

    In May 1996, the Company adopted the 1996 Stock Incentive Plan (the "Plan"). The number of common shares authorized and available for issuance is 850,000. Under the Plan, incentive stock options, nonqualified stock options, stock appreciation rights and stock grants may be granted.

    Stock option activity is summarized below:

                                                                      NUMBER OF
                                                                       SHARES     OPTION PRICE
                                                                     -----------  -------------
Outstanding at September 30, 1993..................................     104,450   $  0.20-$4.00
  Granted..........................................................      75,875            4.00
  Forfeited........................................................      (1,700)      0.20-4.00
                                                                     -----------
Outstanding at September 30, 1994..................................     178,625       0.20-4.00
  Granted..........................................................     192,250       4.00-6.00
  Forfeited........................................................     (20,472)      0.20-4.00
  Exercised........................................................      (1,500)           0.20
                                                                     -----------
Outstanding at September 30, 1995..................................     348,903       0.20-6.00
  Granted..........................................................     432,250       6.00-9.00
  Forfeited........................................................     (55,353)      0.20-6.00
  Exercised........................................................     (38,300)      0.20-6.00
                                                                     -----------
Outstanding at September 30, 1996..................................     687,500   $  0.20-$9.00
                                                                     -----------
                                                                     -----------

    In May 1996, the Company amended the terms of stock options covering 80,000 shares by changing the vesting period to three years and stock options covering 12,500 shares by changing the vesting period to four years.

    In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which changes the measurement, recognition and disclosure standards for stock-based compensation. The Company will adopt the disclosure requirements of SFAS No. 123 in fiscal year 1997, but will elect to continue to measure compensation cost following present accounting rules.

    In December 1996, the Company cancelled all stock options with exercise prices of $5.50 or more (stock options covering 581,750 shares) and regranted an equal number of stock options with an exercise price of $5.50, the estimated fair value at the time of the regrant.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

4.  STOCK OPTIONS AND WARRANTS: (CONTINUED)
    B. WARRANTS: In June 1995, the Company issued to designees of an affiliate of the parent company, warrants to purchase a total of 34,901 shares of Series B convertible preferred stock. The warrants were issued in conjunction with the private placement offering discussed in Note 8. The warrants are exercisable at a price of $6.875 per share and expire on the earlier of (i) five years from an Offering of the Company's common stock, or (ii) June 30, 2005. The Company paid the affiliate approximately $129,000 as its share of placement agent fees.

5.  COMMITMENTS:

    The Company has entered into various operating leases for furniture, fixtures, and equipment which expire through the year 2000.

    In April 1994, the Company entered into a sale-lease back equipment lease financing agreement with a leasing company providing for funding of up to an aggregate of $2.2 million for equipment purchased prior to September 30, 1996. During the year ended September 30, 1994, the Company recorded and deferred a loss on the leased assets of $45,370, which it is amortizing over the life of the lease. The lease is being treated as a capital lease and is guaranteed by Interneuron.

    In November 1994, the Company entered into a one-year lease for laboratory and administrative space that expired in December 1995. The lease provides for monthly rental payments of approximately $11,700. The Company has extended the lease through 1997. The minimum rental commitments under these agreements are as follows:


                                                                     OPERATING   CAPITAL LEASE
YEARS ENDING SEPTEMBER 30,                                             LEASES     OBLIGATION
-------------------------------------------------------------------  ----------  -------------
1997...............................................................  $  155,444   $   291,921
1998...............................................................      11,909        67,081
1999...............................................................      10,331        32,983
2000...............................................................       3,444       --
                                                                     ----------  -------------
Total lease payments...............................................  $  181,128   $   391,985
                                                                     ----------
                                                                     ----------
Less amount representing interest..................................                   (35,124)
                                                                                 -------------
Present value of future lease payments.............................                   356,861
Less current portion...............................................                  (265,155)
                                                                                 -------------
Noncurrent portion of capital lease obligation.....................               $    91,706
                                                                                 -------------
                                                                                 -------------


    Rent expense approximated $140,000, $186,000 and $263,000 during 1994, 1995 and 1996, respectively, and $777,000 for the period May 8, 1992 (date of inception) through September 30, 1996.

    Subsequent to December 31, 1996, the Company entered into a commitment to purchase $920,000 of equipment.

6.  RELATED-PARTY TRANSACTIONS AND OTHER AGREEMENTS:

    A. LOANS TO EXECUTIVES: Under employment agreements with certain executives, the Company advanced loans to assist in purchasing new homes. As of September 30, 1995, there were loans to three executives for a total of $359,744. The first loan of $100,796 is interest-free, with $60,796 due upon the earlier of April 1997 or the termination of the officer's employment. During fiscal year 1996, $20,000 of this amount was forgiven at the approval of the Board of Directors. An additional $10,000 of the remaining balance was forgiven pursuant to a provision of the promissory note agreement. Of the $70,796 balance remaining at September 30, 1996, $10,000 will be forgiven upon the completion of a successful Offering of

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

6. RELATED-PARTY TRANSACTIONS AND OTHER AGREEMENTS: (CONTINUED) the Company's common stock. The second loan of $182,500 bears interest at 7% per annum, with $142,500 due upon the earlier of the sale of the officer's existing home, June 1997, or termination of the officer's employment. During 1996, an additional $25,000 was loaned to this executive. Effective May 1996, this executive's employment with the Company terminated. Pursuant to the executive's termination agreement with the Company, $120,000 of the balance of $242,850 (including $35,350 in accrued interest) was forgiven. Additionally, the Board of Directors forgave $26,424 of the amount, and the remaining balance of $96,426 was repaid by the former executive prior to September 30, 1996. Loans totaling $76,448 were made to a third executive during 1995. Of this amount, $21,448 is non-interest-bearing and was repaid by the executive in May 1996. Additionally, $21,295 (including accrued interest) of the remaining balance was forgiven during fiscal year 1996 upon the achievement of specified milestones. The Board of Directors also approved the forgiveness of $8,000 of this loan. The $31,292 balance remaining at September 30, 1996, includes accrued interest of approximately $5,000 at a rate of 9% per annum.

    The Company has recorded $141,000 and $42,000 as of September 30, 1995 and 1996, respectively, as a note receivable reserve in anticipation of the expected forgiveness of certain remaining loan amounts.

    B. CONSULTING AGREEMENTS: The Company has entered into various consulting agreements which range from one to three years and are subject to renewals, whereby outside consultants provide scientific advice and administrative services to the Company. Payments to consultants made during 1994, 1995 and 1996, totaled approximately $309,000, $243,000 and $190,000, respectively, and $1,104,000 for the period May 8, 1992 (date of inception) through September 30, 1996. Of these amounts, approximately $190,000, $177,000 and $112,000 represented payments to certain stockholders in 1994, 1995 and 1996, respectively, and $819,000 for the period May 8, 1992 (date of inception) through September 30, 1996.

    C. LICENSE AND RESEARCH AGREEMENTS: The Company entered into a license agreement and a sponsored research agreement with Ohio University in January 1992, certain terms of which were amended in October 1993. The license agreement grants the Company the exclusive worldwide license to patent and other rights to yolk sac stem cells and related technologies in exchange for royalties based on sales. The research agreement requires the Company to fund specified minimum levels of research and related expenses, as well as any additional costs approved in advance by the Company.

    In addition, the Company agreed to issue 5% of its equity to The Ohio University Foundation and agreed to preserve this percentage ownership position until the parent company's total investment in the Company is at least $10.0 million or the date of an Offering by the Company. The $10.0 million investment was achieved during 1995, thus the percentage ownership position no longer needs to be preserved. Until an Offering of the Company is consummated, The Ohio University Foundation was entitled to increase its interest to 6.25% by purchasing additional equity at a price equal to 50% of the Offering price of common stock in any such Offering. This provision was canceled in February 1996, at which time The Ohio University Foundation entered into a stock purchase agreement with the Company pursuant to which The Ohio University Foundation purchased 58,333 shares of common stock for $350,000 ($6.00 per share). If, upon the consummation of an Offering, the Offering price is less than $12.00 per share, additional shares of common stock will be issued until The Ohio University Foundation has paid a maximum of 50% of the Offering price. Additionally, a stock purchase right was issued to The Ohio University Foundation to purchase 25,000 shares of the common stock at 50% of the Offering price.

    The license agreement also contains certain requirements related to the management and operation of the Company, including the nomination of two designees of The Ohio University Foundation to the Board of Directors of the Company. The Castle Group, Ltd. ("Castle"), which is controlled by a former director of the Company and a principal stockholder of Interneuron, has unconditionally guaranteed to Ohio University the performance of the Company's obligations under the license agreement until the

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

6. RELATED-PARTY TRANSACTIONS AND OTHER AGREEMENTS: (CONTINUED) earlier of five years or an Offering by the Company. Certain employees of Castle own common stock of the Company.

    In April 1993, the Company entered into a second license agreement and a sponsored research agreement with Ohio University pursuant to which the Company agreed to fund research relating to the T7T7 gene delivery system, developing an active cell membrane transport system. The license agreement grants the Company the exclusive worldwide license to all patent and other rights derived from this and related technologies in exchange for royalties based on sales.

    In February 1994, the Company entered into a license agreement with Albert Einstein College of Medicine of Yeshiva University ("AECOM"). The agreement grants the Company the exclusive worldwide license to all patent and other rights from research done on retroviral vectors by AECOM in exchange for a license fee and royalties based on sales.

    In September 1994, the Company entered into a license agreement with Wisconsin Alumni Research Foundation ("WARF"). The agreement grants the Company a nonexclusive license to certain patents developed by WARF in exchange for a license fee, maintenance fees, and royalties based on sales.

    In November 1994, the Company was awarded a competitive grant of $2.0 million through the Advanced Technology Program ("ATP") of the U.S. Department of Commerce. The funds will be received over a three-year period commencing June 1, 1995. As of September 30, 1995 and 1996, the Company recorded revenue of $258,532 and $751,064, respectively and a receivable of $193,898 and $175,498, respectively, related to this grant.


    In March 1995, the Company entered into a license and collaboration agreement with Chiron Corporation ("Chiron"). As required by the agreement, an initial cash payment of $2.5 million was paid by Chiron to the Company in April 1995 as a license fee and reimbursement of past research and development expenses. In addition, the Company reimbursed Chiron the start-up manufacturing costs incurred related to this agreement of $750,000 through September 30, 1996. Chiron paid $500,000 to the Company in January 1996 for continued research funding. The agreement also calls for future payments contingent upon the achievement of certain milestones.


    In May 1995, the Company entered into a sponsored research and license agreement with Novo Nordisk through its subsidiary, ZymoGenetics, Inc. The agreement calls for research and license fees to be paid to the Company, contingent upon certain conditions and the meeting of certain milestones.

    Additionally, the Company has entered into various sponsored research agreements with varying terms up to two years in length. The total sponsored research expense was $890,000, $601,103 and $544,079 for 1994, 1995 and 1996,
respectively, and $3,234,759 for the period from May 8, 1992 (date of inception) through September 30, 1996. Payments to Ohio University for sponsored research totaled $245,888, $398,064 and $108,624, for 1994, 1995 and 1996, respectively, and $1,389,756 for the period May 8, 1992 (date of inception) through September 30, 1996. In addition, at September 30, 1996, the Company had commitments to fund additional sponsored research of approximately $420,000.

7.  COMMON STOCK:

    The Company was authorized to issue two classes of shares of common stock, designated Class A and Class B. Shares of the Company's Class B common stock were convertible, at any time at the option of the holder, into shares of Class A common stock. The conversion ratio was subject to adjustment based on several factors, including the issuance of additional Class A shares.

    Holders of Class B shares were entitled to pro rata dividend, liquidation, and voting rights based on the number of Class A shares into which such Class B shares were convertible. Class B shares were automatically converted to Class A shares upon the receipt by the Company of capital contributions of

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

7.  COMMON STOCK: (CONTINUED)
$10.0 million in aggregate amount from the date of incorporation. When this was achieved in 1995, all Class B shares were converted into a total of 357,500 Class A common shares and the Class B shares were removed from the Company's authorized shares.

8.  PREFERRED STOCK:

    In December 1994, the Company's Board of Directors approved the authorization of 2,120,000 shares of Series A and 880,000 shares of Series B preferred stock. These preferred shares are convertible into shares of Class A common stock and have preferential rights in terms of dividends and liquidation over common stock. Shares of preferred stock have voting rights equal to the number of shares of their common stock equivalent.

    Shares of Series A preferred stock are convertible, at any time at the option of the holder, into shares of Class A common stock. The initial conversion ratio is based on a Series A price of $6.25, subject to adjustment based on several factors. Series A preferred shares are automatically converted upon an Offering.

    Through July 7, 1995, the Company has issued 349,000 shares of Series B preferred stock in connection with private placements. These private placements consisted of the sale of units, each unit consisting of shares of preferred stock of the Company, shares of preferred stock of another subsidiary of Interneuron, Transcell Technologies, Inc., and a put protection right from Interneuron. The put protection right provides that on the third anniversary of the final closing date of the private placement, the owner has the right to sell to Interneuron a percentage of the preferred stock of the Company that is deemed to be illiquid, as defined in the agreement. The Company received approximately $1,560,000, net of offering costs, as its share of the proceeds from the private placement. Shares of Series B preferred stock are convertible, at any time at the option of the holder, into shares of Class A common stock. The initial conversion ratio is based on a Series B price of $6.25, subject to adjustment based on several factors. Series B preferred shares are automatically converted upon an Offering.

    Shares of authorized common stock have been reserved for the exercise of all convertible preferred stock outstanding.

9.  NOTE PAYABLE TO THE PARENT COMPANY:

    The note payable to the parent company, Interneuron, bore interest at a rate of 1% over the prime lending rate (7 3/4% prime plus 1% at September 30, 1994) and was payable on demand. Periodic advances were made available under this note at the discretion of Interneuron. In January 1995, the outstanding balance on the note payable--parent of $11,495,165 and accrued interest of $1,132,935 was converted into 2,020,496 shares of Series A preferred stock.

    In March 1996, the Company entered into a promissory note with Interneuron, bearing interest at a rate of 1% over the prime lending rate. The original amount of this note was $525,473 and has increased to $3,443,050 as of September 30, 1996 which includes accrued interest of $80,680. The note is due on the earlier of March 31, 2001, or the closing of an Offering.

    Since the inception of the Company, Interneuron has paid for certain Company expenses which were reimbursed by the Company at cost.


10. CONVERTIBLE DEBENTURE--PARENT:


    In March 1995, the Company entered into a convertible debenture agreement with Interneuron, at a rate of 1% over the prime lending rate. The prime lending rate was 8.75% and 8.25% as of September 30, 1995 and 1996, respectively. Principal and interest are due at the earlier of five years from the final closing date or upon an Offering as defined in the agreement. The debenture is convertible, at any time at the option of the holder, into shares of Class A common stock. The conversion price is equal to the fair market

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)


10. CONVERTIBLE DEBENTURE--PARENT: (CONTINUED)

value of the common stock at the time of the conversion. The debenture is automatically converted upon an Offering. As of September 30, 1995 and 1996, the outstanding convertible debenture balance included accrued interest of $20,121 and $59,058, respectively.

11. EMPLOYEE BENEFITS:

    Employees of the Company are eligible to participate in the Interneuron Pharmaceuticals, Inc. 401(k) Savings Plan under which employees may defer a portion of their annual compensation. Company contributions to the 401(k) Savings Plan may be made on a discretionary basis. As of September 30, 1996, no Company contributions have been made.

12. NONRECURRING EXPENSE:

    During fiscal 1996, the Company incurred $973,525 of costs related to an Offering which was filed on a Form S-1 Registration Statement with the Securities and Exchange Commission on June 6, 1996. Such costs were expensed in accordance with accounting requirements during fiscal 1996.

13. SUBSEQUENT EVENTS:

    In December 1996, the Company entered into a license agreement with Amgen Inc. (Amgen). Progenitor recorded revenue of $500,000 in December, 1996, in consideration for the licenses granted. The agreement also provides for a license maintenance fee as well as milestone and royalty payments to be received contingent upon the achievement of certain milestone driven events. Additionally, in December 1996, the Company entered into a stock purchase agreement with Amgen. Under the agreement, Amgen has committed to purchase $5.5 million of the Company's stock concurrently with the closing of the Offering, with $4.5 million paid in cash and $1 million in the form of a non interest bearing promissory note. The promissory note will become due in two payments, with $500,000 due in December 1997, and $500,000 due in December 1998.

    On February 14, 1997, the Company entered into an agreement to purchase Mercator Genetics, Inc. ("Mercator") for approximately $22 million in common stock (valued at a price per share equal to the price paid by the public in connection with the Offering). The acquisition will occur simultaneously in connection with an Offering of the Company. In addition, the Company will provide additional bridge loan financing to Mercator in the form of a Convertible Bridge Promissory Note in the aggregate amount of up to $6.6 million, funded in stages based upon a plan sufficient to meet the working capital obligations of Mercator. The Convertible Bridge Promissory Note will bear interest at a fixed rate of 10% per annum and would be payable on January 15, 1999, or on such earlier date as provided in the agreement. The Convertible Bridge Promissory Note is convertible into Mercator's Series D Preferred Stock, at the option of the Company, at a price of $1.34 per share, subject to certain restrictions. Upon closing of an Offering, the bridge loan would become part of the purchase price consideration for Mercator.

    In connection with the Company's bridge financing to Mercator prior to the closing of the acquisition, the Company has entered into a Bridge Line of Credit Letter Agreement with Interneuron dated February 14, 1997, providing for loans of up to an aggregate of $6.6 million pursuant to a promissory note (the "Interneuron Bridge Loan"), secured by the Company's assets including its security interest in the assets of Mercator pursuant to the Mercator Convertible Bridge Promissory Note. The Interneuron Bridge Loan bears interest at a fixed rate of 10% per annum and the outstanding principal and accrued interest will be repaid at the earlier of (1) the closing of an Offering (to be repaid out of the proceeds therefrom), or (2) January 15, 1999. The Interneuron Bridge Loan is convertible, upon certain conditions and at the option of Interneuron, into Progenitor Preferred Stock at a conversion price equal to the lessor of (i) $6.25 per share or (ii) such lesser price per share at which the Company shall issue any shares of any series of preferred stock of the Company, provided that such conversion shall be in an amount representing not less than 10% of the principal balance then outstanding.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Mercator Genetics, Inc.

We have audited the accompanying balance sheets of Mercator Genetics, Inc. (a development stage company) as of December 31, 1995 and 1996, and the related statements of operations, cash flows and statement of redeemable preferred stock, common stock and accumulated deficit for each of the three years in the period ended December 31, 1996 and for the period from inception (October 9, 1992) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mercator Genetics, Inc. (a development stage company) at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the period from inception (October 9, 1992) to December 31, 1996, in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in
Note 1. The 1996 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Palo Alto, California

February 14, 1997

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                     ASSETS

                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1995           1996
                                                                                      -------------  -------------
Current assets:
  Cash and cash equivalents.........................................................  $   1,446,222  $     438,859
  Short-term investments............................................................        486,676       --
  Current portion of notes receivable from officers.................................       --              174,606
  Deferred interest expense.........................................................       --              750,000
  Other current assets..............................................................        115,460        241,416
                                                                                      -------------  -------------
Total current assets................................................................      2,048,358      1,604,881

Property and equipment, net.........................................................      1,150,657      1,316,377
Notes receivable from officers......................................................        351,645        150,000
Other assets........................................................................         22,165         12,165
                                                                                      -------------  -------------
                                                                                      $   3,572,825  $   3,083,423
                                                                                      -------------  -------------
                                                                                      -------------  -------------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..........................................  $     573,382  $     670,683
  Convertible notes payable.........................................................       --            2,250,000
  Current portion of equipment financing obligations................................        362,823        474,272
                                                                                      -------------  -------------
Total current liabilities...........................................................        936,205      3,394,955

Long-term portion of equipment financing obligations................................        969,279        685,874

Commitments and contingencies

Redeemable preferred stock, $0.001 par value, 20,474,251 shares authorized
  (15,000,000 shares in 1995), issuable in series:
  Redeemable Series A, 320,000 shares authorized, 301,500 shares issued and
    outstanding -- amount paid in...................................................      3,015,000      3,015,000
  Redeemable Series B, 3,254,800 shares authorized, 3,207,996 shares issued and
    outstanding -- amount paid in...................................................      8,019,999      8,019,999
  Redeemable Series C, 4,526,317 shares authorized (no shares in 1995), 4,526,317
    shares issued and outstanding (no shares in 1995) -- amount paid in.............       --            4,526,319
  Redeemable Series D, 12,373,134 shares authorized, no shares issued and
    outstanding (no shares in 1995).................................................       --             --
Common stock, $0.001 par value, 27,000,000 shares authorized (25,000,000 shares in
  1995):............................................................................
  Shares issued and outstanding -- 174,056 (110,304 shares in 1995) -- amount paid
    in..............................................................................         33,671         42,861
  Shares to be issued -- 51,884 (no shares in 1995) -- amount to be paid in.........       --                7,783
Deficit accumulated during the development stage....................................     (9,401,329)   (16,609,368)
                                                                                      -------------  -------------
                                                                                      $   3,572,825  $   3,083,423
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                            See accompanying notes.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                                                                    PERIOD FROM
                                                                                                     INCEPTION
                                                                                                    (OCTOBER 9,
                                                               YEARS ENDED DECEMBER 31,               1992) TO
                                                      -------------------------------------------   DECEMBER 31,
                                                          1994           1995           1996            1996
                                                      -------------  -------------  -------------  --------------
Revenues............................................  $    --        $     375,000  $     500,000  $      875,000

Operating costs and expenses:
  Research and development..........................      2,330,100      4,182,836      6,049,081      13,783,966
  General and administrative........................        638,200      1,524,386      1,592,840       3,935,914
                                                      -------------  -------------  -------------  --------------
Total operating costs and expenses..................      2,968,300      5,707,222      7,641,921      17,719,880
                                                      -------------  -------------  -------------  --------------

Loss from operations................................     (2,968,300)    (5,332,222)    (7,141,921)    (16,844,880)

Interest income.....................................        228,761        290,551        114,293         687,163

Interest expense....................................        (95,033)      (155,640)      (180,411)       (451,651)
                                                      -------------  -------------  -------------  --------------
Net loss............................................  $  (2,834,572) $  (5,197,311) $  (7,208,039) $  (16,609,368)
                                                      -------------  -------------  -------------  --------------
                                                      -------------  -------------  -------------  --------------

Net loss per share (Note 2).........................  $      (28.62) $      (48.70) $      (55.27)
                                                      -------------  -------------  -------------
                                                      -------------  -------------  -------------
Shares used in computing net loss per share (Note
  2)................................................         99,043        106,731        130,423
                                                      -------------  -------------  -------------
                                                      -------------  -------------  -------------

                             See accompanying notes

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
 STATEMENT OF REDEEMABLE PREFERRED STOCK, COMMON STOCK AND ACCUMULATED DEFICIT
          PERIOD FROM INCEPTION (OCTOBER 9, 1992) TO DECEMBER 31, 1996

                                                               REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                          ---------------------------------------------------------------------------------
                                                  SERIES A                    SERIES B                    SERIES C
                                          -------------------------   -------------------------   -------------------------
                                            SHARES        AMOUNT        SHARES        AMOUNT        SHARES        AMOUNT
                                          -----------   -----------   -----------   -----------   -----------   -----------
Issuance of common stock to founders at
  $0.20 per share in March 1993 for
  cash..................................      --        $   --            --        $   --            --        $   --
Issuance of common stock to scientific
  advisors at $0.20 per share in March
  1993 for cash.........................      --            --            --            --            --            --
Issuance of common stock to an employee
  at $0.20 per share in March 1993 for
  cash..................................      --            --            --            --            --            --
Issuance of Series A redeemable
  convertible preferred stock at $10.00
  per share in March 1993 for cash......      301,500     3,015,000       --            --            --            --
Net loss from inception (October 9,
  1992) to December 31, 1993............      --            --            --            --            --            --
                                          -----------   -----------   -----------   -----------   -----------   -----------
Balances at December 31, 1993...........      301,500     3,015,000       --            --            --            --
Issuance of Series B redeemable
  convertible preferred stock at $2.50
  per share in June 1994 for cash.......      --            --          3,207,996     8,019,999       --            --
Issuance of common stock upon exercise
  of stock options for cash at $0.50 to
  $1.00 per share, net of repurchases at
  $0.50 per share in May through
  September 1994........................      --            --            --            --            --            --
Net loss................................      --            --            --            --            --            --
                                          -----------   -----------   -----------   -----------   -----------   -----------
Balances at December 31, 1994...........      301,500     3,015,000     3,207,996     8,019,999       --            --
Issuance of common stock upon exercise
  of stock options for cash at $0.50 to
  $1.30 per share in March through
  October 1995..........................      --            --            --            --            --            --
Net loss................................      --            --            --            --            --            --
                                          -----------   -----------   -----------   -----------   -----------   -----------
Balances at December 31, 1995...........      301,500     3,015,000     3,207,996     8,019,999       --            --
Issuance of Series C redeemable
  convertible preferred stock at $1.00
  per share in April 1996 for cash......      --            --            --            --          4,526,317     4,526,319
Issuance of common stock to employees
  for services at $0.15 per share in
  September 1996........................      --            --            --            --            --            --
Issuance of common stock upon exercise
  of stock options for cash at $0.15 to
  $1.30 per share, net of repurchases at
  $0.20 to $1.30 per share in March
  through December 1996.................      --            --            --            --            --            --
Common stock to be issued at $0.15 per
  share for services....................      --            --            --            --            --            --
Net loss................................      --            --            --            --            --            --
                                          -----------   -----------   -----------   -----------   -----------   -----------
Balances at December 31, 1996...........      301,500   $ 3,015,000     3,207,996   $ 8,019,999     4,526,317   $ 4,526,319
                                          -----------   -----------   -----------   -----------   -----------   -----------
                                          -----------   -----------   -----------   -----------   -----------   -----------


                                                                             DEFICIT
                                                                           ACCUMULATED
                                                  COMMON STOCK             DURING THE
                                          -----------------------------    DEVELOPMENT
                                             SHARES          AMOUNT           STAGE
                                          -------------   -------------   -------------
Issuance of common stock to founders at
  $0.20 per share in March 1993 for
  cash..................................         84,000   $     16,800    $    --
Issuance of common stock to scientific
  advisors at $0.20 per share in March
  1993 for cash.........................         12,500          2,500         --
Issuance of common stock to an employee
  at $0.20 per share in March 1993 for
  cash..................................          2,000            400         --
Issuance of Series A redeemable
  convertible preferred stock at $10.00
  per share in March 1993 for cash......       --              --              --
Net loss from inception (October 9,
  1992) to December 31, 1993............       --              --           (1,369,446)
                                          -------------   -------------   -------------
Balances at December 31, 1993...........         98,500         19,700      (1,369,446)
Issuance of Series B redeemable
  convertible preferred stock at $2.50
  per share in June 1994 for cash.......       --              --              --
Issuance of common stock upon exercise
  of stock options for cash at $0.50 to
  $1.00 per share, net of repurchases at
  $0.50 per share in May through
  September 1994........................            850            800         --
Net loss................................       --              --           (2,834,572)
                                          -------------   -------------   -------------
Balances at December 31, 1994...........         99,350         20,500      (4,204,018)
Issuance of common stock upon exercise
  of stock options for cash at $0.50 to
  $1.30 per share in March through
  October 1995..........................         10,954         13,171         --
Net loss................................       --              --           (5,197,311)
                                          -------------   -------------   -------------
Balances at December 31, 1995...........        110,304         33,671      (9,401,329)
Issuance of Series C redeemable
  convertible preferred stock at $1.00
  per share in April 1996 for cash......       --              --              --
Issuance of common stock to employees
  for services at $0.15 per share in
  September 1996........................         60,000          9,000         --
Issuance of common stock upon exercise
  of stock options for cash at $0.15 to
  $1.30 per share, net of repurchases at
  $0.20 to $1.30 per share in March
  through December 1996.................          3,752            190         --
Common stock to be issued at $0.15 per
  share for services....................         51,884          7,783         --
Net loss................................       --              --           (7,208,039)
                                          -------------   -------------   -------------
Balances at December 31, 1996...........        225,940   $     50,644    $(16,609,368)
                                          -------------   -------------   -------------
                                          -------------   -------------   -------------

                            See accompanying notes.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                                           PERIOD FROM
                                                                                                            INCEPTION
                                                                                                           (OCTOBER 9,
                                                                      YEARS ENDED DECEMBER 31,               1992) TO
                                                             -------------------------------------------   DECEMBER 31,
                                                                 1994           1995           1996            1996
                                                             -------------  -------------  -------------  --------------
CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss...................................................  $  (2,834,572) $  (5,197,311) $  (7,208,039) $  (16,609,368)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization............................        208,863        377,649        496,564       1,148,992
  Stock to be issued for services..........................       --             --                7,783           7,783
  Stock issued to employees................................       --             --                9,000           9,000
  Changes in operating assets and liabilities:
    Notes receivable from officers.........................       (654,376)       302,731         27,039        (324,606)
    Other current assets...................................       (152,724)        88,058       (125,956)       (241,416)
    Other assets...........................................        (15,600)         3,435         10,000         (12,165)
    Accounts payable and accrued liabilities...............        143,213        305,338         97,301         670,683
                                                             -------------  -------------  -------------  --------------
Net cash used in operating activities......................     (3,305,196)    (4,120,100)    (6,686,308)    (15,351,097)
                                                             -------------  -------------  -------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities.................     (4,589,279)    (4,871,197)      --           (10,149,989)
Sales of available-for-sale securities.....................        689,513        489,967       --             1,179,480
Maturities of available-for-sale securities................        495,163      7,988,670        486,676       8,970,509
Capital expenditures.......................................       (484,212)      (674,247)      (662,284)     (2,465,369)
                                                             -------------  -------------  -------------  --------------
Net cash (used in) provided by investing activities........     (3,888,815)     2,933,193       (175,608)     (2,465,369)
                                                             -------------  -------------  -------------  --------------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Proceeds from issuance of preferred stock..................      8,019,999       --            4,526,319      15,561,318
Proceeds from issuance of common stock.....................            800         13,171            190          33,861
Proceeds from convertible notes payable....................       --             --            1,500,000       1,500,000
Principal payments of equipment financing obligations......       (118,657)      (236,236)      (372,481)       (749,542)
Proceeds from equipment financings.........................        435,520        854,163        200,525       1,909,688
                                                             -------------  -------------  -------------  --------------
Net cash provided by financing activities..................      8,337,662        631,098      5,854,553      18,255,325
                                                             -------------  -------------  -------------  --------------
Net increase (decrease) in cash and cash equivalents.......      1,143,651       (555,809)    (1,007,363)        438,859
Cash and cash equivalents at beginning of period...........        858,380      2,002,031      1,446,222        --
                                                             -------------  -------------  -------------  --------------
Cash and cash equivalents at end of period.................  $   2,002,031  $   1,446,222  $     438,859  $      438,859
                                                             -------------  -------------  -------------  --------------
                                                             -------------  -------------  -------------  --------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest.....................................  $      95,033  $     155,640  $     180,411  $      451,651
                                                             -------------  -------------  -------------  --------------
                                                             -------------  -------------  -------------  --------------

                            See accompanying notes.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. BASIS OF PRESENTATION

ORGANIZATION AND BUSINESS

    Mercator Genetics, Inc. (the "Company" or "Mercator"), was incorporated in the State of Delaware on October 9, 1992 to engage in the discovery and development of therapeutics and diagnostics for genetic-based diseases through the understanding of the genes involved in these diseases. The Company's activities since incorporation have primarily consisted of establishing its offices and research facilities, recruiting personnel, conducting research and development, performing business and financial planning and raising capital. Accordingly, the Company is considered to be in the development stage, and expects to incur increasing losses and require additional financial resources to achieve commercialization of its products.

    The accompanying financial statements have been prepared assuming the Company will continue as a going concern. At December 31, 1996, cumulative operating losses since inception amount to $16,609,368 and management anticipates incurring additional losses for the next several years. The Company is working on several long-term development projects which involve experimental and unproven technology, which may require many years and substantial expenditures to complete, and which may be unsuccessful. Therefore, the Company's ability to continue as a going concern depends on its ability to raise additional financing to meet its business plan objectives and, ultimately, to fund its operations from revenues. Management believes that it will be able to obtain additional funds through public or private equity or debt financings, collaborative or other arrangements with corporate partners or from other sources. If adequate funds are not available, the Company may be required to reduce its level of spending or eliminate one or more of its research or development programs or obtain funds through arrangements with corporate partners or others which may require the Company to relinquish certain rights to its technologies or product candidates.

    From time to time, the Company may enter into licensing agreements with third parties. To the extent the Company commercializes products using the technology covered by the licenses, the Company may be required to pay royalties on the revenue from these products.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents; investments with maturities between three and twelve months are considered to be short-term investments.

    The Company invests its excess cash primarily in deposits with banks and short-term securities. These securities consist of money market instruments, U.S. corporate securities and U.S. Treasury bills that mature or are redeemable within 180 days and, therefore, bear minimal risk.

    Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such determination as of each balance sheet date. Through December 31, 1996, the Company has classified its entire investment portfolio as available-for-sale. Available-for-sale securities are carried at amortized cost which approximates fair value at December 31, 1995 and 1996. The estimated fair value

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amounts have been determined by the Company using available market information and commonly used valuation methodologies. Management exercises judgment in interpreting market data to develop the estimates of fair value.

    The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are included in interest income or expense. The cost of securities sold is based on the specific identification method. Interest and dividends are included in interest income.

PROPERTY AND EQUIPMENT


    Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally four years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the related assets, whichever is shorter.


REVENUE RECOGNITION

    The Company recognizes revenues from research contracts as earned based upon the performance requirements of the contracts.

STOCK-BASED COMPENSATION

    Effective January 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). In accordance with the provisions of SFAS 123, the Company measures stock-based compensation expense using the intrinsic-value method as prescribed by Accounting Principle Board Opinion No. 25 and related interpretations and, accordingly, recognizes no compensation expense for stock option grants to employees and directors with an exercise price equal to the fair-market value of the shares at the date of grant. Note 7 contains a summary of the pro forma impact to the reported net loss for 1996 and 1995 on the basis that the Company had elected to recognize compensation expense based on the fair-value method as described in SFAS 123. There was no effect of adopting SFAS 123 on the Company's financial position or results of operations.

PER SHARE DATA

    Net loss per share is computed using the weighted average number of common shares outstanding during the period. Common equivalent shares from stock options, convertible preferred stock, convertible notes and warrants are excluded from the computation as their effect is antidilutive.

RECLASSIFICATIONS

    Certain reclassifications have been made to the fiscal 1994 and 1995 financial statements to conform with the fiscal 1996 presentation.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996

3. FINANCIAL INSTRUMENTS

AVAILABLE-FOR-SALE SECURITIES

    The following is a summary of the amortized cost of available-for-sale securities, which approximates fair value:

                                                                           DECEMBER 31,
                                                                         1995         1996
                                                                     ------------  -----------
U.S. Treasury securities...........................................  $    486,676  $   --
Repurchase agreements..............................................       132,000      480,000
U.S. corporate securities..........................................     1,161,026       90,000
                                                                     ------------  -----------
Total..............................................................  $  1,779,702  $   570,000
                                                                     ------------  -----------
                                                                     ------------  -----------
Above amounts are included in the following:
  Cash and cash equivalents........................................  $  1,293,026  $   570,000
  Short-term investments...........................................       486,676      --
                                                                     ------------  -----------
Total..............................................................  $  1,779,702  $   570,000
                                                                     ------------  -----------
                                                                     ------------  -----------
Cash and cash equivalents:
  Available-for-sale securities....................................  $  1,293,026  $   570,000
  Cash and bank accounts...........................................       153,196     (131,141)
                                                                     ------------  -----------
Total cash and cash equivalents....................................  $  1,446,222  $   438,859
                                                                     ------------  -----------
                                                                     ------------  -----------

As of December 31, 1996, the average duration of the portfolio is less than one year and no individual contractual maturity exceeds one year. No material gains or losses have been realized on the sale of available-for-sale securities.

EQUIPMENT FINANCING OBLIGATIONS

    In August 1993, the Company entered into a $1,000,000 equipment lease line of credit. In October 1994, the Company entered into a $2,000,000 equipment loan agreement. The equipment lease line of credit and the equipment loan were terminated in May 1996.

    Included in property and equipment are assets with a cost of approximately $1,666,000 and $1,851,000 at December 31, 1995 and 1996, respectively, acquired pursuant to equipment financing obligations. These obligations have interest rates ranging from 14% to 18%. The carrying value of the obligations approximates fair value based on a discounted cash flow analysis using the Company's incremental borrowing rate for similar obligations. Accumulated amortization of assets acquired pursuant to these obligations was approximately $634,000 and $1,065,000 at December 31, 1995 and 1996, respectively. Assets acquired under these arrangements secure the related obligations.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996

3. FINANCIAL INSTRUMENTS (CONTINUED)
    At December 31, 1996, the Company's aggregate future minimum payments under such obligations, including 10% to 20% buyout options at maturity are as follows:

YEARS ENDING DECEMBER 31:
--------------------------------------------------------------------------------
1997............................................................................  $    609,210
1998............................................................................       450,714
1999............................................................................       312,829
2000............................................................................        11,372
2001............................................................................         5,555
                                                                                  ------------
Total minimum payments..........................................................     1,389,680
Less amount representing interest...............................................      (229,534)
                                                                                  ------------
Present value of minimum payments...............................................     1,160,146
Less current portion............................................................      (474,272)
                                                                                  ------------
                                                                                  $    685,874
                                                                                  ------------
                                                                                  ------------

NOTES RECEIVABLE FROM OFFICERS

    In November 1994, the Company loaned $650,000 to an officer of the Company. The related note bears interest at 7.45% per annum and is secured by real property. At December 31, 1996, subsequent to the officer's separation from the Company, the remaining principal balance of the note of $162,500 and $12,106 of related accrued interest was paid in January 1997.

    In September 1995, the Company loaned $150,000 to an officer of the Company. The related note bears interest at the lesser of 28.2% of the capital gain upon the sale of the secured property or the Fannie Mae Rate, compounded annually and so may be zero. As of December 31, 1996, no interest has been accrued on the loan. The balance is due no later than the first anniversary of the officer's termination from the Company.

CONVERTIBLE NOTES PAYABLE

    In October and December, the Company entered into a bridge financing agreement with its current investor group whereby the Company issued convertible demand notes in the aggregate amount of $1,500,000. The intent of the parties was that this financing was to bridge the Company to either a permanent equity round of financing or a significant merger transaction with another company. In lieu of a stated interest rate, the agreement provides that these notes are convertible at the option of the holder at the time of the next equity transaction at a price that reflects a discount from the indicated market price at that time. The time frame for the next equity financing is uncertain and, as such, the note conversion date is indeterminable. Incremental interest expense inherent in the notes' discounted conversion feature, which is currently deferred on the balance sheet, will be charged to operations when the notes become convertible at the discounted rate. In connection with the merger transaction discussed in Note 9, the investor group agreed to modify the bridge financing agreement to eliminate their right to a discount on conversion in connection with the proposed transaction.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                          DECEMBER 31,
                                                                       1995          1996
                                                                   ------------  -------------
Laboratory equipment.............................................  $  1,401,228  $   1,870,155
Office equipment, furniture and fixtures.........................       335,319        509,710
Leasehold improvements...........................................        66,538         85,504
                                                                   ------------  -------------
                                                                      1,803,085      2,465,369
Less accumulated depreciation and amortization...................      (652,428)    (1,148,992)
                                                                   ------------  -------------
Property and equipment, net......................................  $  1,150,657  $   1,316,377
                                                                   ------------  -------------
                                                                   ------------  -------------

5. FACILITY LEASE AND OTHER COMMITMENTS

    In April 1995, the Company extended through September 1998 its facility operating lease which originally expired in June 1995. At December 31, 1996, future noncancelable minimum payments under the operating lease are as follows:

YEARS ENDING DECEMBER 31,
-------------------------------------------------------------------------------
  1997.........................................................................  $  214,800
  1998.........................................................................     161,100
                                                                                 ----------
Total minimum payments required................................................  $  375,900
                                                                                 ----------
                                                                                 ----------

    The Company has the option to extend the lease for two years and to expand the facilities leased for a 12-month term ending on September 30, 1999.

    Rent expense was approximately $126,000, $135,000, $191,000 and $539,000 for the years ended December 31, 1994, 1995 and 1996 and for the period from inception (October 9, 1992) to December 31, 1996, respectively.

    The Company sponsors research programs and blood sample collection services at universities and other research institutions from time to time. The amounts incurred on the contracted research programs for the years ended December 31, 1995 and 1996, and for the period from inception (October 3, 1992) to December 31, 1996 were approximately $60,000, $1,069,000 and $1,129,000, respectively
(none in 1994). At December 31, 1996, the Company has committed to fund approximately $887,000 in 1997.

6. RESEARCH COLLABORATION AND LICENSE AGREEMENT

    During fiscal 1995, the Company commenced efforts under a research collaboration and license agreement with Agene Research Institute ("Agene"), in which Agene agreed to fund certain research and development efforts in the area of aging in an amount of $1 million over a two-year period through April 1997. Revenue recognized under the agreement was $375,000 and $500,000 for the years ended December 31, 1995 and 1996, respectively (none in 1994). Costs incurred under this agreement of approximately $170,000 and $298,000 for the years ended December 31, 1995 and 1996, respectively (none in 1994) are included in research and development expenses. On December 27, 1996, the agreement and associated research was terminated by mutual agreement between the two parties.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. REDEEMABLE PREFERRED AND COMMON STOCK

REDEEMABLE PREFERRED STOCK

    On April 3, 1996, the Company's stockholders' approved a 5.2-for-one split of Series B preferred stock. On May 30, 1996, the Company's board of directors approved a one-for-10 reverse stock split of the outstanding shares of the Company's common and preferred stock. The share and per share amounts included in these financial statements are presented on a post-split basis and have been adjusted to reflect these stock splits.

    Series A, B, C and D preferred stockholders are entitled to noncumulative dividends at an annual rate of $0.70, $0.18, $0.07 and $0.09 per share, respectively. Dividends will be paid only when declared by the board of directors out of legally available funds. No dividends have been declared as of December 31, 1996.

    At any time after October 31, 2001 for Series A, B, C and D preferred stock, upon receipt of the consent of holders of at least 50% of the outstanding shares of the series of preferred stock, the Company is required to redeem all shares of the series of preferred stock at $10.00, $2.50, $1.00 and $1.34 per share for Series A, B, C and D, respectively, plus all declared but unpaid dividends. If the Company has insufficient funds to redeem all such shares, redemption using all funds legally available shall be done pro rata among such series of preferred stockholders based on the number of such shares held at that date.

    Series D preferred stockholders are entitled to receive, upon liquidation, a distribution of $1.34 per share (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. After payment of the full liquidation preference of the Series D stockholders, the Series C preferred stockholders are entitled to receive, upon liquidation, a distribution of $1.00 per share (subject to adjustment for a recapitalization) plus all declared but unpaid dividends.

    After payment of the full liquidation preference of the Series C and D stockholders, the Series A and B preferred stockholders are entitled to receive, upon liquidation, a distribution of $10.00 and $2.50 per share, respectively (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. Thereafter, the remaining assets and funds, if any, shall be distributed among the Series A, B, C and D preferred and common stockholders, pro rata on an as-converted basis. If, upon liquidation, the assets and funds distributed among the Series A and B preferred stockholders are insufficient to permit the entitled payment, the entire assets and funds of the Company legally available for distribution shall be distributed among these stockholders in proportion to the relative liquidation rights of each such series.

    Each share of Series A, B, C and D preferred stock is, at the option of the holder, convertible into shares of common stock on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances. Upon the approval of the holders of at least 66 2/3% of the outstanding shares of each series of preferred stock, the preferred shares will automatically convert into common stock. Additionally, the preferred shares automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10,000,000 in gross proceeds and the price per share is at least $4.00 (subject to adjustment for a recapitalization or certain other stock adjustments).

    The Series A, B, C and D preferred stockholders have voting rights equal to the common shares they would own upon conversion.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. REDEEMABLE PREFERRED AND COMMON STOCK (CONTINUED)
COMMON STOCK

    The Company has issued 174,056 common shares to the founders, advisors and employees of the Company, of which certain shares are subject to repurchase rights which generally expire ratably over four years from the date of issuance. At December 31, 1996, there were 4,812 shares subject to repurchase.

    Included in the common shares outstanding at December 31, 1996 are 84,000 shares of founders common stock. Under a co-sale agreement, which was amended in April 1996, if any founder proposes to sell or transfer any shares of founders common stock, holders of Series A, B, C and D redeemable convertible preferred stock shall have the right to participate as a seller in such sale on the same terms and conditions offered to the founder.

    At December 31, 1996, the Company has reserved a total of 12,083,555 shares of common stock: 195,500 for issuance under the 1993 Stock Option Plan, 3,787,592 for issuance under the 1996 Stock Option Plan, 319,350, 3,254,796 and 4,526,317 for issuance upon conversion of the Series A, B and C preferred stock and warrants, respectively.

STOCK OPTION PLANS

    The 1993 Stock Option Plan was adopted in July 1993, with subsequent amendments in November 1993 and December 1994, and provides for the issuance of options for up to 208,000 shares of common stock to employees, consultants and directors.

    During 1996, the Company's board of directors approved the adoption of the 1996 Stock Option Plan with terms and conditions the same as those of the 1993 Stock Option Plan (collectively, the "Plans"). The 1996 Stock Option Plan provides for the issuance of options for up to 3,792,000 shares of common stock to employees, consultants and directors.

    Stock options granted under the Plans may be either incentive stock options or nonqualified stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value and nonqualified options may be granted to employees, directors or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the board of directors. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. The options expire no more than 10 years after the date of grant or earlier if employment or relationship as director or consultant is terminated. The board of directors shall determine the times during the term when the options may be exercised and the number of shares for which an option may be granted. Options may be granted with different vesting terms from time to time but will provide for vesting of at least 20% of the total number of shares subject to the option per year. The options may include provisions to exercise the option prior to full vesting. Any unvested shares so purchased shall be subject to repurchase by the Company at the original exercise price of the option. Such repurchase rights shall lapse at a minimum rate of 20% per year over five years from the date the option was granted.

    On August 9, 1996, the Company granted options under both the 1993 and 1996 plans to purchase 1,406,739 shares of the Company's common stock to founders, advisors and employees. These founders, advisors and employees held options granted prior to the issuance of the Company's Series C preferred stock. The new options vest over the remaining vesting period of the original options. Generally, options vest over a four-year period.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. REDEEMABLE PREFERRED AND COMMON STOCK (CONTINUED)
    A summary of 1993 Stock Option Plan activity is as follows:

                                                                  OUTSTANDING STOCK OPTIONS
                                                   -------------------------------------------------------
                                                                                  WEIGHTED      AGGREGATE
                                                    NUMBER OF     EXERCISE         AVERAGE       PURCHASE
                                                     SHARES         PRICE      EXERCISE PRICE     PRICE
                                                   -----------  -------------  ---------------  ----------
  Options granted................................      14,642    $0.50-$1.00      $             $   10,071
  Options canceled...............................      (2,200)   0.50- 1.00                         (1,200)
                                                   -----------                                  ----------
Balance at December 31, 1993.....................      12,442    0.50- 1.00                          8,871
  Options exercised..............................      (1,000)   0.50- 1.00                           (875)
  Options granted................................     116,369    1.00- 1.30                        149,735
  Options canceled...............................        (150)      0.50                               (75)
                                                   -----------                                  ----------
Balance at December 31, 1994.....................     127,661    0.50- 1.30            1.23        157,656
  Options exercised..............................     (10,954)   0.50- 1.30            1.20        (13,171)
  Options granted................................      75,050       1.30               1.30         97,565
  Options canceled...............................     (70,605)   0.50- 1.30            1.30        (91,718)
                                                   -----------                                  ----------
Balance at December 31, 1995.....................     121,152    0.50- 1.30            1.24        150,332
  Options exercised..............................        (546)   0.15- 1.30            0.29           (160)
  Options granted................................      19,150    0.15- 1.30            0.68         12,993
  Options canceled...............................     (57,069)   0.15- 1.30            1.07        (61,237)
                                                   -----------                                  ----------
Balance at December 31, 1996.....................      82,687    $0.50-$1.30      $    1.23     $  101,928
                                                   -----------                                  ----------
                                                   -----------                                  ----------

A summary of 1996 Stock Option Plan activity is as follows:

                                                               OUTSTANDING STOCK OPTIONS
                                              ------------------------------------------------------------
                                                                                WEIGHTED        AGGREGATE
                                              NUMBER OF                          AVERAGE         PURCHASE
                                                SHARES    EXERCISE PRICE     EXERCISE PRICE       PRICE
                                              ----------  ---------------  -------------------  ----------
  Options granted...........................   2,726,495     $    0.15          $    0.15       $  408,974
  Options exercised.........................      (4,408)         0.15               0.15             (661)
  Options canceled..........................     (13,605)         0.15               0.15           (2,041)
                                              ----------                                        ----------
Balance at December 31, 1996................   2,708,482     $    0.15          $    0.15       $  406,272
                                              ----------                                        ----------
                                              ----------                                        ----------

    At December 31, 1996, outstanding options for 1,343,517 shares were exercisable at a weighted average price of $0.18. Shares of common stock available for future grants under the 1993 and 1996 Stock Option Plans are 112,813 and 1,079,110, respectively. The weighted average remaining contractual life of options outstanding at December 31, 1996 is 9.58 years.

    Pro forma information regarding net loss and net loss per share is required by SFAS 123, computed as if the Company had accounted for its employee stock options granted or otherwise modified subsequent to December 31, 1994 under the fair-value-based accounting method of that Statement. The value for these

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. REDEEMABLE PREFERRED AND COMMON STOCK (CONTINUED) options was estimated at the date of grant using the minimum-value method with the following weighted-average assumptions:

                                                                                  1995          1996
                                                                              ------------  ------------
Expected dividend yield.....................................................         0.00%         0.00%
Risk-free interest rate.....................................................         6.15%         6.29%
Expected life...............................................................    5.36 years    3.96 years

    The weighted average fair value of options granted in 1995 and 1996 was $0.35 and $0.03 per share, respectively.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The pro forma effect of applying SFAS 123 was not material to the Company's reported net loss or loss per share in 1995 or 1996. Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

WARRANTS

    In August 1993, in connection with a lease line, the Company issued a warrant that entitles the holder to purchase 17,850 shares of Series A preferred stock at an exercise price of $2.80 per share on or before August 31, 2003. In October 1994, in connection with the equipment loan agreement, the Company issued a warrant that entitles the holder to purchase 46,800 shares of Series B preferred stock at an exercise price of $2.50 per share on or before October 28, 2004. The warrants are subject to acceleration upon the occurrence of certain events. Both warrants were outstanding at December 31, 1996. The Company has reserved 17,850 shares of Series A preferred stock and 46,800 shares of Series B preferred stock for issuance under the stock warrants.

8. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows:

                                                                                1995           1996
                                                                            -------------  -------------
Deferred tax assets:
  Net operating loss carryforwards........................................  $     600,000  $   1,500,000
  Research credits........................................................        400,000        600,000
  Capitalized research and development costs..............................      2,900,000      4,700,000
                                                                            -------------  -------------
                                                                                3,900,000      6,800,000
Valuation allowance.......................................................     (3,900,000)    (6,800,000)
                                                                            -------------  -------------
                                                                            $    --        $    --
                                                                            -------------  -------------
                                                                            -------------  -------------

    Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax assets at December 31, 1995 and 1996 has been established to reflect these uncertainties. The change in the valuation allowance was a net increase of $1,200,000, $2,200,000 and $2,900,000 for the years ended 1994, 1995 and 1996, respectively.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. INCOME TAXES (CONTINUED)
    As of December 31, 1996, the Company had federal net operating loss carryforwards of approximately $3,800,000. The net operating loss carryforwards will expire at various dates through 2011, if not utilized. Utilization of the net operating losses may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

9. SUBSEQUENT EVENTS

    On February 14, 1997, the Company entered into an agreement and plan of reorganization with Progenitor, Inc. ("Progenitor") whereby Progenitor may purchase the Company through July 31, 1997. The acquisition will occur simultaneously with the completion of Progenitor's initial public offering ("IPO"). If the IPO is not completed, Progenitor is under no obligation to purchase Mercator. To support Mercator's research prior to the effective date, Mercator will receive up to $6.6 million in a convertible bridge promissory note from Progenitor. The bridge note will bear interest at a fixed rate of 10% per annum and is payable on January 15, 1999 subject to earlier repayment on a change of control of the Company. The bridge note is convertible into Mercator's Series D preferred stock at the option of Progenitor under certain circumstances at a price of $1.34 per share. In order to provide funding to Progenitor for the bridge financing, Interneuron Pharmaceuticals, Inc. has agreed to provide Progenitor a line of credit of up to an aggregate maximum amount of $6.6 million.


    If the acquisition becomes effective as contemplated, the principal amount of Mercator's convertible notes payable as of December 31, 1996 of $1,500,000 will convert into Mercator Series D preferred stock at a price of $1.34 per share, and Mercator's preferred and common stockholders together with Mercator's outstanding options and warrant holders will receive approximately $22 million of Progenitor common stock or options or warrants to purchase Progenitor common stock (valued at a price per share equal to the price paid by the public in Progenitor's IPO). Alternatively, Progenitor has the option to consummate the acquisition through the payment of the purchase price in cash, or prior to the IPO date, in unregistered shares of Progenitor's capital stock or in shares of another public company on terms to be agreed upon between the parties. The replacement options and warrants to purchase Progenitor common stock will be subject to similar terms and conditions as were applicable to the original options and warrants. The $22 million purchase price will be allocated among the stockholders and outstanding option and warrant holders as follows: 15.9% to the common stockholders and holders of outstanding options; 14.75%, 39.07%, 23.46% and 6.82% to preferred Series A, B, C, and D stock and warrant holders, respectively. Based upon the number of outstanding shares, options and warrants as of December 31, 1996, and assuming the conversion of the convertible notes into 1,119,399 shares of Series D preferred stock, the consideration received per share by the stock, option and warrant holders would be as follows:



Common stock........................................................  $    1.16
Series A preferred stock............................................  $   10.16
Series B preferred stock............................................  $    2.64
Series C preferred stock............................................  $    1.14
Series D preferred stock............................................  $    1.34



    If the purchase price is reduced due to breaches of representations, warranties or covenants or due to IPO and reorganization expenses exceeding limits specified in the agreement, the Series D stockholders will still receive $1.34 per share, the common stock and option holders will receive a minimum of 10% of the total purchase price or $0.60 per share based on an assumed total purchase price of $18 million (the actual percentage will be based on a calculation specified in the agreement) and the remainder will be allocated among the Series A, B, and C stock and warrant holders pro rata based upon the original investment amount for such series.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   21
Dividend Policy...........................................................   21
Capitalization............................................................   22
Dilution..................................................................   23
Unaudited Pro Forma Financial Statements..................................   25
Progenitor Selected Historical Financial Data.............................   31
Mercator Selected Historical Financial Data...............................   32
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   33
Business..................................................................   38
Management................................................................   63
Certain Transactions......................................................   79
Principal Stockholders....................................................   86
Description of Capital Stock..............................................   89
Shares Eligible for Future Sale...........................................   94
Underwriting..............................................................   96
Legal Matters.............................................................   98
Experts...................................................................   98
Additional Information....................................................   98
Index to Financial Statements.............................................  F-1


                             ---------------------

    UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                                        , 1997

                            ------------------------

                                LEHMAN BROTHERS
                             GENESIS MERCHANT GROUP
                                   SECURITIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.


SEC Registration Fee..............................................  $  13,933
NASD Filing Fee...................................................      4,583
Nasdaq National Market Listing Fee................................     44,038
Printing and engraving expenses...................................      *
Legal fees and expenses...........................................      *
Accounting fees and expenses......................................      *
Transfer agent and registrar fees.................................      *
Miscellaneous.....................................................      *
                                                                    ---------
    Total.........................................................  $ 950,000
                                                                    ---------
                                                                    ---------


------------------------

*   To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 ("Section 145") of the Delaware General Corporation Law ("DGCL") provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The Certificate of Incorporation and Bylaws of the Registrant provides that the Registrant shall indemnify to the fullest extent permitted by
Section 145, as it now exists or as amended, all persons whom it may indemnify pursuant thereto.

    Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The

Certificate of Incorporation and Bylaws of the Registrant provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL.

    Section 7 of the Form of Underwriting Agreement, filed as Exhibit 1.1 hereto, contains certain provisions relating to indemnification.

    Prior to the closing of the Offering, the Company intends to obtain liability insurance insuring the Company's officers and directors against liabilities that they may incur in such capacities.

    The Registrant has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in its charter documents. These agreements, among other things, provide for the indemnification of the Registrant's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or executive officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which such person provides services at the request of the Registrant to the fullest extent permitted by applicable law. The Registrant believes that these provisions and agreements will assist it in attracting and retaining qualified persons to serve as directors and executive officers.

    The Investors' Agreements provide for cross-indemnification of stockholders of the Company whose shares with registration rights are included in a registration under the Securities Act, and of the Company, its officers and directors for certain liabilities arising in connection with such registration.

    See also the undertakings set out in response to Item 17 herein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since January 1, 1993, the Registrant has issued and sold the following unregistered securities:

    (1) In 1993, the Registrant (a) sold 82,907 shares of Common Stock to Dr. Given for $0.02 per share pursuant to the terms of his employment agreement, (b) issued 11,400 shares of Common Stock to The Ohio University Foundation without additional consideration pursuant to certain antidilution rights contained in a stock purchase agreement with the Registrant and (c) issued a certificate for 14,854 shares of Common Stock to Dr. Cooper in exchange for certificates for 89,121 shares of Common Stock pursuant to a repurchase of Common Stock in connection with the termination of Dr. Cooper's employment agreement with the Registrant.

    (2) In 1994, the Registrant (a) issued 178,750 shares of Common Stock to Dr. Thomas Wagner upon the conversion of the shares of Class B Common Stock held by Dr. Wagner and (b) issued 40,353 shares of Common Stock to The Ohio University Foundation without additional consideration pursuant to certain antidilution rights contained in a stock purchase agreement with the Registrant.

    (3) Between December 1994 and July 1995, the Registrant issued and sold an aggregate of 349,000 shares of Series B Preferred Stock to certain persons and entities for $4.48 per share. In connection with such transaction, the Registrant issued warrants to purchase 22,627 shares of Series B Preferred Stock to designees of Paramount Capital, Inc., the placement agent for such transaction, and warrants to purchase 12,274 shares of Series B Preferred Stock to designees of D.H. Blair & Co., Inc., selected dealer for such transaction, pursuant to rights of such entities under agreements with the Registrant.

    (4) In December 1994, upon the initial closing of the issuance and sale of Series B Preferred Stock described in paragraph (3) above, in exchange for the cancellation of an aggregate of approximately $12.6 million of debt owed by the Registrant to Interneuron, the Registrant issued and sold 2,020,496 shares of Series A Preferred Stock to Interneuron for $6.25 per share.


    (5) In 1996, the Registrant issued (a) 58,333 shares of Common Stock to The Ohio University Foundation pursuant to a Stock Purchase Agreement dated as of February 26, 1996, for $6.00 per share, (b) issued and sold 27,250 shares of Common Stock for $0.20 per share to certain former employees pursuant to the exercise of stock options granted under the 1992 Stock Option Plan, (c) issued and sold 50 shares of Common Stock for $2.00 per share to a former employee pursuant to the exercise of stock options granted under the 1992 Stock Option Plan, (d) issued and sold 5,000 shares of Common Stock for $4.00 per share to a former employee pursuant to the exercise of stock options granted under the 1992 Stock Option Plan and (e) issued and sold 7,500 shares of Common Stock to a former employee for $6.00 per share pursuant to the exercise of stock options granted under the 1992 Stock Option Plan.



    (6) In 1997, the Registrant issued and sold 1,125 shares of Common Stock for $4.00 per share and 188 shares of Common Stock for $5.50 per share to an employee pursuant to the exercise of stock options granted under the 1992 Stock Option Plan.



    (7) Since January 1, 1993, the Registrant granted stock options to employees, consultants, directors, officers and affiliates of the Registrant as described below. From February 1 to June 1, 1993, the Registrant granted stock options under the 1992 Stock Option Plan covering an aggregate of 82,450 shares of Common Stock at an exercise price of $0.20 per share. On June 21, 1993, the Registrant granted stock options under the 1992 Stock Option Plan covering an aggregate of 14,250 shares of Common Stock at an exercise price of $2.00 per share. From June 2, 1993 to December 31, 1994, the Registrant granted stock options under the 1992 Stock Option Plan covering an aggregate of 84,375 shares of Common Stock at an exercise price of $4.00 per share. From March 1, 1995 to February 21, 1996, the Registrant granted stock options under the 1992 Stock Option Plan covering an aggregate of 235,000 shares of Common Stock at an exercise price of $6.00 per share. On May 13, 1996, the Registrant granted stock options under the 1996 Stock Incentive Plan covering an aggregate of 275,000 shares of Common Stock at an exercise price of $9.00 per share. On August 20, 1996, the Registrant granted stock options under the 1996 Stock Incentive Plan covering an aggregate of 110,000 shares of Common Stock at an exercise price of $9.00 per share. On September 10, 1996, the Registrant granted stock options under the 1992 Stock Option Plan covering an aggregate of 1,750 shares of Common Stock at an exercise price of $9.00 per share. On December 30, 1996, the Registrant granted stock options under the 1992 Stock Option Plan covering an aggregate of 12,025 shares of Common Stock at an exercise price of $5.50 per share. Also on December 30, 1996, the Registrant cancelled all outstanding stock options granted from March 1, 1995 to September 10, 1996, and regranted the same number of options under the same plans under which such options had been previously granted, at an exercise price of $5.50 per share.


    The sales and issuances of Common Stock in the transactions described in paragraphs (1), (2) and (5) above other than pursuant to the exercise of stock options were deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

    The issuance and sale of the Series B Preferred Stock in the transactions described in paragraph (3) were deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

    The issuance of the warrants in the transactions described in paragraph (3) was deemed to be exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

    The issuance and sale of the Series A Preferred Stock in the transaction described in paragraph (4) were deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

    The issuances and sales of Common Stock pursuant to the exercise of stock options described in paragraph (5) were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder, or were deemed to be exempt pursuant to Section 4(2) thereof.

    With respect to the grant of stock options described in paragraph (6), exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS.


     +1.1  Form of Underwriting Agreement.
    **2.1  Amended and Restated Agreement and Plan of Reorganization, dated as of February
             14, 1997 (filed as Exhibit 2.1 to the Registration Statement on Form S-4 filed by the Company and incorporated herein by reference).
    **3.1  Form of Restated Certificate of Incorporation of the Company.
    **3.2  Amended and Restated Bylaws of the Company.
    **4.1  Specimen Stock Certificate of the Company.
    **4.2  Reference is made to Exhibits 3.1 and 3.2.
    **4.3  Warrant Agreement for Series A Preferred Stock issued by Mercator Genetics, Inc.
             to Phoenix Leasing Incorporated, dated August 31, 1993.
    **4.4  Warrant Agreement for Series B Preferred Stock issued by Mercator Genetics, Inc.
             to Phoenix Leasing Incorporated, dated October 28, 1994.
    **5.1  Opinion of Morrison & Foerster LLP.
   **10.1  Form of Indemnification Agreement entered into between the Company and its directors and executive officers.
   **10.2  The Company's 1992 Stock Option Plan.
   **10.3  Form of Incentive Stock Option Agreement under the 1992 Stock Option Plan.
   **10.4  Form of Non-Qualified Stock Option Agreement under the 1992 Stock Option Plan.
   **10.5  The Company's 1996 Stock Incentive Plan, as amended and restated as of March 7,
             1997, and form of Stock Option Agreement.
   **10.6  Form of Investors' Rights Agreement, entered into among the Company, Interneuron
             Pharmaceuticals, Inc., Transcell Technologies, Inc., and the holders of the
             Company's Preferred Stock, Series B.
 */**10.7  License Agreement, dated as of January 28, 1992, by and between Scimark Corp.,
             The Castle Group Ltd. and Ohio University, as amended October 15, 1993.
 */**10.8  Sponsored Research Agreement, dated January 31, 1992, by and between Scimark
             Corp. and Ohio University, as amended October 15, 1993, February 16, 1994,
             November 16, 1994 and November 22, 1995.
 */**10.9  License Agreement, dated as of April 1, 1993, by and between the Company and Ohio
             University.
  **10.11  License Agreement, dated as of June 8, 1994, by and between the Company and
             Associated Universities, Inc.
*/**10.12  Standard License Agreement, dated as of September 1, 1994, by and between the
             Company and the Wisconsin Alumni Research Foundation, as amended June 2, 1995.
*/**10.13  License and Collaboration Agreement, dated as of March 31, 1995, by and between the Company and Chiron Corporation, as amended April 10, 1996.
*/**10.14  Sponsored Research and License Agreement, dated as of May 1, 1995, by and between the Company and Novo Nordisk A/S, as amended January 17, 1996 and March 17,
             1996.
*/**10.15  License Agreement, dated as of July 17, 1995, by and between the Company and
             Vanderbilt University.
*/**10.16  License Agreement, dated as of May 30, 1996, by and between the Company and AMRAD
             Developments PTY Ltd.
  **10.17  Lease Agreement, dated as of November 1994, by and between the Company and Thomas
             R. Eggers.
  **10.18  Lease, Service and Affiliation Agreement, entered into as of February 1995, by and between the Company and The Ohio State University.

  **10.19  Employment Agreement, dated January 3, 1993, by and between the Company and
             Douglass B. Given.
  **10.20  Form of Intercompany Services Agreement, dated as of            , 1997, by and
             between the Company and Interneuron Pharmaceuticals, Inc.
  **10.21  Form of Tax Allocation Agreement, dated as of            , 1997, by and between
             the Company and Interneuron Pharmaceuticals, Inc.
  **10.22  The Company's 1996 Employee Stock Purchase Plan.
*/**10.23  License Agreement, dated as of December 31, 1996, by and between the Company and
             Amgen Inc.
*/**10.24  Stock Purchase Agreement, dated as of December 31, 1996, by and between the
             Company and Amgen Inc.
*/**10.25  License Agreement, dated as of January 8, 1997, by and between the Company and
             Associated Universities, Inc., operator of Brookhaven National Laboratory.
*/**10.26  Amended and Restated Sponsored Research and License Agreement, dated as of
             February 21, 1997, by and between the Company and Novo Nordisk A/S.
  **10.27  The Company's 1997 Stock Option Plan.
*/**10.28  License Agreement, dated as of February 1, 1997, by and between Mercator
             Genetics, Inc. and the Board of Trustees of The Leland Stanford Junior
             University.
  **10.29  Lease Agreement, dated July 29, 1993, by and between Mercator Genetics, Inc. and
             WVP Income Plus, III, as amended August 11, 1993, February 7, 1994, October 10,
             1994 and April 27, 1995.
  **10.30  Form of Indemnification Agreement entered into between Mercator Genetics, Inc.
             and its directors and executive officers.
  **10.31  Employment Agreement, dated as of February 14, 1997, by and between the Company and Elliott Sigal.
  **10.32  Loan Agreement, dated as of February 14, 1997, by and between Mercator Genetics,
             Inc. and the Company (filed as Exhibit 10.25 to the Registration Statement on
             S-4 filed by the Company and incorporated herein by reference).
*/**10.33  Scientific Collaboration Agreement, dated February 21, 1997, by and between
             Mercator Genetics, Inc. and Affymetrix, Inc.
*/**10.34  Scientific Collaboration Agreement, dated March 3, 1997, by and between Mercator
             Genetics, Inc. and Affymetrix, Inc.
*/**10.35  Progenitor--Pangea Collaboration Agreement, dated as of March 13, 1997, by and between the Company and Pangea Systems, Inc.
    10.36  Employment Agreement, dated as of May 1997, by and between the Company and
             Douglass B. Given.
   *10.37  Exclusive License Agreement and Option, dated as of April 1, 1997, by and between
             The National Jewish Medical and Research Center and the Company.
   *10.38  Sponsored Research Agreement, dated May 1, 1997, by and between the Ontario
             Cancer Institute/Princess Margaret Hospital and the Company.
   *10.39  Sponsored Research Agreement, dated April 15, 1997, by and between the University of Cambridge and the Company.
   *10.40  Sponsored Research Agreement, dated May 1, 1997, by and between the Board of
             Regents of the University of Nebraska (doing business as the University of
             Nebraska Medical Center) and the Company.
   *10.41  Sponsored Research Agreement, dated May 1, 1997, by and between Ohio University and the Company.
   **21.1  List of subsidiaries of the Company.
     23.1  Consent of Coopers & Lybrand L.L.P., independent accountants.

     23.2  Consent of Ernst & Young LLP, independent auditors.
   **23.3  Consent of Pennie & Edmonds LLP.
   **23.4  Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
   **23.5  Consent of Robert R. Momsen.
   **24.1  Power of Attorney of the Company (see II-7).
   **27.1  Financial Data Schedule.


------------------------

*   Documents for which confidential treatment has been requested.

**  Exhibit previously filed.

+   To be filed by amendment.

    (B) FINANCIAL STATEMENT SCHEDULES.

    None.

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates for the Securities in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation and Bylaws of the Registrant, the DGCL, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered hereunder, the Registrant will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 9, 1997.


                                          PROGENITOR, INC.


                                          By:       /s/ MARK N. K. BAGNALL


                                             -----------------------------------


                                                     Mark N. K. Bagnall
                                                 VICE PRESIDENT, FINANCE AND
                                                   CHIEF FINANCIAL OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                          TITLE                         DATE
------------------------------------------------------  ---------------------------------------  -----------------
                /s/ DOUGLASS B. GIVEN*                  President, Chief Executive Officer and
     -------------------------------------------          Director (Principal Executive             May 9, 1997
            Douglass B. Given, M.D., Ph.D.                Officer)

                /s/ MARK N. K. BAGNALL                  Vice President, Finance and Chief
     -------------------------------------------          Financial Officer (Principal              May 9, 1997
                  Mark N. K. Bagnall                      Financial and Accounting Officer)

                /s/ ROBERT P. AXLINE*
     -------------------------------------------        Director                                    May 9, 1997
                   Robert P. Axline

                 /s/ GLENN L. COOPER*
     -------------------------------------------        Director                                    May 9, 1997
                 Glenn L. Cooper M.D.

             /s/ ALEXANDER M. HAIG, JR.*
     -------------------------------------------        Director                                    May 9, 1997
                Alexander M. Haig, Jr.

                  /s/ MORRIS LASTER*
     -------------------------------------------        Director                                    May 9, 1997
                 Morris Laster, M.D.

                /s/ JERRY P. PEPPERS*
     -------------------------------------------        Director                                    May 9, 1997
                   Jerry P. Peppers

                /s/ DAVID B. SHARROCK*
     -------------------------------------------        Director                                    May 9, 1997
                  David B. Sharrock

             * By /s/ MARK N. K. BAGNALL
                  ----------------------
                  Mark N. K. Bagnall
                   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT
    NO.      EXHIBIT                                                                                           PAGE
-----------  ----------------------------------------------------------------------------------------------  ---------
      +1.1   Form of Underwriting Agreement................................................................
     **2.1   Amended and Restated Agreement and Plan of Reorganization, dated as of February 14, 1997
               (filed as Exhibit 2.1 to the Registration Statement on Form S-4 filed by the Company and incorporated herein by reference)...........................................................
     **3.1   Form of Restated Certificate of Incorporation of the Company..................................
     **3.2   Amended and Restated Bylaws of the Company....................................................
     **4.1   Specimen Stock Certificate of the Company.....................................................
     **4.2   Reference is made to Exhibits 3.1 and 3.2.....................................................
     **4.3   Warrant Agreement for Series A Preferred Stock issued by Mercator Genetics, Inc. to Phoenix
               Leasing Incorporated, dated August 31, 1993.................................................
     **4.4   Warrant Agreement for Series B Preferred Stock issued by Mercator Genetics, Inc. to Phoenix
               Leasing Incorporated, dated October 28, 1994................................................
     **5.1   Opinion of Morrison & Foerster LLP............................................................
    **10.1   Form of Indemnification Agreement entered into between the Company and its directors and executive officers..........................................................................
    **10.2   The Company's 1992 Stock Option Plan..........................................................
    **10.3   Form of Incentive Stock Option Agreement under the 1992 Stock Option Plan.....................
    **10.4   Form of Non-Qualified Stock Option Agreement under the 1992 Stock Option
               Plan........................................................................................
    **10.5   The Company's 1996 Stock Incentive Plan, as amended and restated as of March 7, 1997, and form of Stock Option Agreement...................................................................
    **10.6   Form of Investors' Rights Agreement, entered into among the Company, Interneuron
               Pharmaceuticals, Inc., Transcell Technologies, Inc., and the holders of the Company's
               Preferred Stock, Series B...................................................................
  */**10.7   License Agreement, dated as of January 28, 1992, by and between Scimark Corp., The Castle
               Group Ltd. and Ohio University, as amended October 15, 1993.................................
  */**10.8   Sponsored Research Agreement, dated January 31, 1992, by and between Scimark Corp. and Ohio
               University, as amended October 15, 1993, February 16, 1994, November 16, 1994 and November
               22, 1995....................................................................................
  */**10.9   License Agreement, dated as of April 1, 1993, by and between the Company and Ohio
               University..................................................................................
    **10.11  License Agreement, dated as of June 8, 1994, by and between the Company and Associated
               Universities, Inc...........................................................................
  */**10.12  Standard License Agreement, dated as of September 1, 1994, by and between the Company and the
               Wisconsin Alumni Research Foundation, as amended June 2, 1995...............................
  */**10.13  License and Collaboration Agreement, dated as of March 31, 1995, by and between the Company and Chiron Corporation, as amended April 10, 1996...........................................
  */**10.14  Sponsored Research and License Agreement, dated as of May 1, 1995, by and between the Company and Novo Nordisk A/S, as amended January 17, 1996 and March 17, 1996........................
  */**10.15  License Agreement, dated as of July 17, 1995, by and between the Company and Vanderbilt
               University..................................................................................
  */**10.16  License Agreement, dated as of May 30, 1996, by and between the Company and AMRAD Developments
               PTY Ltd.....................................................................................
    **10.17  Lease Agreement, dated as of November 1994, by and between the Company and Thomas R. Eggers...
    **10.18  Lease, Service and Affiliation Agreement, entered into as of February 1995, by and between the
               Company and The Ohio State University.......................................................

  EXHIBIT
    NO.      EXHIBIT                                                                                           PAGE
-----------  ----------------------------------------------------------------------------------------------  ---------
    **10.19  Employment Agreement, dated January 3, 1993, by and between the Company and Douglass B.
               Given.......................................................................................
    **10.20  Form of Intercompany Services Agreement, dated as of            , 1997, by and between the
               Company and Interneuron Pharmaceuticals, Inc................................................
    **10.21  Form of Tax Allocation Agreement, dated as of            , 1997, by and between the Company
               and Interneuron Pharmaceuticals, Inc........................................................
    **10.22  The Company's 1996 Employee Stock Purchase Plan...............................................
  */**10.23  License Agreement, dated as of December 31, 1996, by and between the Company and Amgen Inc....
  */**10.24  Stock Purchase Agreement, dated as of December 31, 1996, by and between the Company and Amgen
               Inc.........................................................................................
  */**10.25  License Agreement, dated as of January 8, 1997, by and between the Company and Associated
               Universities, Inc., operator of Brookhaven National Laboratory..............................
  */**10.26  Amended and Restated Sponsored Research and License Agreement, dated as of February 21, 1997, by and between the Company and Novo Nordisk A/S.............................................
    **10.27  The Company's 1997 Stock Option Plan..........................................................
  */**10.28  License Agreement, dated as of February 1, 1997, by and between Mercator Genetics, Inc. and the Board of Trustees of The Leland Stanford Junior University..............................
    **10.29  Lease Agreement, dated July 29, 1993, by and between Mercator Genetics, Inc. and WVP Income
               Plus, III, as amended August 11, 1993, February 7, 1994, October 10, 1994 and April 27,
               1995........................................................................................
    **10.30  Form of Indemnification Agreement entered into between Mercator Genetics, Inc. and its directors and executive officers............................................................
    **10.31  Employment Agreement, dated as of February 14, 1997, by and between the Company and Elliott
               Sigal.......................................................................................
    **10.32  Loan Agreement, dated as of February 14, 1997, by and between Mercator Genetics, Inc. and the
               Company (filed as Exhibit 10.25 to the Registration Statement on S-4 filed by the Company and incorporated herein by reference).......................................................
  */**10.33  Scientific Collaboration Agreement, dated February 21, 1997, by and between Mercator Genetics,
               Inc. and Affymetrix, Inc....................................................................
  */**10.34  Scientific Collaboration Agreement, dated March 3, 1997, by and between Mercator Genetics,
               Inc. and Affymetrix, Inc....................................................................
  */**10.35  Progenitor--Pangea Collaboration Agreement, dated as of March 13, 1997, by and between the
               Company and Pangea Sytems Inc...............................................................
      10.36  Employment Agreement, dated as of May 1997, by and between the Company and Douglass B.
               Given.......................................................................................
     *10.37  Exclusive License Agreement and Option, dated as of April 1, 1997, by and between The National
               Jewish Medical and Research Center and the Company..........................................
     *10.38  Sponsored Research Agreement, dated May 1, 1997, by and between the Ontario Cancer
               Institute/Princess Margaret Hospital and the Company........................................
     *10.39  Sponsored Research Agreement, dated April 15, 1997, by and between the University of Cambridge and the Company.............................................................................
     *10.40  Sponsored Research Agreement, dated May 1, 1997, by and between the Board of Regents of the
               University of Nebraska (doing business as the University of Nebraska Medical Center) and the
               Company.....................................................................................
     *10.41  Sponsored Research Agreement, dated May 1, 1997, by and between Ohio University and the
               Company.....................................................................................
    **21.1   List of subsidiaries of the Company...........................................................
      23.1   Consent of Coopers & Lybrand L.L.P., independent accountants..................................
      23.2   Consent of Ernst & Young LLP., independent auditors...........................................

  EXHIBIT
    NO.      EXHIBIT                                                                                           PAGE
-----------  ----------------------------------------------------------------------------------------------  ---------
    **23.3   Consent of Pennie & Edmonds LLP...............................................................
    **23.4   Consent of Morrison & Foerster LLP (included in Exhibit 5.1)..................................
    **23.5   Consent of Robert R. Momsen...................................................................
    **24.1   Power of Attorney of the Company (see II-7)...................................................
    **27.1   Financial Data Schedule.......................................................................


------------------------

*   Documents for which confidential treatment has been requested.

**  Exhibit previously filed.

+   To be filed by amendment.